UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
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Hunt Mining Corp.
(Exact name of registrant as specified in its charter)

Alberta	1041
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)

1611 N. Molter Road, Suite 201
Liberty Lake, WA 99019
(509)-892-5287
(Address of principal executive offices, including zip code, and telephone number, including area code)

Tim Hunt, Executive Chairman and Director of the Corporation
Hunt Mining Corp.
1611 Molter Ste. 201
Liberty Lake, WA  99019
(509) 892-5287
(Name, address, including zip code, and telephone number, including area code, of agent of service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

CALCULATION OF REGISTRATION FEE [1]

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, without par value	50,000,000	$0.10	$5,000,000	$573
TOTAL	50,000,000	--	$5,000,000	$573

[1]   Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to Completion: Dated June 8, 2012

Hunt Mining Corp (Hunt Mining) is minority owned (41.15%) by HuntMountain Resources Ltd, (“HuntMountain”), whose assets predominantly consist of Hunt Mining common shares. HuntMountain intends to distribute its holdings of Hunt Mining shares to the shareholders of HuntMountain. This prospectus is being furnished in connection with the registration of Hunt Mining common shares in the United States in anticipation of the intended distribution by HuntMountain to holders of its shares of common stock, shares of common stock of Hunt Mining Corp.

HuntMountain Resources Ltd. has informed Hunt Mining Corp. that it intends to distribute Hunt Mining shares to Hunt Mountain’s shareholders. Each such holder of HuntMountain shares will receive one share of Hunt Mining common stock for every 2.8510965 shares of HuntMountain Resources Ltd. common stock held on the record date, with any fractional shares deleted, or as adjusted after remitting payment for all obligations of HuntMountain prior to the distribution of Hunt Mining shares. Share owners will not receive cash in lieu of fractional shares, and fractional shares will be rounded down to the next whole share.

No shareowner approval of the distribution by Hunt Mining shareholders is required or sought. Washington law does not require HuntMountain Resources Ltd. shareholder approval of the distribution of Hunt Mining shares. There is no current trading market in the United States for Hunt Mining common stock; however, the effectivity of this prospectus will enable Hunt Mining to establish a trading market for its common stock so that shares distributed to HuntMountain shareholders will be tradable.  HuntMountain Resources Ltd. shareholders will qualify for non-recognition of gain after the distribution.

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It’s illegal to tell you otherwise.

THE DATE OF THIS PROSPECTUS IS JUNE 8, 2012

TABLE OF CONTENTS
PART I

Item 1:	Forepart of Registration Statement and Outside Front Cover Page of Prospectus………………..............	1

Item 2:	Inside Front and Outside Back Cover Pages of Prospectus………….……………….…………...…..........	2

Item 3:	Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges…………………….............	6
	Prospectus Summary…………………………………………………………….…..…………………........	6
	Company Information...………….…………………………………………………………..…………..........	6
	Business Overview…………………………………………………………………………………….…......	7
	Risk Factors…………………………………………………………………………………………..….......	8

Item 4:	Information with Respect to the Registrant and the Offering………………………………………............	12
	Directors and Senior Management…………………………………………………………………….........	12
	Auditors…………………………………………………………………………………………………........	13
	Offer Statistics and Expected Timetable……………………………………………………………….........	13
	Key Information……………………………………………………………..…………………………..........	13
	Forward Looking Statement……………………………………………………………………………........	17
	Three Year History……………………………………………………………………………………...........	19
	Properties……………………………………………………………………………………………….........	24
	Unresolved Staff Comments…………………………………………………………………………….........	40
	Operating and Financial Review and Prospects………………………………………………………..........	40
	Off Balance Sheet Arrangements……………………………………………………………………….......	47
	Directors and Senior Management and Employees…………………………………………….…..….........	47
	Major Shareholders and Related Party Transactions………………………………………………............	65
	Interests of Experts and Counsel……………………………………………………………………….........	68
	Where You Can Find More Information………………….……………………………………...……..........	68
	Financial Statements for Years Ending December 31, 2011 and 2010…….…………...…………….........	69
	Financial Statements for Three Month Periods Ending March 31, 2012 and 2011…….…………............	108
	Market for Registrant’s Common Stock…………………………………………………………...….........	124
	Legal Matters….………………………………………………………………………………….……..........	125

Item 4A:	Material Changes…………………………………………………………….…………………………........	126

Item 5:	Incorporation of Certain Information by Reference…………………………………………….……..........	126

Item 5A:	Disclosure of Commission Position on Indemnification for Securities Act Liabilities……………...........	126

	PART II

Item 6:	Indemnification of Directors and Officers……………………………………..………………………........	127

Item 7:	Recent Sales of Unregistered Securities…………………………………………………………….......….	127

Item 8:	Exhibits and Financial Statement Schedules………………………………………………………........…..	128

Item 9:	Undertakings………………………………………………………………………………………........……	128

	Signatures………………………………………………………………………………………….….....…..	130

Through and including August 07, 2012 (the 90th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

ITEM 3:                 SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES

PROSPECTUS SUMMARY

The following summary highlights, and should be read in conjunction with, the more detailed information contained elsewhere in this prospectus. You should read carefully the entire document, including our financial statements and related notes, to understand our business, our common shares and the other considerations that are important to your decision to invest in our common shares. You should pay special attention to the “Risk Factors” section on page 10.

The phrase “fiscal year” refers to the twelve months ended December 31 of the relevant year. All references to “$” or “dollars”, are expressed in Canadian dollars unless otherwise indicated. All financial information with respect to us has been prepared in accordance with generally accepted accounting principles in Canada (if prepared prior to January 1, 2011) or IFRS (if prepared after January 1, 2011), unless otherwise indicated.

COMPANY INFORMATION

Name and Incorporation

Hunt Mining Corp, previously known as Sinomar Capital Corporation, is a mineral exploration company incorporated on January 10, 2006 under the laws of Alberta, Canada and together with our subsidiaries, is engaged in the exploration of mineral properties in Santa Cruz Providence, Argentina. Prior to December 23, 2009 we (Hunt Mining Corp.) were a Capital Pool Company within the meaning ascribed by Policy 2.4 of the TSX Venture Exchange (“TSXV”). On that date we completed our Qualifying Transaction, the acquisition of all of the issued and outstanding shares of Cerro Cazador, S.A. (“CCSA”), an Argentine minerals exploration company, in a reverse takeover transaction (“RTO”).  Subsequent to the RTO, we changed our name to Hunt Mining Corp.

As of the date of this prospectus, we are in the process of exploring of mineral properties in Argentina. On the basis of information to date it has not yet been determined whether these properties contain economically recoverable ore reserves. The underlying value of the mineral properties is entirely dependent upon the existence of economically recoverable reserves, our ability to obtain the necessary financing to complete development and upon future profitable production. Mineral property interests represent acquisition costs incurred to date, less amounts amortized and/or written off and do not necessarily represent present or future values.

Corporate Headquarters

Our offices are located at: 1611 N. Molter Road, Suite 201, Liberty Lake, Washington, USA, 99019.  Our phone number is 509-892-5287.

Subsidiaries

We have three subsidiaries, CCSA, 1494716 Alberta Ltd. and Hunt Gold USA LLC. CCSA, our primary operating subsidiary, was incorporated pursuant to Argentine law on February 13, 2006 and registered before the General Inspection of Corporations of Buenos Aires on March 30, 2006. CCSA’s head office is located at Paraná 275, Piso 3, Dpto. 6. (C1017AAE), Buenos Aires, Argentina.  CCSA’s registered and records office is located at Carlos Pellegrini 1135, Piso 2, (C1009ABW), Buenos Aires, Argentina.

1494716 Alberta Ltd. was incorporated under the Business Corporations Act (Alberta) in November of 2009. The head office of 1494716 Alberta Ltd. is located at 1611 N. Molter Road, Suite 201, Liberty Lake, Washington, USA, 99019 and the our registered and records office is located at Suite 1900, 736 – 6th Avenue SW, Calgary, Alberta, T2P 3T7. 1494716 Alberta Ltd. has one director, Alan Chan, who is also one of the directors of the Company.

Hunt Gold USA LLC was incorporated in Washington State in November of 2009. The head office and registered office of Hunt Gold USA LLC is located at 1611 N. Molter Road, Suite 201, Liberty Lake, Washington, USA, 99019.

Inter-Corporate Relationships

Under Argentine law, CCSA is required to have two shareholders. In order to abide by this law, management created 1494716 Alberta Ltd., an Alberta corporation and wholly owned subsidiary of the Company, to be the second shareholder of CCSA.  As of the date of this prospectus, the issued shares of CCSA were owned as to 95% by us and 5% by 1494716 Alberta Ltd.

BUSINESS OVERVIEW

General

We are a mineral exploration company focusing on the exploration of precious metals in South America. Hunt Mining’s principal properties, as fully described in “Three Year History” in the Information on the Company section of this document, are all located in Santa Cruz Province, Argentina.

CCSA, an indirectly wholly-owned subsidiary of the Company, has focused exclusively on gold exploration activity since inception and Company does not produce any gold or other precious metals. We have never generated revenue or cash flow from operations. Hunt Mining and CCSA have relied upon external equity and debt financing to fund all exploration activities.

Based on all of our exploration activity, as fully described in “Three Year History” in the Information on the Company section of this document, Hunt Mining cannot project mineral production or resultant financial returns.

Production

We are at an exploration stage of corporate development and therefore we cannot predict the potential method of production if any exploration project ever reaches a productive state.

Competitive Conditions

Hunt Mining operates in a highly competitive industry. In an environment of generally rising precious metals prices, favorable equity market conditions and publicized exploration results in our primary operating areas Hunt Mining has encountered significantly increased competitive conditions. We have encountered, and are expected to continue to encounter, challenges accessing qualified exploration personnel, drilling contractors and drill rigs, mineral properties and access to capital.

Employees

CCSA employs approximately twenty people in Argentina. Hunt Mining employs five people at our headquarters in Liberty Lake, Washington.

Foreign Operations

All of the Hunt Mining’s exploration activity is in Argentina and therefore we are highly dependent on foreign operations.

Reorganizations

We completed a Qualifying Transaction pursuant to Policy 2.4 of the TSXV, as fully described in the section “Three Year History” of this document.

RISK FACTORS

The mining business is inherently risky in nature. Exploration activities are based on professional judgments and statistically‐based tests and calculations and often yield few rewarding results. Mineral properties are often non‐productive for reasons that cannot be anticipated in advance and operations may be subject to numerous risks. As a result, an investment in the Common Shares should be considered highly speculative and prospective investors should carefully consider all of the information disclosed in this prospectus prior to making an investment. In addition to the other information presented in this prospectus, the following risk factors should be given special consideration when evaluating an investment in the Common Shares.

No History of Earnings

Hunt Mining has no history of earnings. Our properties are in the exploration state and there are no known commercially mineable mineral deposits on our properties.

Title Risks

Although CCSA has exercised due diligence with respect to determining title to the properties in which it has a material interest, there is no guarantee that title to such properties will not be challenged or impugned. Our mineral property interests may be subject to prior unregistered agreements or transfers and title may be affected by undetected defects. Until competing interests, if any, in the mineral lands have been determined, we can give no assurance as to the validity of title to those lands or the size of such mineral lands.

Exploration and Development

Resource exploration and development is a highly speculative business, characterized by a number of significant risks including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits that, though present, are insufficient in quantity and quality to return a profit from production. The marketability of minerals we acquire or discover may be affected by numerous factors that are beyond our control and that cannot be accurately predicted, such as market fluctuations, the proximity and capacity of milling facilities, mineral markets and processing equipment, and such other factors as government regulations, including regulations relating to royalties, allowable production, the import and export of minerals and environmental protection, the combination of which may result in us not receiving an adequate return of investment capital.

All of the claims in which we have acquired or have a right to acquire an interest are in the exploration stage only and are without a known commercially-mineable ore body. Development of the subject mineral properties would follow only if favorable exploration results are obtained.

There is no assurance that Hunt Mining’s mineral exploration and development activities will result in any discoveries of commercial bodies of ore. The long-term profitability of our operations will in part be directly related to the costs and success of our exploration programs, which may be affected by a number of factors.

Substantial expenditures are required to establish reserves through drilling and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis.

To date, we have not completed all of the required expenditures as outlined in the Bajo Pobré “Lease to Purchase Option Agreement.” These expenditures relate to the work commitment on the Bajo Pobré property. We have not yet secured a contract amendment in this regard.

Cycles

Exploration activity in our primary operating area is seasonal in nature. Exploration activity generally becomes more difficult during the winter months in Santa Cruz province. During the warmer months exploration activity generally increases, which increases demand for qualified exploration personnel, drilling contractors and drill rigs.

Worldwide cycles of economic growth, interest rates, inflation rates and other economic factors can have a profound impact on the demand and realizable sale prices for precious metals and base metals over time. Relatively high metals prices can improve the probability that a mineral deposit could be developed into an economic producing property. In contrast, relatively low metals prices can reduce the probability that a mineral deposit could be developed into a producing property. The relative attractiveness of all mineral deposits is therefore highly dependent on metals prices and overall macroeconomic activity. Thus, mineral exploration activity is closely tied to the worldwide markets for precious metals and base metals.

Hunt Mining’s ability to explore for precious metals is dependent on access to external equity and debt financing and therefore our business is highly sensitive to macroeconomic changes over time. During times of economic growth and favorable equity market conditions our access to capital is better than during times of poor economic growth and weak equity market conditions. Therefore, Hunt Mining’s ability to explore for precious metals and base metals is highly sensitive to changing equity market conditions.

Economic Dependence and Changes to Contracts

Hunt Mining’s right to explore the La Josefina project relates to the CCSA/Fomicruz Agreement as described in the La Josefina Technical Report. Since the La Josefina property is our primary exploration property, we are economically dependent on one contract and one business partner.

Uninsured or Uninsurable Risks

Exploration, development and production of mineral properties is subject to certain risks, and in particular, unexpected or unusual geological operating conditions including rock bursts, cave-ins, fires, flooding and earthquakes may occur. It is not always possible to insure fully against such risks and we may decide not to take out insurance against such risks as a result of high premiums or for other reasons. Should such liabilities arise, they could have a material adverse impact on Hunt Mining’s operations and could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of our securities.

Operating Hazards and Risks

Mineral exploration and development involves risks which even a combination of experience, knowledge and careful examination may not be able to overcome. Operations in which we have a direct or indirect interest will be subject to hazards and risks normally incidental to exploration, developments and production of minerals, any of which could result in work stoppages, damage to or destruction of property, loss of life and environmental damage. We plan to carry commercial general liability insurance in the amount of $2,000,000 for such risks and make efforts to ensure our contractors have adequate insurance coverage. The nature of these risks is such that liabilities might exceed insurance policy limits, the liabilities and hazards might not be insurable or we may elect not to insure ourselves against such liabilities due to high premium costs or other factors. Such liabilities may have a materially adverse effect upon our financial condition.

Environmental Risks, Regulations, Permits and Licenses and Other Regulatory Requirements

Our operations may be subject to environmental regulations promulgated by government agencies from time to time. Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailings disposal areas that would result in environmental pollution. A breach of such legislation may result in the imposition of fines and penalties. In addition, certain types of operations require the submission and approval of environmental impact assessments. Environmental legislation is evolving in a manner that means standards are stricter, and enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Our operations, including development activities and commencement of production on our properties, require permits from various federal, provincial or territorial and local governmental authorities, and such operations are and will be governed by laws, and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.

Such operations and exploration activities are also subject to substantial regulation under applicable laws by governmental agencies that may require that we obtain permits from various governmental agencies. There can be no assurance, however, that all permits that we may require for our operations and exploration activities will be obtainable on reasonable terms or on a timely basis or that such laws and regulations will not have an adverse effect on any mining project which we might undertake.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of mining activities and may have civil or criminal fine or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on us and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

Competition

The mining industry is intensely and increasingly competitive in all its phases, and we will compete with other companies that have greater financial and technical resources. Competition in the precious metals mining industry is primarily for mineral rich properties which can be developed and produced economically and businesses compete for the technical expertise to find, develop, and produce such properties, the skilled labor to operate the properties and the capital for the purpose of financing development of such properties. Such competition could adversely affect our ability to acquire suitable producing properties or prospects for mineral exploration, recruit or retain qualified employees or acquire the capital necessary to fund our operations and develop our properties.

Specialized Skill and Knowledge

Hunt Mining’s business requires specialized skills and knowledge in the areas of geology, exploration planning, drilling and regulatory compliance. We have been able to engage and retain qualified professionals capable of providing all required services in Argentina and the United States. The ability to retain qualified professionals with background and experience specific to our projects and business plan cannot be assured.

Dependence on Management

We are largely dependent on the performance of our directors and officers. There is no assurance we will be able to maintain the services of our directors and officers or other qualified personnel required to operate our business. The loss of the services of these persons could have a material adverse effect on us and our prospects.

Fluctuating Mineral Prices

The mining industry is heavily dependent upon the market price of metals or minerals being mined. There is no assurance that, even if commercial quantities of mineral resources are discovered, a profitable market will exist at the time of sale. Factors beyond our control may affect the marketability of metals or minerals discovered, if any. Metal prices have fluctuated widely, particularly in recent years, and we will be affected by numerous factors beyond our control. The effect of these factors on our operations cannot be predicted. If mineral prices decline significantly, it could affect our decision to proceed with further exploration of our properties.

Future Financing

Our continued operation will be dependent upon our ability to generate operating revenues and to procure additional financing. There can be no assurance that any such revenues can be generated or that other financing can be obtained on acceptable terms to us, if at all. Failure to obtain additional financing on a timely basis may result in delay or indefinite postponement of further exploration and development or forfeiture of some rights in some or all of our properties. If additional financing is raised by the issuance of shares from treasury, control of the Company may change and shareholders may suffer additional dilution. If adequate funds are not available, or are not available on acceptable terms, we may not be able to further explore and develop our properties, take advantage of other opportunities, or otherwise remain in business. Events in the equity market may impact our ability to raise additional capital in the future.

Future Acquisitions

As part of our business strategy, we may seek to grow by acquiring companies, assets or establishing joint ventures that it believes will complement our current or future business. We may not effectively select acquisition candidates or negotiate or finance acquisitions or integrate the acquired businesses and their personnel or acquire assets for our business. We cannot guarantee that it can complete any acquisition it pursues on favorable terms, or that any acquisitions competed will ultimately benefit our business.

Volatility of Share Price

In recent years, the securities markets in the United States and Canada, and the TSX Venture Exchange in particular, have experienced a high level of price and volume volatility, and the market prices of securities of many companies have experienced wide fluctuations in price that have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. There can be no assurance that continual fluctuations in price will not occur. It may be anticipated that any quoted market for the shares will be subject to market trends and conditions generally, notwithstanding any potential success in creating revenues, cash flows or earnings.

Conflicts of Interest

Some of our directors and officers are and may continue to be involved in the mining and mineral exploration industry through their direct and indirect participation in corporations, partnerships or joint ventures which are potential competitors of Hunt Mining. Situations may arise in connection with potential acquisitions or opportunities where the other interests of these directors and officers may conflict with our interests. Our directors and officers with conflicts of interest will be subject to and follow procedures set out in applicable corporate and securities legislation, regulation, rules and policies.

Reliability of Historical Information

We have relied, and the La Josefina Technical Report is based, in part, upon historical data compiled by previous parties involved with the La Josefina project. To the extent that any of such historical data is inaccurate or incomplete, our exploration plans may be adversely affected.

Dividends

We have never paid a dividend on our Common Shares. It is not anticipated that we will pay any dividends on our Common Shares in the foreseeable future.

Currency Exchange Rates

We will maintain most of our working capital in Canadian and United States dollars. However, a significant portion of Hunt Mining’s operating costs are incurred in Argentinean pesos. Accordingly, we will be subject to fluctuations in the rates of currency exchange between the Canadian, United States dollar and the Argentinean peso and these fluctuations could materially affect our financial position and results of operations as costs may be higher than anticipated. The costs of goods and services could increase due to changes in the value of the Canadian dollar, the United States dollar, or the Argentinean peso. Consequently, operation and development of our properties might be more costly than we anticipate.

Economic and Political Instability in Argentina

All of our material properties are located in Argentina. There are risks relating to an uncertain or unpredictable political and economic environment in Argentina. During an economic crisis in 2002 and 2003, Argentina defaulted on foreign debt repayments and on the repayment on a number of official loans to multinational organizations. In addition, the Argentinean government has renegotiated or defaulted on contractual arrangements. In January, 2008, the Argentinean government reassessed its policy and practice in respect of export duties and began levying export duties on mining companies operating in the country.

There also is the risk of political violence and increased social tension in Argentina and Argentina has experienced periods of civil unrest, crime and labor unrest.

Certain political and economic events such as acts or failures to act by a government authority in Argentina, and acts of political violence in Argentina, could have a material adverse effect on our ability to operate.

Limitations on the Transfer of Cash or Other Assets

We are a Canadian company that is conducting operations through foreign (principally Argentinean) subsidiaries, and substantially all of our assets consist of equity in these entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and each of our foreign subsidiaries or joint venture partners, or among our foreign subsidiaries and joint venture partners, could restrict our ability to fund our operations efficiently. Any such limitations, or the perception that such limitations might exist now or in the future, could have an adverse impact on available credit and our valuation and stock price.

Current Global Economic Conditions

Recent market events and conditions, including disruptions in the international credit markets and other financial systems and the deterioration of global economic conditions, could impede our access to capital or increase our cost of capital. Failure to raise capital when needed or on reasonable terms may have a material adverse effect on our business, financial condition and results of operations.

Service of Process

A majority of our directors and all of our officers reside outside of Canada and it will therefore be difficult to effect service of process (service of legal proceedings) on such directors and officers.

ITEM 4:                 INFORMATION WITH RESPECT TO THE REGISTRANT AND THE OFFERING

DIRECTORS AND SENIOR MANAGEMENT

Our directors and senior management, their positions and state or province of residence are as follows:

Tim Hunt(2), Washington, USA	Executive Chairman and Director
Matthew Hughes, Washington, USA	President, Chief Executive Officer and Director
Matthew Fowler, Washington, USA	Chief Financial Officer
Andrew Gertler(1), Quebec, Canada	Director
Bryn Harman, Washington, USA	Former Chief Financial Officer, Director
Darrick Hunt, Washington, USA	Director
Alan Chan(1) (2), Alberta, Canada	Director
Scott Brunsdon(1) (2), Washington, USA	Director
Jacques Perron, P.Eng., Ontario, Canada	Director
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.

AUDITORS

MNP LLP replaced our former auditors, Lo Porter Hétu (“LPH”), who resigned effective February 1, 2010. Our shareholders appointed MNP LLP as auditors of the Company effective February 1, 2010.

MNP LLP has offices at Suite 300, 622 5th Avenue S.W., Calgary, Alberta T2P 0M6.  Their telephone number is 877-500-0792.

OFFER STATISTICS AND EXPECTED TIMETABLE

Common shares offered by selling shareholders	50,000,000 shares

Common shares to be outstanding before and after the offering	50,000,000 shares

Estimated initial public offering price	$0.20 per share or at the market, should the shares begin trading on the Bulletin Board operated by the National Association of Securities Dealers, Inc.

Use of proceeds	No proceeds will be received by us. All proceeds will be received by selling shareholders.

Hunt Mining Corp (Hunt Mining) is minority owned (41.15%) by HuntMountain Resources Ltd, (“HuntMountain”), whose assets predominantly consist of Hunt Mining common shares. HuntMountain intends to distribute its holdings of Hunt Mining shares to the shareholders of HuntMountain. This prospectus is being furnished in connection with the registration of Hunt Mining common shares in the United States in anticipation of the intended distribution by HuntMountain to holders of its shares of common stock, shares of common stock of Hunt Mining Corp.

HuntMountain Resources Ltd. has informed Hunt Mining Corp. that it intends to distribute Hunt Mining shares to Hunt Mountain’s shareholders. Each such holder of HuntMountain shares will receive one share of Hunt Mining common stock for every 2.8510965 shares of HuntMountain Resources Ltd. common stock held on the record date, with any fractional shares deleted, or as adjusted after remitting payment for all obligations of HuntMountain prior to the distribution of Hunt Mining shares. Share owners will not receive cash in lieu of fractional shares, and fractional shares will be rounded down to the next whole share.

No shareowner approval of the distribution by Hunt Mining shareholders is required or sought. Washington law does not require HuntMountain Resources Ltd. shareholder approval of the distribution of Hunt Mining shares. There is no current trading market in the United States for Hunt Mining common stock; however, the effectivity of this prospectus will enable Hunt Mining to establish a trading market for its common stock so that shares distributed to HuntMountain shareholders will be tradable.  HuntMountain Resources Ltd. shareholders will qualify for non-recognition of gain after the distribution.

KEY INFORMATION

Capitalization and Indebtedness

The following table sets forth our capitalization at December 31, 2011 on a historical basis and as adjusted to reflect the sale of the shares:

Stockholder’s Equity
Preferred Stock: Unlimited shares authorized with no par value
20,881,493 shares issued and outstanding	$177,417
Common Stock: Unlimited shares authorized with no par value
100,613,330 issued and outstanding	$25,885,064
Contributed surplus	$3,159,826
Warrants	$5,860,183
Deficit	$(24,324,113)
Accumulated other comprehensive income	$(129,518)
Total Stockholder’s Equity	$10,628,859

Outstanding Share Data

Our authorized share capital consists of an unlimited number of common shares and preferred shares without nominal or par value.  As at June 8, 2012, our outstanding equity and convertible securities were as follows:

Securities	Outstanding
Voting equity securities issued and outstanding	121,494,823 common shares(1)
Securities convertible or exercisable into voting equity securities – stock options	Stock options to acquire up to 7,247,470 common shares
Securities convertible or exercisable into voting equity securities – warrants
12,658,950 warrants to acquire 12,658,950 common shares at an exercise price of $0.35 per share before November 30, 2013 (2)
12,822,500 warrants to acquire 12,822,500 common shares at an exercise price of $0.65 per share before June 14, 2013 (7)

Securities convertible or exercisable into voting equity securities – agent’s options	572,996 agent’s options to acquire up to 572,996 common shares at an exercise price of $0.30 prior to December 23, 2012(3)
Securities convertible or exercisable into voting equity securities – broker’s warrants
453,334 warrants to acquire 453,334 units, each consisting of one common shares and one half of one common share purchase  warrant, at an exercise price of $0.30 prior to December 23, 2012(4); 2,671,894 broker warrants to acquire one broker compensation unit at an exercise price of $0.35 per share on or before November 30, 2013 where each broker compensation warrant will consist of one common share and one half of one common share purchase warrant exercisable at $0.35 prior to November 30, 013(5); 1,788,150 broker compensation options to acquire 1,788,150 units, each consisting of one common shares and one half of one common share purchase  warrant, at an exercise price of $0.45 prior to June 14, 2013(8)

Securities convertible or exercisable into voting equity securities – compensation warrants	55,910 broker warrants to acquire one common share at an exercise price of $0.35 per share on or before November 30, 2013 (6)

Table Notes:

(1)
20,881,493 convertible preferred shares were issued to HuntMountain Resources Ltd., CCSA’s former parent corporation, on December 23, 2009 in partial consideration for the Qualifying Transaction.  These shares will be converted to common shares concurrent with the effectivity of this registration statement.

(2)
On November 30, 2010, we issued 28,420,900 units pursuant to a short form prospectus offering. Each unit consisted of one common share and one half share purchase warrant exercisable at $0.35 per warrant before November 30, 2013.

(3)
In conjunction with a brokered private placement, we granted an option to Wolverton Securities Ltd. (“Wolverton”) to purchase 666,663 common shares at an exercise price of $0.30 per share, exercisable until December 22, 2012.

(4)
In conjunction with a private placement we granted to Wolverton a broker’s warrant to purchase 500,000 units, where each unit will consist of one common share and one half of one share purchase warrant, exercisable at an exercise price of $0.30 before December 23, 2012. The warrants issuable pursuant to this agent’s option have an expiration date of December 23, 2010 and therefore any exercise of this broker’s warrant will not result in the issuance of any new warrants. We also issued 50,000 units, where each unit consisted of one common share and one half of one common share purchase warrant with a exercise price of $0.60 and expiration date of December 23, 2010, as a due diligence fee to Wolverton in connection with the qualifying transaction. Exercise of any of the 50,000 due diligence units would not result in the granting of additional options.
(5)
In conjunction with the November 30, 2010 offering, we granted broker compensation warrants to purchase 2,842,090 broker compensation units at an exercise price of $0.30 per share on or before November 30, 2013. Each broker compensation unit will consist of one common share and one half of one common share purchase warrant exercisable at $0.35 prior to November 30, 2013.

(6)	Issued upon cashless exercise of broker compensation warrants issued on November 30, 2010.
(7)
In conjunction with the June 14, 2011 bought-deal private placement, we issued 25,645,000 units pursuant to a short form prospectus offering. Each unit consisted of one common share and one half share purchase warrant exercisable at $0.65 per warrant before June 14, 2013.

(8)
In conjunction with the June 14, 2011 bought-deal private placement, we granted broker compensation options to purchase 1,788,150 broker compensation units at an exercise price of $0.45 per share on or before June 14, 2013. Each broker compensation unit will consist of one common share and one half of one common share purchase warrant exercisable at $0.65 prior to June 14, 2013.

Common Stock

The holders of Common Shares are entitled to dividends, if, as and when declared by the board of directors, to one vote per share at our shareholders’ meetings and, upon liquidation, to receive such assets of the Company as are distributable to the holders of the Common Shares. Further, the holders of Common Shares;

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

There are currently no preferred shares outstanding.  On December 23, 2009, in partial consideration for the Qualifying Transaction, 20,881,493 convertible preferred shares were issued to HuntMountain, CCSA’s former parent corporation. These shares will be converted to common shares concurrent with the effectivity of this registration statement.

Additional preferred shares may be issued from time to time in one or more series, each consisting of a number of preferred shares as determined by our Board of Directors, who also may fix the designations, rights, privileges, restrictions and conditions attached to the shares of each series of preferred shares. The preferred shares of each series shall, with respect to payment of dividends and distributions of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs, rank on a preference over the Common Shares and the shares of any other class ranking junior to the preferred shares.

Stock transfer agent

Our stock transfer agent for our securities is Computershare Trust Company of Canada, 600, 530 - 8th Avenue SW
Calgary, Alberta T2P 3S8 and its telephone number is (416) 267-6800.

Investor Relations

In conjunction with the closing of the Qualifying Transaction, we engaged Mr. Dean Stuart to provide investor relations activities. The investor relations agreement between Hunt Mining and Mr. Stuart provided for a monthly fee of $4,000 for a period of one year commencing December 23, 2009 and an option grant of 200,000 options to acquire 200,000 common shares at a price of $0.30 per share prior to December 23, 2014. We granted an additional 300,000 stock options to Mr. Stuart in January 2011 and renewed his agreement, with a monthly fee of $6,000 through December 2011.  On January 1, 2012 we contracted with Mr. Stuart on a monthly basis for a fee of $2,000.

Dividend Policy

To date, we have not paid any dividends on our outstanding Common Shares. The future payment of dividends will be dependent upon our financial requirements to fund further growth, our financial condition and other factors which our board of directors may consider in the circumstances. It is not contemplated that any dividends will be paid in the immediate or foreseeable futures.

Escrowed Securities

As required by Exchange Policy, all 1,510,300 of the Company’s seed capital shares are subject to a timed release escrow agreement dated April 24, 2008. This escrow agreement provides for the release of 10% of the escrowed shares on December 31, 2009 and 15% of the remaining escrowed shares every six months thereafter. As of March 31, 2012, 679,635 shares (December 31, 2011 – 679,635 shares) remain in escrow.

In addition, all of the common shares and convertible preferred shares issued pursuant to the Company’s qualifying transaction are subject to a TSX Venture Exchange Tier Two surplus escrow agreement allowing for the release of 5% of the shares on December 31, 2009, 5% on June 30, 2010, 10% on each of December 31, 2010 and June 30, 2011, 15% on each of December 31, 2011 and June 30, 2012, and 40% on December 31, 2012.  If the Company subsequently meets the Tier 1 Minimum Listing Requirements of the TSX Venture Exchange, the release of these escrowed shares will be accelerated whereby such escrowed shares will be released from escrow as to 10% thereof effective as of December 31, 2009, 20% on June 30, 2010, 30% on December 31, 2010, and 40% on June 30, 2011. As of March 31, 2012, 20,382,955 common shares (December 31, 2011 – 20,382,955 common shares) and 14,617,045 convertible preferred shares (December 31, 2011 – 14,617,045 convertible preferred shares) remain in escrow.

Indebtedness as of December 31, 2011:

Contractual obligations	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Lease Obligations	178,200 (1)	88,200	90,000	-	-
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under IFRS	125,000 (2)	-	-	-	125,000
Total	303,200	88,200	90,000	-	125,000

1)	Office rent, based on $7,350 per month January through December 2012; $7,500 per month January through December 2013. Amounts are estimated due to fluctuations in CAM charges.
2)	Contingent liability (see Note 15 to Consolidated Financial Statements for the year ended December 31, 2011).

FORWARD LOOKING STATEMENT

This prospectus contains “forward-looking information” and “forward-looking statements” (together, “forward looking statements”) within the meaning of Canadian securities legislation and the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of our properties, plans related to our business and other matters that may occur in the future. These statements also relate to our ability to obtain all government approvals, permits and third party consents in connection with our exploration and development activities; our ongoing drilling program; our future exploration and capital costs, including the costs and potential impact of complying with existing and proposed environmental laws and regulations; general business and economic conditions; analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Statements concerning mineral resource estimates may also be deemed to constitute forward-looking statements to the extent that they involve estimates of the mineralization that will be encountered if the property is developed. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward looking statements. While we have based these forward-looking statements on our expectations about future events as at the date that such statements were prepared, the statements are not a guarantee of our future performance and are subject to risks, uncertainties, assumptions and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such factors and assumptions include, amongst others, the effects of general economic conditions, the supply and demand for gold and the level and volatility of prices of gold, the availability of financing to fund our ongoing and planned exploration and possible future mining operation on reasonable terms, changing foreign exchange rates and actions by government authorities, market competition, risks involved in mining, processing, exploration and research and development activities, the political climate in Argentina, our ongoing relations with our employees and with local communities and local governments, and uncertainties associated with legal proceedings and negotiations and misjudgments in the course of preparing forward-looking statements. In addition, there are also known and unknown risk factors which may cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	risks related to our lack of revenues from operations and our continued ability to fund ongoing and planned exploration and possible future mining operations;
•	risks related to our history of losses, which will continue to occur in the future;
•	risks related to governmental regulations;
•	risks related to the uncertainty of our ability to attract and retain qualified management;
•	risks related to our ability to successfully establish mining operations or profitably produce precious metals;
•	volatility in the market price of gold, silver and other minerals which could affect the profitability of possible future operations and financial condition;
•	risks related to currency volatility;
•	risks related to the inherently dangerous activity of mining, including conditions or events beyond our control;
•	risks related to our primary properties being located in Argentina, including political, economic, and regulatory instability;
•	uncertainty as to actual capital costs, operating costs, production and economic returns relating to potential mining operations;
•	uncertainty in our ability to obtain and maintain certain permits necessary for current and anticipated operations;
•	risks related to our being subject to environmental laws and regulations;
•	risks related to land reclamation requirements and loss of the Bajo Pobré property due to inability to meet contractual obligations;
•	risks related to our ability to attract necessary capital funding for mineral exploration in the future;
•	risks related to officers and directors being or becoming associated with other natural resource companies which may give rise to conflicts of interests; and
•	the volatility of our common share price.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further in this prospectus under “Risk Factors”. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward looking statements. Forward-looking statements are made based on management’s experience, beliefs, estimates and opinions on the date the statements are made, and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as required by law.

Investors are cautioned against attributing undue certainty to forward-looking statements.

Cautionary Note Regarding This Prospectus

This prospectus should be read in conjunction with the accompanying interim consolidated financial statements and related notes. The discussion and analysis of the financial condition and results of operations are based upon the interim consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in Canada (if prepared prior to January 1, 2011) or in accordance with IFRS (if prepared after January 1, 2011). The preparation of financial statements in conformity with these accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis, we review our estimates and assumptions. The estimates were based on historical experience and other assumptions that we believes to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations. Critical accounting policies, the policies we believe are most important to the presentation of our financial statements and require the most difficult, subjective and complex judgments, are outlined below in “Critical Accounting Policies,” and have not changed significantly.

Cautionary Note to U.S. Investors Regarding Mineral Reserve and Resource Estimates

Certain of the technical reports, the preliminary assessment and the pre-feasibility study referenced in this prospectus use the terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource”. We advise investors that these terms are defined in and required to be disclosed by Canadian National Instrument (“NI”) 43-101; however, these terms are not defined terms under the SEC’s Industry Guide 7 (“Guide 7”) and are normally not permitted to be used in reports and registration statements filed with the SEC. As a reporting issuer in Canada, we are required to prepare reports on our mineral properties in accordance with NI 43-101. We reference those reports in this annual report for informational purposes only. Investors are cautioned not to assume that any part or all of mineral deposits in the above categories will ever be converted into Guide 7 compliant reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained pounds” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures.

THREE YEAR HISTORY

Hunt Mining Corp. - History

Our company was incorporated as Sinomar Capital Corporation on January 10, 2006 and our shares were listed on the TSXV on August 5, 2008. We were listed as a Capital Pool Company as defined in Policy 2.4 of the TSXV and therefore we did not carry on an active operating business prior to the completion of our Qualifying Transaction on December 23, 2009.

We entered into an acquisition agreement dated October 13, 2009 with CCSA and CCSA’s shareholders, to acquire 100% of CCSA’s shares (the “Qualifying Transaction”). The acquisition of CCSA was an arm’s length transaction and was our qualifying transaction pursuant to the policies of the TSXV.  The relevant details of the Qualifying Transaction, as fully detailed in our Filing Statement dated December 3, 2009 and filed on the System for Electronic Data Analysis and Retrieval in Canada (“SEDAR”), are as follows:

a)
We issued 29,118,507 Common Shares and 20,881,493 preferred shares of the Company (the “Preferred Shares”) to CCSA’s shareholders (HuntMountain Resources Ltd. and Hunt Mountain Investments LLC) at a deemed price of $0.30 per Preferred Share in exchange for all of the CCSA shares.

b)
We changed our name to Hunt Mining Corp, and a new board of directors of the Company, consisting of six directors including retention of two existing board members, was appointed concurrently with the closing of the Qualifying Transaction;

c)
Options to acquire 4,100,000 Common Shares, as to 3,500,000 options at the time of the Qualifying Transaction and an additional 600,000 common shares in January of 2010, at an exercise price of $0.30 per Common Share for a period of 5 years (the “Options”) were granted to officers, directors, employees and consultants of the Company and CCSA;

d)
Concurrently with the completion of the Qualifying Transaction, we also completed equity financings for aggregate gross proceeds of $3,500,000 by way of a brokered private placement (the “Brokered Private Placement”) and a TSXV short form offering document (the “Short Form Offering”). Pursuant to the Brokered Private Placement, we issued 5,000,000 units (the “Units”) at a price of $0.30 per Unit, for proceeds of $1,500,000. Each Unit consisted of one Common Share and one-half of one Common Share purchase warrant (each a “Warrant”). Each whole Warrant entitled the holder thereof to acquire, for a period of 1 year, one Common Share of the Company at a price of $0.60 per share.  As consideration for its services as agent to the Brokered Private Placement, Wolverton Securities Ltd. (“Wolverton”), together with it selling group members, received 50,000 Units, a cash commission of $150,000 and broker warrants to acquire an additional 500,000 Units at a price of $0.30 per Unit, exercisable for a period of 3 years (the “Broker Warrants”).  The Warrants comprising the Units underlying the Broker Warrants expired 1 year from closing of the financing, and no Warrants will be issued to Wolverton upon its exercise of the Broker Warrants after such time. Pursuant to the Short Form Offering, we issued 6,666,633 Common Shares at a price of $0.30 per share for gross proceeds of $1,999,990. As consideration for its services as selling agent to the Short Form Offering, Wolverton received a cash commission of $199,999 and agent’s options to acquire 666,663 Common Shares of we at a price of $0.30 per Common Share exercisable for a period of 3 years (the “Agent’s Options”);

e)
CCSA’s former shareholders, HuntMountain Resources Ltd. and HuntMountain Investments LLC, assumed all of the indebtedness of CCSA owed to Patagonia Drill S.A. in the net amount of US$811,492, including application of amounts previously advanced as a deposit in the amount of US$644,000;

f)	We paid a finder’s fee to Wolverton of $50,000 and 500,000 Common Shares in conjunction with the Qualifying Transaction; and

g)
We paid a finder’s fee of $10,000 and 100,000 Common Shares to Mr. Dean Stuart, an arm’s length party to both our Company and the former shareholders of CCSA, in conjunction with the Qualifying Transaction.

In 2010 we engaged UAKO Consultora Geológica (“UAKO”), an arm’s length mineral exploration consulting firm based in Argentina, to generate a resource estimation technical report. On October 4, 2010 we filed this report, which was entitled “Technical Report - Gold –Silver Resource Estimate of the La Josefina Project - Santa Cruz, Argentina” (the “La Josefina 2010 Technical Report”), on SEDAR. The report demonstrated a Measured Resource of 155,562 Gold Equivalent Ounces, an Indicated Resource of 41,812 Gold Equivalent Ounces and an Inferred Resource of 6,744 Gold Equivalent Ounces. In a news release we summarized the results of the La Josefina 2010 Technical Report as follows:

Measured Resources
Cutoff Au Eq g/t	Tonnes x 1000	Grade Au g/t	Grade Ag g/t	Grade Au Eq g/t	Ounces Au	Ounces Ag	Ounces Au Eq
0.2	4,998,667	0.719	16.602	0.968	115,538.190	2,668,357.667	115,561.554
0.5	2,405,435	1.150	21.616	1.474	88,928.131	1,671,858.109	114,004.749
0.8	1,404,575	1.521	24.630	1.891	68,697.970	1,112,370.515	85,382.694

Indicated Resources
Cutoff Au Eq g/t	Tonnes x 1000	Grade Au g/t	Grade Ag g/t	Grade Au Eq g/t	Ounces Au	Ounces Ag	Ounces Au Eq
0.2	1,525,934	0.825	1.808	0.852	40,481.166	88,730.079	41,812.051
0.5	815,950	1.274	1.952	1.303	33,420.289	51,214.991	34,188.474
0.8	502,245	1.675	2.050	1.705	27,043.725	33,103.752	27,537.371

Inferred Resources
Cutoff Au Eq g/t	Tonnes x 1000	Grade Au g/t	Grade Ag g/t	Grade Au Eq g/t	Ounces Au	Ounces Ag	Ounces Au Eq
0.2	452,143	0.446	1.209	0.464	6,479.887	17,577.670	6,743.539
0.5	111,220	0.875	1.280	0.894	3,128.802	4,579.244	3,197.487
0.8	34,866	1.441	2.209	1.474	1,615.069	2,476.214	1,652.210

On October 8, 2010 we filed a preliminary short form prospectus in all Canadian jurisdictions except Quebec. The preliminary short form prospectus related to a commercially reasonable efforts agency basis offering of units consisting of one common share and one common share purchase warrant.

On November 23, 2010 we filed a final short form prospectus in all Canadian jurisdictions except Quebec. This short form prospectus related to the commercially reasonable efforts agency basis offering of a minimum of 19,333,333 units and a maximum of 43,333,333 units, where each unit consisted of one common share and one half of one common share purchase warrant, at an offering price of $0.30 per unit. Each warrant forming part of these units was to be exercisable at an exercise price of $0.35 per share of a period of 36 months following closing of the offering. The offering was led by Octagon Capital Corp. on behalf of a syndicate of agents including Cannacord Genuity Corp. and Wolverton Securities Ltd. We also granted an option to purchase an additional number of units equal to 15% of the number of units sold pursuant to the offering at a price of $0.30 per unit.

On November 30, 2010 we announced that we had closed the offering discussed above. We issued 28,420,900 units at $0.30 per unit, raising gross proceeds of $8,526,270.

On June 14, 2011, we closed a private placement with Macquarie Capital Markets Canada Ltd. (“Macquarie”) of 25,645,000 units of the Company at a price of $0.45 per unit, including the full exercise of the underwriter’s option granted to Macquarie, for aggregate gross proceeds of $11,540,250. Each unit is comprised of one common share and one-half on one common share purchase warrant of the Company. Each full warranted entitles the holder thereof to purchase an additional common share of the Company at a price of $0.65 per common share for a period of 24 months from the closing date.

Cerro Cazador S.A. - History

CCSA commenced operations in 2006 to engage in precious metals exploration in Santa Cruz Province, Argentina.  Since incorporation, CCSA has acquired rights to explore 31 property positions encompassing 2,868 square kilometers.

Key Properties Include:

El Overo, El Alazan and El Tordillo

In 2006, CCSA was granted exclusive rights to explore, through a claims staking process, three properties known as “El Overo”, “El Alazan”, and “El Tordillo” in Santa Cruz province of Argentina. CCSA acquired the right to conduct exploration on these properties for a period of at least 1,000 days and retain 100% ownership of any mineral deposit found within. Should a mineral deposit be discovered, CCSA has the exclusive option to file for mining rights on the deposit.

The “El Alazan”, “El Overo”, and “El Tordillo” properties form a contiguous land block located 220 kilometers northwest of the port town of Puerto San Julian and 100 kilometers north of the town of Gobernador Gregores. This entire property package covers an area approximately 300 square kilometers in size.

To date, CCSA has conducted preliminary mapping and sampling that has established the existence of several prospective epithermal systems.

El Gateado

In March, 2006, CCSA acquired the right to conduct exploration on, through a claims staking process, the El Gateado property for a period of at least 1,000 days, commencing after the Argentine Government issues a formal claim notice, and retain 100% ownership of any mineral deposit found within. We have not yet received a formal claim notice pertaining to the El Gateado property. Should a mineral deposit be discovered, CCSA has the exclusive option to file for mining rights on the property.

El Gateado is a 10,000 hectare exploration concession filed with the Santa Cruz Provincial mining authority. The El Gateado Project is located in the north-central part of Santa Cruz Province.

No known exploration has taken place at El Gateado prior to the work completed by CCSA from 2006 to 2011. During that time CCSA conducted a two exploration program consisting of surface channel outcrop sampling, trenching, geological mapping, topographic surveying and more than 3,500 meters of diamond core drilling.

Exploration Program of El Gateado

CCSA began field reconnaissance work on the El Gateado property in 2006 with the completion of a topographic survey, base map generation, and a staked grid. In late 2006 and early 2007 CCSA drilled 13 holes on the El Gateado property. Results of this drilling program, based on assay results over 1 g/t Au, were as follows:

Hole	From (m)	To (m)	Length (m)	Au (g/t)
GAT-DDH06 001	146.6	147.4	0.80	11.70
GAT-DDH06 001	140.2	140.8	0.60	8.24
GAT-DDH06 001	142.5	143.2	0.70	6.50
GAT-DDH06 001	144.0	145.0	1.00	4.78
GAT-DDH06 001	141.4	142.0	0.60	3.92
GAT-DDH06 001	145.0	145.8	0.80	3.82
GAT-DDH06 001	139.7	140.2	0.50	3.76
GAT-DDH06-006	21.0	22.5	1.50	3.64
GAT-DDH06 001	139.2	139.7	0.50	3.03
GAT-DDH06 001	143.2	144.0	0.80	2.92
GAT-DDH07-007	33.0	33.5	0.50	2.61
GAT-DDH06 001	140.8	141.4	0.60	2.52
GAT-DDH06 001	137.7	138.7	1.00	2.39
GAT-DDH07-008	58.6	59.5	0.90	2.33
GAT-DDH06 001	145.8	146.6	0.80	1.89
GAT-DDH07-008	55.4	55.9	0.50	1.77
GAT-DDH07-008	57.2	58.0	0.80	1.34
GAT-DDH07-012	9.0	9.5	0.50	1.32
GAT-DDH06-003	36.7	37.5	0.76	1.30
GAT-DDH07-013	10.0	11.0	1.00	1.29
GAT-DDH07-012	35.0	36.0	1.00	1.08
GAT-DDH06-004	67.0	68.0	1.00	1.07
GAT-DDH07-007	32.0	32.6	0.50	1.07
GAT-DDH06-004	16.0	17.0	1.00	1.01

CCSA incurred approximately US$706,000 in exploration expenses on the initial El Gateado drilling program. CCSA’s management conducted all exploration processes except for drilling, which was conducted by an independent Argentine drilling contractor. All assay results above were based on assay work performed by an independent assay laboratory.

CCSA was encouraged by these drilling results.

Bajo Pobré

In January, 2006, CCSA signed a letter of intent with FK Minera S.A., an arm’s length party to CCSA and CCSA’s former parent corporation, to acquire a 100% interest in the Bajo Pobré gold property located in Santa Cruz Province, Argentina. In March, 2007 CCSA signed a final contract to acquire the Bajo Pobré property.  Pursuant to this agreement, CCSA can earn up to a 100% equity interest in the Bajo Pobré property by making cash payments and exploration expenditures over a 5 year earn-in period.

The required expenditures and ownership levels upon meeting those requirements are:

Year of the Agreement	Payment to FK Minera S.A.	Exploration Expenditures	Ownership
First Year (2007)	US$50,000	US$250,000	0%
Second Year (2008)	US$30,000	US$250,000	0%
Third Year (2009)	US$50,000	$0	51%
Fourth Year (2010)	US$50,000	$0	60%
Fifth Year (2011)	US$50,000	$0	100%

If CCSA is able to commence commercial production on the Bajo Pobré property, CCSA shall pay FK Minera S.A. the greater of a 1% Net Smelter Royalty (“NSR”) on commercial production or US$100,000 per year.  CCSA has the option to purchase the NSR for a lump sum payment of US$1,000,000 less the sum of all royalty payments made to FK Minera S.A. to that point.

CCSA has made all option payments required by the Bajo Pobré agreement. However, due to financial constraints, CCSA has not conducted significant exploration activity on the Bajo Pobré property. Therefore, the status of the option agreement is uncertain at this time.

La Josefina project location
La Josefina

In March, 2007, CCSA was awarded the exploration and development rights to the La Josefina Project from Fomento Minero de Santa Cruz Sociedad del Estado (“Fomicruz”). Fomicruz is a government owned corporation in Santa Cruz province in Argentina. The legal agreement granting CCSA rights to the La Josefina property was finalized in July, 2007. Pursuant to this agreement, CCSA was obligated to spend US$6 million in exploration and complete pre-feasibility and feasibility studies during a 4 year exploration period (excluding three months each year for winter holiday) commencing in October, 2007 at La Josefina in order to earn mining and production rights for a 40-year period in a joint venture partnership (“JV”) with Fomicruz. CCSA may terminate this agreement at the end of each exploration stage if results are negative. With the successful completion of positive pre-feasibility and feasibility studies at the end of the 4th year, a new company will be formed which will be 91%-owned by CCSA and 9%-owned by Fomicruz. If commercial production starts, Fomicruz has a one-time election to increase its interest in the new company to either 19%, 29% or 49% by reimbursing CCSA 10%, 20% or 45%, respectively, of CCSA’s total investment in the project. The royalty prescribed by Federal (Argentina) mining code will be a 1% mine-mouth royalty if the operation produces doré bullion within the province, which is required in the agreement. Also, because La Josefina is a Provincial mining reserve with the mineral rights belonging to the province, the project will carry an additional 5% mine-mouth royalty. See the section entitled “CCSA/Fomicruz Agreement” on page 25 for details of the current Fomicruz agreement.

In December, 2007, CCSA purchased the “La Josefina Estancia”, a 92 square kilometer parcel of land within the La Josefina Project area. CCSA plans to use the La Josefina Estancia as a base of operations for Santa Cruz exploration. The purchase price for the La Josefina Estancia was US$710,000.

Between November, 2007 and December, 2008 CCSA completed a 37,605 meter drilling program on the La Josefina property. See “La Josefina 2010 Technical Report” for more information.

PROPERTIES

La Josefina Property

Much of the following information is derived from, and based upon the La Josefina 2010 Technical Report, which is available on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com.

Property Description and Location

The La Josefina Project (“the project”) is situated about 450 km northwest of the city of Rio Gallegos, in the Department of Deseado, Santa Cruz Province, Argentina within a scarcely populated steppe-like region known as Patagonia.

The project consists of mineral rights composed by an area of 528 square kilometers established in 1994 as a Mineral Reserve held by Fomicruz, an oil and mining company owned by the Santa Cruz provincial government.

The boundaries of the property are summarized in the following table:

Boundary	Latitude/Longitude	Gauss-Krüger *
North	47°45’00” S	4,711,533 N
South	48°00’06” S	4,683,433 N
East	69°10’47” W	2,486,505 E
West	69°30’08” W	2,462,505 E

* The Argentine National Grid System (Gauss-Krüger) uses the Gauss-Krüger (also known as Transverse Mercator or TM) projection and is based on the Campo Inchauspe datum which uses the International 1924 (also known as Hayford) ellipsoid. Argentina is divided into seven zones which, similar to UTM zones, are north-south slices centered on 72°, 69°, 66°, 63°, 60°, 57°  and 54° W longitude.  Unlike UTM which effectively has two meridians of zero scale distortion, in Gauss-Krüger only the central meridian has zero scale distortion.  Unlike UTM where the easting offset is always 500,000m, each zone in the Gauss-Krüger Campo Inchauspe system has a different offset to remove coordinate ambiguity between zones.  Zone 1 has an easting offset of 1,500,000m with each successive zone adding 1,000,000m to the offset.  Consequently, grid coordinates are often quoted without explicitly specifying the zone as would normally be done with UTM coordinates. A new national grid named POSGAR is currently being introduced.  This datum uses the WGS84 ellipsoid and has already become common in some provinces.

The project comprises 16 Manifestations of Discovery totaling 52,776 hectares which are partially covered by 399 pertenencias, listed in the following table:

Manifestation of Discovery	File #	Hectares
Julia	409.048/F/98	6
Miguel Ángel	409.058/F/98	3,435
Diana	409.059/F/98	2,995
Noemi	409.060/F/98	3,013
Rosella	409.061/F/98	3,227
Giuliana	409.062/F/98	5,100
Benjamin	409.063/F/98	3,500
Mariana T.	409.064/F/98	3,500
Ailín	409.065/F/98	3,500
Mirta Julia	409.066/F/98	3,500
Ivo Gonzalo	409.067/F/98	3,500
Maria José	409.068/F/68	3,500
Matias Augusto	409.069/F/98	3,500
Sofia Luján	409.070/F/98	3,500
Lucas Marcelo	409.071/F/98	3,500
Nicolás Alejandro	409.072/F/98	3,500
	Total	52,776

The La Josefina pertenencias consist of 398 disseminated pertenencias, each requiring an annual canon (tax) payment to the province of 800 pesos and one common pertenencia which requires an annual canon of 80 pesos. Therefore the pertenencias at La Josefina require annual canon payments totaling 318,353 pesos.

CCSA / Fomicruz Agreement

Please see “La Josefina Technical Report” for detail on the La Josefina/Fomicruz agreement.

In March 2007, CCSA won the rights through a required public bidding process to explore, develop and mine the La Josefina Project. As Fomicruz is a government company, it cannot make individual agreements with a private company without first publishing the offer and giving other private companies the opportunity to submit bids, but the first company making an offer has the right to match any new offer.

The definitive agreement between CCSA and Fomicruz was finalized in July, 2007. In the agreement, CCSA agrees to spend a minimum of US$6 million in exploration and complete prefeasibility and feasibility studies at La Josefina over a 4-year period (excluding three months each year for winter holiday) in order to earn mining and production rights in JV partnership with Fomicruz for a 40-year period.

The 4-year exploration period was originally planned to proceed in the following three stages:

	Year 1	Year 2	Years 3 & 4
Target Area	To July 2008	July 2008 to July 2009	July 2009 to July 2011	Totals
Noreste Area	US$300,000	US$400,000	US$500,000	US$1,200,000
Veta Norte	500,000	800,000	800,000	2,100,000
Central Area	500,000	800,000	900,000	2,200,000
Piedra Labrada	200,000	100,000	200,000	500,000
TOTAL US$	US$1,500,000	US$2,100,000	US$2,400,000	US$6,000,000

An amended development schedule for La Josefina was ratified in May of 2011 as follows:
•	2007-2008; Exploration Phase I; Investment USD$6,000,000 (completed)
•	2009-2010; Exploration Phase II; Investment USD$2,000,000 (completed)
•	2010-2011; Exploration and Development Phase; including initiation of preliminary economic assessment and scoping level studies (underway);
•	2012-2013; Development; including completion of economic feasibility, production decision and formation of CCSA-Fomicruz Joint Venture Company;
•	2014; Mine Construction Phase
•	2015; Projected Production

At the successful completion of positive pre-feasibility and feasibility studies, a new joint venture company will be formed to develop the project. This new company will have joint participating ownership with 91% owned by CCSA and 9% by Fomicruz; however, upon inception Fomicruz may elect to increase its participating interest in the new joint venture company to either 19%, 29% or 49% by reimbursing CCSA 10%, 20% or 40%, respectively, of CCSA’s total investment in the project. Once the choice is made by Fomicruz, there are no means to modify the agreement.

Other conditions of the agreement:

1.	CCSA posted a US$600,000 performance bond (equal to 10% of the total proposed exploration investment).

2.	CCSA must maintain the La Josefina mining rights by paying the annual canons due the province on the project’s 398 pertenencias.

3.
CCSA must complete surface agreements (lease or buy) with the surface landowners, as required by the Federal mining law, to gain legal access to the farms (estancias) that cover the project.  Most of the project and all of the current target areas lie within two large farms that have been unoccupied for many years - Estancia La Josefina and Estancia Piedra Labrada. The major part of mineralization occurs on Estancia La Josefina, which CCSA purchased in 2007. CCSA rents Estancia Piedra Labrada, which it uses as an exploration field camp.

Royalties

Mineral properties in Argentina carry no federal royalties but the provinces are entitled to collect up to 3% mine-mouth royalty. Mine mouth royalties are the least regressive type of royalty since they allow for the deduction of mineral processing charges.

In Santa Cruz, the province has opted to drop this MMR to 1% if the operation is a precious metals mine that produces doré bullion within the province. The agreement between CCSA and Fomicruz stipulates that any doré bullion resulting from future La Josefina operations must be produced in the province, so it is likely the project will carry the minimal 1% MMR. However, because La Josefina is a Mining Reserve in which the mineral rights belong to Fomicruz, the project also carries an additional 5% MMR payable to the province. Therefore, the total MMR for any future gold/silver/base metal production at La Josefina under the current agreement total 6%.

Environmental Liabilities

There are no known environmental liabilities associated with the La Josefina Property.

Permits Required

No permits are required to conduct the proposed exploration.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The project is located in the Deseado Massif mineral district in the north-central part of Santa Cruz Province, the southernmost of several Argentine provinces comprising a vast, sparsely-populated, steppe-like region of South America known as Patagonia. The nearest town to the project is Gobernador Gregores (population 2,500), about 110 kilometres to the southwest. The nearest Atlantic coastal town is Puerto San Julián (population 6,800), 190 kilometers to the southeast. The project is reached by driving east from Gobernador Gregores for 40 km on gravel Provincial Route 25 – or west from Puerto San Julián for 170 km on the same road – and then north on gravel Provincial Route 12 for 110 km. Provincial Route 12 crosses the edge of the project and continues another 240 kilometers north to the oil town of Pico Truncado (population 16,500) in the northeastern part of the province.

The provincial gravel roads are generally accessible via two-wheel drive vehicles in dry weather but can become slippery or cannot be used for short periods when wet, so four wheel drive vehicles are sometimes required to access the project. Gobernador Gregores and Puerto San Julián are both served by fixed wing flights two or three times per week, to and from Comodoro Rivadavia (population 135,813), an important industrial center and port city. Comodoro Rivadavia lies 428 kilometers north of Puerto San Julián. It can be reached via paved National Route 3, a major coastal highway. Comodoro Rivadavia serves as the region’s major supply center for the booming petroleum and mining industries and is served by several airline daily flights to Buenos Aires and other major cities in Argentina. National Route 3 runs from Buenos Aires on the north to Ushuaia at the southernmost tip of the continent and offers all-weather access to a number of sea ports.

The Patagonia region is classified as a continental steppe-like climate. It is arid, very windy and has two distinct seasons, cold and warm. As Patagonia is located in the southern hemisphere, the cold winter months are from May to September and the warmer summer months are from November to March. The average annual precipitation averages only 200 mm (8 inches), much of which occurs as winter snow. Average monthly temperatures range from 3°C to 14°C, but vary widely depending on elevation. The winds are persistent, cool, dry and gusty, averaging about 36 km/h and directed predominantly to the east-southeast off the Andean Cordillera.

The La Josefina project area consists largely of subdued hilly terrain with internal drainages and playa lakes. Elevations range from 300 meters to 800 meters above sea level. Hill slopes are not steep, usually less than 10 degrees, and the rock exposures on these hillsides are typically abundant. Almost all of the mineralization and significant geochemical and geophysical anomalies are found on the crests or the flanks of these subdued hills.

The area is covered by sparse vegetation, consisting mostly of scattered low bushes and grass. In the area the only inhabitants are farm owners and employees. The nearest farms are Los Ventisqueros, Maria Esther, Las Vallas, La Florentina, La Laguna, La Josefina and Piedra Labrada.

The local economy was formerly based largely on sheep herding and marine fishing but in the late-1980s, sheep herding began a steep decline because of the Hudson volcano eruption and a descending economy; for those reasons many of the former large sheep farms are now unoccupied and in disrepair. The prolific sheep herds have since been replaced by overpopulated herds of wild guanacos, ostriches and flamingos (in the playas). While marine fishing continues to be an important industry in the coastal areas and tourism is increasing, the economy of the region is now based largely on petroleum and natural gas, and increasingly on gold and silver mining. One hundred kilometers southeast of the property is the gold-silver epithermal Cerro Vanguardia Mine owned by AngloGold Ashanti Limited and Fomicruz.

Away from the towns and villages in Patagonia there are few power grids and scant telephone service. The many mineral exploration and development camps scattered widely throughout the Deseado Massif typically rely on diesel or gasoline generators for electrical power and satellite phones or radios for communications. Some communities in the region now have wind power generating stations and experimental hydrogen plants (Pico Truncado for example) and it is possible such stations might someday be utilized in mining camps to supplement their power requirements. However, the recent effort by the Santa Cruz Provincial Government to pave the Provincial Route 12, which runs within several kilometers of the project, may also include the construction of a power line which runs along the highway.

Manpower is available in the larger communities to serve most exploration or mining operations.

History

Santa Cruz Province - and indeed much of Patagonia - has only a short history of mineral prospecting and mining. Unlike most other places in South America, Patagonia received almost no attention from the 16th and 17th century gold-seekers from Europe. Until the Cerro Vanguardia mine gained the world’s attention in 1989-1990, only a few mineral occurrences had been identified within the 100,000 square kilometre area of the Deseado Massif. It has since become recognized as a modern-day exploration frontier and an important emerging precious metals province. Notably, the Desado Massif if home to four producing mines: the Cerro Vanguardia Mine (AngloGold Ashanti Limited - Fomicruz), the San Jose – Huevos Verdes Mine (Hochschild Mining plc – Minera Andes Incorporated), the Martha Mine (Coeur d’Alene Mines Corporation) and the Manantial Espejo Mine (Pan American Silver Corp.). Additionally, several new mines are being readied for production, and many active advanced exploration projects are in progress.

In 1975, the first occurrence of metals known in the La Josefina area was publicly mentioned by the Patagonian delegation of the National Ministry of Mining. They reported the presence of an old lead-zinc mine in veins very near Estancia La Josefina. The mineralization received no further attention until 1994 when a research project by the Institute of Mineral Resources of the Universidad Nacional de la Plata and the geology department of the University of Patagonia San Juan Bosco examined the occurrence. That investigation corroborated not only the presence of  base metals (197 to 377 g/t Cu, 972 to 2549 g/t Pb, and 308 to 569 g/t Zn), but also found  significant amounts of previously unknown precious metals (1 to 3 g/t Au and 5 to 21 g/t Ag).

In 1994, immediately after the La Josefina gold-silver discovery, Fomicruz claimed the area as a Provincial Mineral Reserve and explored the project in collaboration with the Instituto de Recursos Minerales (INREMI) of La Plata University. The geology and alteration of the project area was mapped at a scale of 1:20,000. Mineralized structures and zones of sinter were mapped at 1:2,500, trenches across the structures were continuously sampled and mapped at scales of 1:100 and ground geophysical surveys consisting of 6,000 m of IP-resistivity and 5,750 meters of magnetic surveys were completed over sectors of greatest interest.

In 1998, after four years of exploring and advancing interest in the project, Fomicruz offered La Josefina for public bidding by international mining companies. In accordance with provincial law, the winner would continue exploring the project to earn the right to share production with Formicruz of any commercial discoveries. The bid was awarded to Minamérica S. A. (“Minamerica”), a private Argentine mining company. Minamerica dug a limited number of new trenches, initiated a program of systematic surface geochemical sampling, completed several new IP-Resistivity geophysical survey lines and drilled the first exploration holes on the project – 12 diamond core holes totaling 1,320 meters in length. The results of this effort were relatively encouraging but Minamerica nevertheless abandoned the project a year later in 1999.

In 2000, Fomicruz resumed exploration of the project and continued their efforts until 2006. Pits were dug to bedrock on 100-meter grids over some of the target areas, 3,900 meters of new trenches were dug and sampled, more than 8,000 float, soil and outcrop samples were collected for geochemical analyses, some new IP-Resistivity surveys were completed under contract to Quantec Geophysical Co., and 59 diamond core holes (total 3,680 meters) were drilled to average shallow depth below surface of 55 meters. Of these holes, 37 were NQ-size core (47.6mm diameter) and 22 were HQ-size core (63.5mm).

Fomicruz reported spending more than US$2.8 million in exploring and improving infrastructure on the La Josefina Project from 1994 to 2006. In late-2006, the La Josefina Project was again opened to international bidding and in May, 2007, CCSA was awarded the right to explore the project. Throughout 2007 and 2008, CCSA was mainly focused on an intensive drill plan (37,605 metres), and in 2009 and the first quarter of 2010 reviewed all the data gathered in order to generate a geological model for the project, and continued working on regional exploration to define new additional targets for next drilling stages.

Geologic Setting

The La Josefina Project is located near the center of a large non-deformed stable platform known as the Deseado Massif, which covers an area of approximately 100,000 square kilometres in the northern third of Santa Cruz Province. The Deseado Massif is a virtual twin of the Somun Cura Massif which encompasses an equally large area in the two adjoining provinces to the north. These two massifs are major metallotectonic features of the Patagonia region, and they are products of the massive continental volcanism formed by extensional rifting during the breakup of the South American and African continents in Jurassic time. The information in this paragraph is derived from “Tectonic Evolution of South America” prepared by Ramos, V.A and Aguirre-Urreta, M.B. in 2000 on behalf of the International Geological Congress.

The massifs are composed primarily of rhyolitic lavas, tuffs and ignimbrites which were erupted over a 50-million year period in middle-to late-Jurassic time (125 to 175 million years ago). The eruptives created a vast volcanic plateau which was subsequently segmented into the two massifs. These massifs are separated and bounded by sediment-filled sag basins: the Neuquén Basin north of the Somun Cura Massif, the San Jorge Basin between the massifs, and the Austral-Magellan Basin south of the Deseado Massif. These basins, filled largely with Cretaceous-age non-marine sedimentary rocks, are now sites of Argentina’s largest oil and gas fields.

General Geology of the Deseado Massif

The geology of the Deseado Massif region has been described and discussed in numerous papers and reports published only during the last fifteen years. The geology has been mapped at various scales by government agencies, most recently covered by a series of 1:250,000 quadrangles published by the Instituto de Geología y Recursos Minerales and Servico Geológico Minero Argentino.

The Deseado Massif is dominated by a few major regional sequences comprised of felsic volcanic and volcaniclastic rocks deposited in middle- to late-Jurassic time. The rocks are broken by a series of regional fractures that probably represent reactivated basement fracture zones. Faults that were active during the period of intense Jurassic extension and volcanism trend mostly NNW-SSE and form a series of grabens, half-grabens and horst blocks which are tilted slightly to the east. Since Jurassic time, the rocks have been cut by normal faults of several different orientations, mainly NW-SE and ENE-WSW, but have undergone very little compression. As a result, they remain relatively undeformed and generally flat-lying to gently dipping, except locally where close to faults, volcanic domes or similar features.

Exposures of rocks older than Jurassic are limited. The oldest pre-Jurassic “basement” rocks are small outcrops of low to high grade metamorphic rocks thought to be late Precambrian to early Paleozoic in age (about 540 Ma). These rocks have been assigned to the La Modesta Formation in the western part of the area and to the Complejo Río Deseado in the eastern part. They consist of schists, phyllites, quartzites, gneisses and amphibolites and plutonic intrusions.

The Precambrian and older Paleozoic rocks are unconformably overlain by thick continental sedimentary sequences of late-Paleozoic to early-Mesozoic age, called La Golondrina Formation and El Tranquilo Group. La Golondrina Formation is Permian (299–251 Ma) and is up to 2,200m of  arkosic  to lithic  sandstones, siltstones and conglomerates deposited in N-S to NW-SE rift basins along older reactivated basement structures. El Tranquilo Group is Triassic in age (251– 200 Ma) and is up to 650m of rhythmically bedded arkosic sandstones and shales which grade upward into conglomerates and redbeds.

The Triassic sequence is intruded and overlain by the first indications of igneous activity related to the crustal separation and extension initiated in early Jurassic: La Leona and the Roca Blanca Formations. La Leona Formation, early Jurassic in age (175–200 Ma), is composed of calc-alkaline granitic intrusive bodies sparsely scattered throughout the northeastern part of the Deseado Massif. The Roca Blanca Formation is also early Jurassic age, and consists of up to 900m of a coarsening-upward fluvial to lacustrine mudstone and sandstone sequence deposited in grabens or other rift basins, mainly in the south-central part of the Deseado Massif. The upper third of the sequence is distinctly richer in volcanic tuffs and other pyroclastic materials.

The Jurassic volcanic rocks are divided into formal units, but can be treated as a single bimodal (andesite-rhyolite) Jurassic volcanic complex. There are three units in this volcanic complex: the Cerro Leon and Bajo Pobre Formations and the Bahía Laura Group. The last two units make up the most extensive unit in the massif.

The Cerro Leon unit (lower to middle Jurassic in age) consists of hypabyssal mafic rocks composed of andesitic to basaltic dykes and shallow intrusions located in the south-central part of the massif. The Bajo Pobre Formation (middle to upper Jurassic in age) is typically 150-200m thick and is locally up to 600m thick. It is composed of andesites and volcanic agglomerates with minor basalts, which intercalate upwards with mafic  tuffs, conglomerates and sediments. Olivine basalts, common in the lower part of the formation in the El Tranquilo anticline region are thought to be products of fissure eruptions from rifts related to the early stages of the Gondwana breakup and continental separation.

The Bahia Laura Group (middle to upper Jurassic in age) covers more than half the area of the massif and hosts more than 90 percent of the known gold-silver occurrences. It is a complex sequence of felsic volcanic-sedimentary rocks that has been divided into two formations according to whether there is a predominance of volcanic flows (Chon Aike Formation) vs. a predominance of volcaniclastic and sedimentary debris (La Matilde Formation). These two formations are complexly intercalated and have rapid lateral changes in facies and thickness which make it virtually impossible to define a coherent regional stratigraphy.

Non-marine sediments of late Jurassic to early Cretaceous age occur at various places throughout the Deseado Massif filling structural or erosional basins in the underlying Jurassic terrain. The presence of continental sediments in these basins, typically less than 150 metres thick, indicates that the massif remained as a positive geological feature throughout the Cretaceous. The most extensive cover rocks are a series of young basalt lava  flows, Miocene to Quaternary in age, which blanket large parts of the region. The flows are typically only a few meters thick except where they fill paleo-valleys in the old land surface. In some cases, these thicker lava accumulations stand in relief above the surrounding landscape, providing classic examples of inverted topography caused by differential erosion. The youngest deposit consists of an extensive veneer of Quaternary gravels, especially in the eastern part of the massif.

Geology of the La Josefina Project Area

The oldest unit in the area is the La Modesta Formation, which crops out west of the La Josefina Estancia. It is formed mainly by grey to greenish micaceous-quartz schists and phyllites that occur in small outcrops. An angular unconformity separates the overlying La Modesta Formation from the mid-Jurassic basic to intermediate volcanic rocks of the Bajo Pobre Formation. The most extensive unit is represented by the Jurassic Bahia Laura Group which is divided in the Chon Aike Formation and La Matilde Formation tuffs. The Chon Aike formation is divided into nine members, representing each event a separated volcanic event. Each of the members is comprised of generally similar sequences consisting of basal surge breccia followed by pyroclastic flows (ignimbrites), ash-fall tuffs and finally by re-worked volcaniclastic detritus. Rhyolitic domes intrude the volcanic sequence, grading towards lavas in their upper parts. The lava flows and breccias are best developed in the southern part of the prospect area, where they occur with small vitrophiric bodies. Those volcanic events took place along 4 million years in the upper Jurassic and emplaced the epithermal system that generated the mineralization. Around 800 metres east of La Josefina farm old facilities there is a hill oriented north-south 200 metres long and 20 metres wide, with outcrops of a mega-breccia made out of ignimbrite boulders about 2-3 cubic metres in size. Finally, covering large extensions in the northern part of the area, Tertiary and Quaternary basaltic levels complete the geological sequence.

La Josefina basically draws matching geological features of The Deseado Massif:

•	There is one outcrop of metamorphic basement rocks belonging to the Paleozoic-age La Modesta Formation
•	There are several small inliers of andesitic volcanics belonging to the Bajo Pobre Formation which underlies the Chon Aike Formation
•	The area is dominated by Jurassic-age rhyolitic volcanic units. They belong to Chon Aike Formation.
•	Sedimentary and volcaniclastic units of Roca Blanca and La Matilde Formations are not present in the area, or perhaps have not been recognized or mapped yet
•	About half of the area is covered by thin Quaternary basalt flows
•	The project is crossed by a number of conjugate NNW-SSE and NE-SW sets of strong fault lineaments which are similar to those occurring throughout the Deseado Massif region

Deposit Types

The Deseado Massif is characterized by the presence of low-sulphidation type epithermal vein deposits that are spatially, temporally and genetically related to a complex and long-lived (more than 30 million years) Jurassic bimodal magmatic event associated with tectonic extension that spread out in a surface of 60,000 km2. The Deseado Massif is now one of the most important mining regions in Argentina and hosts four active mines, including Cerro Vanguardia (AngloGold Ashanti Limited/Fomicruz), Mina Martha (Coeur D’alene Mines Corp.), San José (Hochschild Mining plc/Minera Andes Incorporated) and Manantial Espejo (Pan American Silver Corp.). In addition, the region boasts a number of projects at the feasibility stage as well as more than 30 properties at the exploration stage.

Epithermal deposits are high-level hydrothermal systems which usually form within one kilometer of the surface at relatively low temperatures, generally in the range of 50°C to 200°C. They commonly represent deeper parts of fossil geothermal systems and some are associated with hot-spring activity at or near the surface. The term low-sulphidation represents a variety of epithermal deposits characteristically deficient in sulfide minerals. These low-sulphidation systems are also often called “quartz-adularia” vein systems after the two most common gangue (non-valuable) minerals in the veins – quartz and adularia (a potassium-aluminum bearing silicate mineral that forms from low-temperature hydrothermal solutions and is considered diagnostic of a low-sulphidation environment. The known deposits are steeply-dipping to sub-vertical fissure vein systems associated with intermediate to felsic volcanic centers in areas of regional faulting and are localized by structures, up to a meter or more in width and hundreds of meters to several kilometers in length. Most of the epithermal systems in the Deseado Massif consist of steeply-dipping tabular veins and breccias. The mineralization of economic interest in these veins generally occurs over a limited vertical range and is concentrated in discrete bodies (“shoots”) of comparatively small lateral dimensions. They are comprised of quartz veins, stockwork veins and breccias that carry gold, electrum (a gold-silver alloy), silver sulfosalts, and up to a few percent sulfide minerals, mainly pyrite, with variable, but usually small, amounts of base metal sulfides – sphalerite, galena, and/or chalcopyrite. The richest mineralization commonly occurs in dilational zones caused by structural irregularities along or down the vein. The thickening and thinning along and down the structure - often referred to as “pinch and swell” - is responsible for rod-like high-grade ore shoots that are hallmarks of these systems. Common gangue minerals in the veins are quartz and other forms of silica, such as chalcedony, together with variable amounts of adularia, sericite, and sometimes distinct blades of calcite and rarely barite, either of which may be totally replaced by silica.

The metals associated with low sulphidation epithermal systems are commonly zoned laterally along strike and vertically with depth. The zonation can vary considerably from area to area, but the classic zonation pattern consists of a gold and silver top giving way vertically over a few hundred meters depth to a relatively silver-rich zone with continuously increasing base metals (dominantly lead and zinc with sparse copper) at increasing depth. Mineralized epithermal vein systems are also very commonly associated with anomalous amounts of arsenic, mercury, antimony, thallium and/or potassium. Any or all of these elements can form broad halos of varying widths and intensities around the vein systems and they often serve as pathfinder elements in the geochemical exploration for epithermal mineral deposits. The geochemical signature of the Deseado Massif’s typical epithermal deposit is characterized by anomalous precious metals (gold-silver) and locally anomalous amounts of arsenic, mercury, antimony, mercury, lead, zinc, manganese and copper.

The alteration halos extending outward in the wall-rocks away from the vein systems are typically relatively small in extent. In the Deseado Massif, more than 90 percent of the epithermal occurrences are hosted by silica-rich rhyodacitic tuffs and ash flow tuffs of the Chon Aike Formation. These rocks are chemically non-reactive and thus not usually widely or conspicuously altered, except perhaps close to the vein where they may be intensely and pervasively silicified. Halos of argillic, sericitic and prophyllitic alteration typically extend outward from the vein for a few meters to rarely a few tens of meters. In contrast, the andesitic lavas and volcaniclastics of the underlying Bajo Pobre Formation, which host about five percent of the epithermal occurrences, often show conspicuous clay alteration envelopes of variable width and intensity extending outward from the silicification adjacent to the vein.

In addition to the classic low sulphidation epithermal vein systems, La Josefina contains an additional target that represents an uncommon variation of the epithermal deposit model known as hot springs-type gold. Formed as the surface expression of an epithermal system at depth, hot springs-type deposits are characterized by laminated silica layers, known as “sinter,” which occasionally may contain some gold. The pipeline conduit, or feeder, for these sinters may contain hydrothermal breccias (“pipeline” breccias). The mineralization in these pipeline breccias can be high grade.

2,470,000 mE
2,475,000 mE
2,480,000 mE
4,702,500 mN
4,697,500 mN
4,692,500 mN
Noreste area
(which includes the Sinter, Subsinter and Lejano targets)
Veta Norte area
(which includes the Veta Sur, Cecilia, and Amanda targets)
Central area
Piedra Labrada area
CERRO CAZADOR
SOCIEDAD ANONIMA
Drill hole
Target limit
N
CERRO CAZADOR S.A.
LA JOSEFINA PROJECT
Santa Cruz Province, Argentina
MINERAL TARGET MAP
Author: CCSA
Office: P. LABRADA
kilometres

Mineralization and Alteration

The mineralization at the La Josefina Project is contained in a vein system hosted by ignimbrites of the Chon Aike Formation which is localized within geological structures and are often a meter or more wide and hundreds of meters to sometimes kilometers long. The dominant mineralization trend is N-NNW (10 km long), with minor ENE trends (1.2 km wide). Mineralization is comprised of steeply-dipping quartz veins and veinlets, vein stockworks, hydrothermal breccias and a sinter that carry gold, silver, electrum and some sulphides. Vein swarms are 1 to 18 m wide and have discontinuous strike lengths ranging from tens of meters to 1.5m. The veins commonly have open spaces and show evidence of multiple generations of quartz. Quartz textures include massive, brecciated, crustiform and colloform banding with comb, cockade and lattice bladed textures. The textures and other characteristics observed in these veins suggest that the veins representing high-level parts of epithermal systems. This suggests that mineralization in the veins could extend well below the depths tested by drilling. The richest mineralization commonly occurs in dilatational zones caused by structural irregularities along or down the vein.

Historical exploration completed by Fomicruz, Minamérica and CCSA defined four general target in the La Josefina Project:

1.   Noreste Area (which includes the Sinter, Subsinter and Lejano targets)
2.   Veta Norte Area (which includes the Veta Sur, Cecilia, and Amanda targets)
3.   Central Area
4.   Piedra Labrada Area

Description of Mineralized Zones

Noreste Area

The Noreste area is a 28-square kilometer area in the northeast part of the project consisting of three separate target areas: Sinter, Subsinter and Lejano. The host rocks are various Chon Aike ignimbrite members exposed in large windows eroded through a cover of thin Cenozoic basalt flows. The Subsinter and Lejano targets have had limited surface sampling and no drilling to date; these targets are based largely on the presence of exposed surface alteration (mainly argillic with some silicification) and moderately anomalous amounts of possible pathfinder elements (As and Sb). Fomicruz believes these targets represent very high levels of hydrothermal systems because there are no obvious veins or gold anomalies at the surface.

Sinter Target

The Sinter target received its name from an outcropping layer of interlaminated silica-hematite interpreted to be a subaqueous, gold-bearing, hot spring sinter probably deposited in a lagoon or lake. The sinter layer is exposed discontinuously for 2.5 kilometers in a NW-SE direction over a width of 300 meters or more. Its maximum thickness in outcrop is about 2 meters. It dips moderately to the WSW, and rests on weakly silicified lapilli tuffs and reworked volcaniclastic units. The sinter consists of yellow and red iron oxides interlaminated with chert and in small scale very much resembles many classic exhalative laminated banded iron formations. The laminations are locally slightly contorted and show other features suggestive of soft-sediment deformation in a subaqueous environment. Occasional annular ring structures up to 15 cm in diameter are present; these have been interpreted as outgassing conduits in soft siliceous clay that was subsequently filled by chalcedonic silica. Regardless of origin, the Sinter target is very much different from the fissure vein systems common throughout the Deseado Massif.

The best exposure is Mogote Hormigas, a 600-meter long sinter-capped hill bounded on the   east by a NW-SE fracture zone that displaces the sinter layer. The sinter exposures at Mogote Hormigas are locally gold-bearing with grains of electrum that are occasionally visible in outcrop samples. Breccias of probable hydrothermal origin are closely associated with the sinter zone and appear to host the richest mineralization in the trenches and drill cores from this target. The breccias may be hydrothermal vents or feeders for mineralization because gold values in the sinter appear to decrease away from the breccia bodies, perhaps similar to the “hot springs-type” deposit model discussed previously. The gold-bearing sinter outcrop sample mentioned above is located within a few meters of an underlying breccia body exposed in a cross-cutting trench. Examples of high-grade gold over significant lengths within the breccia itself include: 3.0 m @ 176.9 Au g/t and 7.0 m @ 114.1 Au g/t in separate trenches. Previous drilling by Minamérica intercepted 12.0 m @ 22.9 Au g/t in core hole # DDH-12.

Minamérica and Fomicruz tested outcrop areas in the Sinter target with 22 core holes drilled to average depths of less than 60 meters. Twelve of these holes tested the Mogote Hormigas zone but failed to demonstrate continuity of the high-grade gold either on strike or to the shallow depths tested by the drilling. Offsets to the high-grade interval hit in DDH-12, both along strike and under the interval at depth, failed to intersect any significant gold mineralization. Existing geophysical surveys show a high resistivity anomaly (possible silicification) and a chargeability anomaly (possible sulfides) about 225 meters beneath the strongest trench and drill samples at Mogote Hormigas, but the model for mineralization remains uncertain. This geophysical target has not yet been tested.

CCSA tested the Sinter target with 22 new drill holes in 2007-2008. Most of the holes contained widespread shallow gold mineralization (up to 20 meters of 1.0 to 5.0 Au g/t) suggesting the existence of a possible large bulk-tonnage target in the tuffaceous units which lie immediately beneath the silica-iron sinter capping. Two of the new holes intercepted encouraging intervals of higher-grade gold mineralization at relatively shallow depth. Drill hole D08-074 intercepted 1.75 m averaging 14.1 Au g/t and 4.1 Ag g/t from 40.25 – 42.00 meters. Drill hole SSI-D08-167 intercepted 7.0 meters averaging 12.3 Au g/t and 2.6 Ag g/t from 27.0 – 34.0 meters.

Veta Norte Area

Veta Norte includes an area of 3 square kilometers in the northeast central part of the project between the Noreste and Central target areas. It consists of a prominent north-south fissure vein system hosted by a lithic-rich pumiceous ignimbrite which is strongly silicified within a few meters of the veins. The system is more than 1500 meters long, forming a broad sigmoidal curve along strike with intermittent widening (up to 7 meters) and narrowing in classic pinch-and-swell fashion. The system is divided into six segments, possibly separated and slightly offset along strike by NE-SW cross faults. Alternatively, they may be en echelon segments. From north to south, these segments are Veta Flaca, Veta Amanda/Veta Cecilia, Veta Cruzada, Veta Norte, and Veta Sur.

All of these segments are gold-bearing, with outcrop and trench samples across the veins commonly containing 2 to 5 g/t gold over lengths of 1 to 4 meters. The veins consist of colloform-banded quartz, quartz veinlets, and breccias. The veins contain adularia, bladed silica after calcite, barite, small amounts of visible gold, pyrite, chalcopyrite, bornite, specular hematite, galena, sphalerite, and silver-sulfosalt minerals. Some zoning of these minerals has been noted along strike – specifically, more adularia to the north and more barite to the south.

Prior to 2007, the Veta Norte system had been tested along 900 meters of strike with only 15 widely-spaced, shallow core holes to an average depth of less than 60 meters. Ten of these holes intersected gold with grades and widths similar to or better than the surface samples. The drilling completed by Cerro Cazador in 2008 and 2009 tested the Veta Norte vein targets with 174 core holes, establishing that the mineralization in the system locally extends to at least 250 meters below surface and defining significant mineralization in the Veta Sur, Veta Amanda, and Veta Cecilia targets described as follows:

Veta Amanda

One of the more promising of the mineralized vein segments tested to date is the Veta Amanda target in the north-central part of the Veta Norte area vein system. Veta Amanda occurs at a   prominent widening (swell) formed within a concave-east curve in the north-central part of the Veta Norte vein system. Six of the ten mineralized holes drilled by Fomicruz: and Minamérica in the Veta Norte vein system were in a 250-meter segment of Veta Amanda. Those holes demonstrated excellent continuity of mineralization along strike and to a depth of at least 40 or 50 meters. The mineralization occurs in as many as 7 closely-spaced, sub-parallel, intermittent veins having widths of 0.5 to 2.0 meters or more. Only two of these veins crop out at the surface; the others either pinch-out before reaching the surface or are covered by alluvium. The vein consisted mainly of colloform-banded quartz veinlets with adularia, silica blades after calcite and up to 2% fine-grained sulfides, features compatible with a high-level epithermal system. The host rock is a pervasively silicified tuff. Classic epithermal vein models suggest that these many closely-spaced, sub-parallel high-level veins could possibly merge at depth into a wide, gold-rich mineralized shoot.

Cerro Cazador completed 84 diamond drill holes that targeted both the Amanda Vein and the sub-parallel Cecilia Vein. Both of these veins had relatively good continuity over widths of up to 2 meters or more and the mineralization appears to go to depth. As most important results, drill hole SVN-D07-003 intercepted 1.1 m averaging 13.34 Au g/t, 254 Ag g/t and 4.65 % Cu from 124.2 – 125.3 m; drill hole SVN-D08-078 intercepted 0.85 meters averaging 2.3 Au g/t and 14.71 Ag g/t and 9.5 % Cu from 29.15 – 32.0 meters among others.

Exploration

On January 10, 2011, the Company announced that it had begun a new drilling campaign on the La Josefina property. The goal of this drilling campaign is to increase the resource estimate assigned to the La Josefina property. The campaign’s primary focus is to offset historic holes, perform step out drilling and test new drill targets.

On January 20, 2011, the Company announced the addition of five additional prospective properties to its claims portfolio totaling 24,855 hectares.  All of the new properties are located in Santa Cruz Province, Argentina.

On March 1, 2011, the Company announced the appointment of Mel Klohn to the position of Senior Technical Advisor.  Mr. Klohn’s primary focus is to assist in guiding the continued advancement of the Company’s core assets.

On March 3, 2011, the Company announced initial drill results from the 2011 La Josefina campaign.

On March 14, 2011, the Company entered into an agreement to purchase a US$103,000 loan owing from CCSA to HuntMountain. The purchase price for this transaction was US$99,910, a 3% discount from the face value of the loan. The loan has accrued interest totaling US$11,682 and therefore the total purchase price for the transaction was US$111,592. Due to Argentine banking regulations, this transaction allows the Company to better manage its working capital. This loan acquisition transaction was approved by the Exchange on March 11, 2011.

On March 15, 2011, the Company announced the resignation of Mr. Bryn Harman from the positions of Chief Financial Officer (“CFO”) and Secretary effective March 24, 2011. Ms. Vicki Streng was appointed as interim CFO.  On February 29, 2012 the Company announced the appointment of Mr. Matthew Fowler as CFO of the Company.

On March 22, 2011, the Company announced drill results from the ongoing 2011 La Josefina campaign.

On March 31, 2011, the Company announced drill results from the ongoing 2011 La Josefina campaign.

On April 11, 2011, the Company announced that it had entered into an agreement with G Mining Services Inc. (“G Mining”) to provide a series of services, studies, and assessments designed to guide the Company to a production decision for the La Josefina Project.  G Mining will assume overall coordination and responsibility of all technical and engineering work to prepare an updated Technical Report in accordance with National Instrument 43-101 and Form 43-101F1.

On May 2, 2011, the Company announced drill results from the ongoing 2011 La Josefina campaign.

On May 5, 2011, the Company announced drill results from the Sinter Zone during the ongoing 2011 La Josefina campaign.

On May 17, 2011, the Company announced an updated development schedule for the La Josefina Project.
The updated development schedule is summarized below:

On May 24, 2011, the Company announced that it had engaged Viresh Varma as Director of Corporate Development.  Mr. Varma’s primary focus is to provide investor relations and marketing activities.

On May 25, 2011, the Company announced drill results from the Sinter Zone during the ongoing 2011 La Josefina campaign.

On May 25, 2011, the Company announced that it had entered into an engagement letter with Macquarie Capital Markets Canada Ltd (“Macquarie”), pursuant to which Macquarie agreed to purchase, on a bought deal private placement basis, 22,300,000 units in the capital of the Company at the price of $0.45 per unit for aggregate gross proceeds to the Company of $10,035,000.  Each unit will be comprised of one common share and one-half of one common share purchase warrant of the Company (each whole warrant, a “Warrant”).  Each Warrant will entitle the holder thereof to purchase one additional common share of the Company at a price of $0.65 per common share for a period of 24 months following the Closing Date.

On June 14, 2011 the Company issued 25,645,000 units at $0.45 per unit pursuant to a bought-deal private placement for gross proceeds of $11,540,250. Each unit consisted of one common share and one half share purchase warrant exercisable at $0.65 per warrant before June 14, 2013. In conjunction with the private placement, the Company granted broker compensation options to Macquarie Capital Markets Canada Ltd to acquire 1,795,150 broker compensation units. Each broker compensation unit will consist of one common share and one half of one common share purchase warrant exercisable at $0.45 prior to June 14, 2013.

On July 26, 2011, the Company announced drill results from the Veta Norte Zone during the ongoing 2011 La Josefina campaign.

Detailed results of the La Josefina drilling program are included in the Company’s website, www.huntmining.com.

On August 24, 2011, the Company announced the retention of Ms. Sandy Perry as a Senior Technical Consultant.  Ms. Perry’s primary focus is to boost exploration efforts in Santa Cruz, Argentina.

Mineral Exploration Activity

El Overo, El Alazan and El Tordillo

In 2006, CCSA was granted exclusive rights to explore, through a claims staking process, three properties known as El Overo, El Alazan, and El Tordillo in Santa Cruz province, Argentina. The El Alazan, El Overo, and El Tordillo properties form a contiguous land block located 220 kilometres northwest of the port town of Puerto San Julian and 100 kilometres north of the town of Gobernador Gregores.

To date, there has been no known historic precious metal exploration conducted on these three properties.

The Company has conducted a preliminary inspection and reconnaissance exploration of these properties which included the collection of cursory rock chip and channel samples.

El Gateado

In March 2006, CCSA acquired the right to conduct exploration on, through a claims staking process, the El Gateado property, located in the north-central part of Santa Cruz province, Argentina. CCSA began field reconnaissance work on the El Gateado property in February 2006 with the completion of a topographic survey, base map generation, and a staked grid. In late 2006 and early 2007 CCSA drilled 13 holes on the El Gateado property. Results of this drilling program are included in the Company’s Filing Statement dated November 30, 2009 as filed on SEDAR on December 3, 2009.

The Company did not conduct any exploration activity on the El Gateado property in 2008, 2009 or 2010.

In the first quarter of 2011 the company prepared roads and drill pads at El Gateado and completed a 2,358 meter drilling campaign initiated in April of 2011. The Company plans to spend approximately $50,000 on this infrastructure work.  During the six months ended June 3, 2011, the Company completed 2,358 meters of drilling on the El Gateado property.  Drill assay results are pending.

Bajo Pobré

In January 2006, CCSA signed a letter of intent with FK Minera S.A. to acquire a 100% interest in the Bajo Pobré property located in Santa Cruz province, Argentina. In March 2007, CCSA signed a definitive agreement to acquire the Bajo Pobré property.  Pursuant to this agreement, CCSA can earn up to a 100% equity interest in the Bajo Pobré property by making cash payments and exploration expenditures over a five year earn-in period. Details of this agreement are contained in the Company’s Filing Statement dated November 30, 2009 as filed on SEDAR on December 3, 2009.

The Company has not conducted any exploration activities on the property and presently has no plans to conduct exploration activities on the Bajo Pobré property. The Company has not completed all the required expenditures relating to the Bajo Pobré property and has not secured a contract amendment in this regard.

La Josefina

In March 2007, CCSA was awarded the exploration and development rights to the La Josefina project by Fomicruz.  The legal agreement granting CCSA rights to the La Josefina property was finalized in July 2007. The La Josefina project is located in North-Central Santa Cruz province in southern Argentina, within the region known as Patagonia.

Between November 2007 and December 2008, CCSA completed a 37,605 metre drilling program on the La Josefina property.

During 2009, the Company’s focus with respect to the La Josefina project was data interpretation, resource estimation and exploration planning. The Company did not conduct any drilling activity on the La Josefina property during the fiscal year ended December 31, 2010. Full details regarding the Company’s resource estimate are included in the Company’s technical report dated September 29, 2010 (the “Technical Report”) and filed on SEDAR on October 4, 2010.

A revised schedule for exploration and development of the La Josefina project was submitted in writing to Fomicruz and was adopted on May 3, 2011, mandating that an economic feasibility study and production decision be made by the Company for the La Josefina project by the end of 2013.

The Company is not actively conducting drilling on the La Josefina property.  Additional details regarding the recommended work program relating to the La Josefina project are included in the Technical Report. Detailed results of past La Josefina drilling are included on the Company’s website, www.huntmining.com.  The La Josefina property is the Company’s primary exploration property.

During 2012, the Company plans to complete approximately 20,000 meters of drilling and has sufficient funds to conduct this drilling program on the La Josefina property.  Exploration expenditures are funded from working capital.  Additional funding for 2012 was provided from the June 2011 bought-deal private placement detailed above in the Current Highlights section.  The Company believes it has sufficient funds to continue its exploration program in 2013.

Additional information is available on our website at HuntMining.com

Sampling Method and Approach

Historical Surface Samples

Previous workers on the La Josefina Project have taken both surface rock chip and trench samples, and results are discussed in the section above “La Josefina Technical Report – Exploration”. Maps showing the sample location and analytical results were reviewed by the authors of the 2007 Technical Report in the Fomicruz office in Rio Gallegos and Cerro Cazador’s offices in Puerto San Julián and their field camp office at Estancia Piedra Labrada. Many details regarding size of the samples, methods, etc., are not known, but it is apparent that much of the sampling represents channel samples taken along trenches and across outcrops. Additionally, most of the sampling appears to have been focused on surface areas with relatively conspicuous mineralization or alteration.

Historical drill samples

The drill core consists of both HQ (63.5 mm diameter) and NQ (47.6 mm diameter) size core that was sawn in half with a diamond saw after being logged and the sampling intervals  marked by a geologist. A one half split of the core for each interval was then sent for assay to either ALS Chemex, in the case of Minamérica S.A., or Fomicruz’s own laboratory. The remaining half of the sawn core was returned to the original core box and retained for archival purposes. The entire Fomicruz drill core is currently securely stored in a warehouse in the Estancia Piedra Labrada field camp where it was found by Ebisch to be neatly stacked and clearly labeled. The Minamérica S.A. drill core until a few years ago was stored in a building in Puerto San Julián but unfortunately was all inadvertently destroyed when the building was demolished.

Recent surface samples

Surface sampling consists of channel-type samples, which is the most representative surface sampling method. Staff geologists decide where to sample based upon mineralization and alteration. They then mark the outcrop for the sample intervals with paint and describe the sample locations and alteration, mineralization, and lithologic features for each sample interval. While documenting the sample details, they also supervise technical help to saw parallel cuts in the rock with a hand-held electric diamond saw (similar to a hand–held circular saw used in residential construction). The parallel cuts are 6.4 centimetres apart and 3.8 centimetres deep (roughly the size of split HQ drill core). The technicians then chisel out samples from between the sawn cuts in the rocks to a depth of 3.8 centimetres. The samples are bagged while chiseled, and then the bags are sealed upon completion.

Recent drill samples

The drill core consists of HQ (63.5 millimetre diameter) size core. The drill core is removed from the core barrel by the drill crew and placed in “core” boxes with wooden blocks documenting the drilled core interval. The boxes are sealed and taken from the drill rig by technicians to tables in an indoor core logging facility. Staff geologists then log the core, which includes determining core recovery for drilled intervals, documenting lithology, mineralization, alteration, and structural features. During this procedure, the geologist also marks the sample intervals based upon the geologic features noted. These sample intervals commonly range from 0.4 to 1.5 meters in length. The geologist also marks the cut line on the core to optimize the symmetry of the mineralization. The technicians then photograph the core, both in a wet and dry condition. Next, they saw the core in half using a large diamond-bladed saw, returning both halves to the core box. The logging geologist then places one half of the sawn core sample into a sample bag marked with the appropriate sample number, and seals the bag with a “zip-tie”. These samples are then organized according to sample number, at which time blanks and standards are randomly placed in the sample sequence within separate sample bags that will be submitted along with the actual core samples. The blanks and standards, with a known precious and base metal content, help to verify the accuracy of the lab results for the actual core samples. Finally, the sample bags are placed into large rice bags, secured with zip ties, and stored in a locked container until they are shipped by truck to a bus station for transport to the ALS Chemex prep facility. These security procedures tend to preclude any tampering with the core samples.

Verification Samples

A total of nineteen verification samples were taken during the 2009 site visit by Ebisch. Only one of these samples was taken from outcrop. The other eighteen samples consisted of quartered drill core from some very well-mineralized intervals. Much of the sampled drill core contained significant amounts of sulfide minerals, consistent with Cerro Cazador assays. The observed mineralization was consistent with that of epithermal vein systems. The samples were quartered by a technician at the Cerro Cazador core facility under the supervision of Ebisch who then placed the quartered core into appropriately-marked sample bags. The check sample intervals corresponded exactly to the Cerro Cazador sample intervals. The nineteen samples were placed in a rice bag that was sealed with a zip tie. They were then transported personally by Ebisch as luggage to the United States from where the samples were shipped by United Parcel Service to the ALS Chemex Lab in Reno, Nevada.

Silver and base metals contents were evaluated at ALS Chemex through Inductively Coupled Plasma Spectrometry (“ICP”) while gold was evaluated by fire assay and Atomic Absorption Spectrometry (“AAS”). Results of check assays for the core and a comparison to Cerro Cazador assays can be seen in Table 8.

Table 8
NI 43-101 Check Assays
Assay Comparison

DDH & Interval (meters)	Au (ppm)	Ag (ppm)	Cu (%)	Pb (%)

D08-127 125.65-126.07	5.75 / 5.95	185 / 218	5.08 / 6.00	0.13 / 0.11
D08-127 126.07-126.40	2.63 / 2.35	224 / 199	10.15 / 7.99	0.04 / 0.04
D08-127 126.40-126.80	2.88 / 3.13	349 / 297	19.75 / 17.20	0.09 / 0.06
D08-127 126.80-127.20	4.57 / 5.84	229 / 273	3.98 / 5.35	0.42 / 0.27

DDH & Interval (meters)	Au (ppm)	Ag (ppm)	Cu (%)	Pb (%)

D08-130 114.30-114.70	4.35 / 5.39	71 / 118	1.49 / 1.94	0.52 / 0.58
D08-130 114.70-115.10	3.17 / 3.61	97/ 88	1.38 / 1.97	0.53 / 0.33
D08-130 115.10-115.70	2.09 / 3.01	95 / 105	1.41 / 1.47	0.98 / 0.84
D08-130 115.70-116.05	2.46 / 1.86	340 / 441	12.50 / 19.90	0.41 / 0.35
D08-130 116.05-116.50	7.15 / 5.51	308 / 326	5.59 / 5.38	0.37 / 0.32
D08-130 116.50-116.90	5.48 / 7.54	182 / 281	2.25 / 3.95	0.67 / 0.76

D08-134 98.60-99.30	6.17 / 4.37	1055 / 1020	1.14 / 1.22	1.65 / 2.19
D08-134 99.30-99.70	2.44 / 1.70	4720 / 3120	0.23 / 0.18	19.15 / 16.35
D08-134 99.70-100.10	2.36 / 1.56	2360 / 1475	2.02 / 0.20	24.2 / >20
D08-134 100.10-100.50	24.5 / 6.31	875 / 3380	1.13 / 4.24	0.64 / 1.17

D08-137 74.70-76.30	3.56 / 4.81	241 / 328	0.73 / 1.00	1.26 / 1.45
D08-137 76.30-77.00	1.19 / 0.86	960 / 1395	3.64 / 4.25	26.50 / >20
D08-137 77.00-77.50	1.07 / 1.35	738 / 786	2.96 / 2.90	5.61 / 8.88
D08-137 77.50-78.40	0.71 / 1.14	218 / 151	0.33 / 0.31	2.79 / 2.02

Sample Preparation, Analyses and Security

Historical sampling

Samples collected by Fomicruz were sent for preparation and analysis mainly to their own internal laboratory in Rio Gallegos for preparation and analysis and those of Minamérica S.A. were analyzed by Bondar Clegg ITS and ALS Chemex Laboratory in Mendoza, Argentina. Few details are available regarding the handling of these samples; although it is obvious the drill core was examined by competent geologists who carefully marked sample intervals on the core for splitting (sawing in half). In one historical report, it was mentioned that cross checking of some Fomicruz analyses by ALS Chemex in 2004 showed that gold values below 0.04 g/t Au were often over-estimated and that silver values below 10 g/t Ag were sometimes under-estimated. Gold results in the 1 g/t Au range or greater were generally in agreement between the two labs.

Almost no other information exists regarding the quality assurance/quality control (“QA/QC”) sampling protocols of these two companies. Available data indicates that the other exploration methodologies used by these companies is in general of good professional quality and there is no reason to believe the sampling and analysis were not also carried out using acceptable procedures and methods.

Recent Sampling

Samples collected by Cerro Cazador are sealed, organized, and stored in a locked container until shipped by truck to a bus station for transport to the ALS Chemex prep facility located in Mendoza, Argentina. From Mendoza, the pulps are sent to the ALS Chemex Assay Lab in Serena, Chile. The ALS Chemex laboratory is an ISO 9001:2000 and ISO 17025:1999 accredited facility. QA/QC procedures include the use of barren material to clean sample preparation equipment between well-mineralized samples and monitoring the particle size of crushed material and the fineness of the final sample pulp. Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference materials, and replicate samples. ALS Chemex also maintains an extensive library of international and in-house standards for quality control purposes. The results were examined by Ebisch and in his opinion; no unusual or suspect analytical results were reported. In addition, the sample preparation, security, and analytical procedures were accurate and standard. No employee, officer, director, or associate of Cerro Cazador conducted any aspect of sample preparation.

Samples were initially analyzed for 34 elements, including gold and silver. Elements other than gold were analyzed using a four acid digestion and inductively coupled plasma atomic emission spectroscopy (“ICP AES”) method. Gold was analyzed with a 50 gram sample using fire assay with an atomic absorption finish.

High-grade samples of gold and silver are analyzed using a gravimetric finish. Higher grades of copper, lead, and zinc were analyzed using a four acid digestion and atomic absorption finish.

In each sequence of twenty samples, Cerro Cazador inserts three control samples for verification of laboratory quality. These include one blank sample (established barren crystal tuff), one core quarter duplicate, and one standard (3 different standards are purchased from an accredited lab and rotated periodically).

Verification sampling

Nineteen verification samples were taken by Ebisch, an Independent Qualified Person as defined by NI 43-101. Ebisch has no direct interest in the La Josefina Project or in Cerro Cazador S.A. These verification samples were handled entirely by Ebisch. No officer, director or associate of Cerro Cazador was in contact with the samples. Ebisch personally carried these samples as luggage to the United States from where they were sent by United Parcel Service to ALS Chemex laboratory in Reno, Nevada.

For all sample preparation and analysis activities, ALS Chemex routinely maintains logs which provide a QA/QC trail for any problems that may occur in the sample preparation or analytical processes. Blanks and standards are routinely put in each batch of samples as a way of tracking and maintaining analytical quality and error reports are generated automatically to warn of any reference or check materials that fall outside the established control limits. The sample preparation procedures consist of drying, crushing and splitting a 300g subset from the original pulp and pulverizing to 75 microns, taking a 50g split of this for a 3-hour hot aqua regia digestion, and following with a fire assay for gold using an AAS finish.

For any samples with more than 5 g/t Au, a gravity finish is used. Other elements are analyzed with an ICP procedure, with samples having more than 100 g/t Ag followed with fire assay and a gravity finish and samples with more than 1% copper, cobalt, molybdenum, nickel, lead or zinc followed with an AAS analysis. Ebisch believes that the preparation, security and analytical procedures used for the verification samples are adequate and meet or exceed industry accepted standards.

The assay certificates for the verification sampling may be found in Appendix D to the La Josefina Technical Report. The comparison of selected geochemical results can be seen in Table 8. It is Ebisch’s opinion that the results seen in Table 8 indicate that both the original assays and the check assays contain base and precious metal values that are nearly equivalent, especially given the high grades of the selected samples that were submitted for a check analysis. Only one sample yielded results that seemed to vary significantly. DDH D08-134, 100.10-100.50 meters returned 24.5 ppm gold in the Cerro Cazador assay, but only 6.31 ppm gold in the check assay. However, the Cerro Cazador Ag assay of that same interval returned 875 ppm silver while the check assay yielded a result of 3380 ppm Ag. The high-grade nature of the original and the check samples makes it hard to replicate every sample value. Overall, however, the comparisons seen in Table 8 indicate that the quartered core taken by Ebisch is representative of the original samples. It also suggests that reproducibility of results is quite consistent, especially given the high-grades samples that were the subject of this investigation.

UNRESOLVED STAFF COMMENTS

None

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Selected Financial Information as at March 31, 2012:

The Company’s financial statements as at March 31, 2012 have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting (“IAS 34”) and using policies consistent with IFRS. All financial results presented in this MD&A are expressed in Canadian dollars.

A summary of selected financial information for the three month periods ended March 31, 2012 and March 31, 2011 is as follows:

	Three months ended
	March 31, 2012	March 31, 2011
Net loss for the period	(1,747,380)	(1,674,338)
Net loss for the period – basic and diluted loss per share	($0.02)	($0.02)
Total assets	9,928,496	6,733,913
Total non-current liabilities	125,000	125,000
Cash dividends	-	-

The Company has chosen to expense its exploration and evaluation expenditures as incurred.

In the three month period ended March 31, 2012 and March 31, 2011 the Company incurred exploration expenses of $247,015 and $509,038, respectively.  Primary components of exploration expenses in 2012 and 2011 are given in the following table:

	Three months ended
	March 31, 2012	March 31, 2011
Drilling Expense	$-	$358,608
Assay expense	70,659	30,111
Equipment rental expense	17,933	48,367
Fuel expense	18,386	14,437
Property payments	82,254	15,884
Property reports	-	-
Other	57,782	41,631
	$247,015	$509,038

Expenses attributable to drilling and equipment rental were all lower in 2012 as compared to 2011. The Company’s exploration drilling was put on hold in 2012 as the Company worked to renegotiate its agreement on the La Josefina property. As a result, exploration expenses were lower in 2012 compared to 2011.

Exploration expenses were allocated to the Company’s properties according to the following table:

	Three months ended
	March 31, 2012	March 31, 2011
La Josefina	$212,762	$506,737
Bajo Pobre	5,906	(5,046)
Other	28,347	7,347
	$247,015	$509,038

For the three month period ended March 31, 2012 the major components of Administrative and Office expenses were $22,052 on account of drilling camp rent (as compared to $18,782 in 2011) and miscellaneous expense relating to the La Josefina project of $80,037 (as compared to $38,641 in 2011).

Results of Operations

Three month period ended March 31, 212 as compared to the three month period ended March 31, 2011

For the three month period ended March 31, 2012 the Company generated a net loss of $1,747,380 or $0.02 per share, compared to a net loss of $1,674,338, or $0.02 per share, for the three month period ended March 31, 2011. The increased net loss and net loss per share was mainly a result of increased administrative and office expenses, increased payroll expense, increased share based compensation expense and to a lesser extent increased travel expense. The increase in administrative and office expense is from an increase in employment in Argentina.

The Company generated interest and dividend income of $21,159 for the three month period ended March 31, 2012, up from $13,192 for the three month period ended March 31, 2011. The Company incurred operating expenses of $1,745,437 for the three month period ended March 31, 2012, up from $1,588,749 for the three month period ended March 31, 2011. The increase in the operating expenses in 2012 was mainly a result of increased administrative and office expenses, payroll expenses and share based compensation expense compared to the same period in 2011.  This was mainly the result of employee incentive bonuses being paid during the period as well as the Company granting options to certain directors, officers, employees and consultants.

The Company intends to continue exploration work on the La Josefina property in accordance with the Technical Report.  Management believes that there are no exogenous factors that have caused the value of any of its mineral exploration properties to decrease since they were acquired.

Other assets include VAT receivable as of March 31, 2012 of $1,190,551.  This amount reflects the VAT credit accrued due to the payment of VAT on certain transactions in Argentina. The Company plans to seek reimbursement on the VAT. This asset is reported at net present value on the Company’s consolidated statement of financial position.

Selected Financial Information as at December 31, 2011:

The Company’s financial statements as at December 31, 2011 have been prepared in accordance with International Financial Reporting Standard 1 – First Time Adoption of International Financial Reporting Standards (“IFRS 1”) and International Accounting Standard 34, Interim Financial Reporting (“IAS 34”) and using policies consistent with IFRS. All financial results presented in this MD&A are expressed in Canadian dollars.

A summary of selected financial information for the years ended December 31, 2011 and December 31, 2010 is as follows:

	Year ended
	December 31, 2011	December 31, 2010
Net loss for the period	(8,280,161)	(3,362,240)
Net loss for the period – basic and diluted loss per share	($0.09)	($0.07)
Total assets	11,494,788	8,138,880
Total non-current liabilities	125,000	125,000
Cash dividends	-	-

The Company has chosen to expense its exploration and evaluation expenditures as incurred.

In the years ended December 31, 2011 and December 31, 2010 the Company incurred exploration expenses of $3,522,458 and $395,011, respectively.  Primary components of exploration expenses in 2011 and 2010 are given in the following table:

	Years ended
	December 31, 2011	December 31, 2010
Drilling Expense	$2,556,007	$-
Assay expense	356,161	99,754
Equipment rental expense	179,165	42,894
Fuel expense	128,180	52,144
Property payments	178,428	97,152
Property reports	807	20,366
Other	123,710	82,701
	$3,522,458	$395,011

Expenses attributable to drilling, assay, equipment rental and fuel were all higher in 2011 as compared to 2010. The Company’s exploration efforts in 2011 were increased as the Company conducted a drilling campaign on the La Josefina property. As a result, exploration expenses were higher in 2011 compared to 2010.

In the year ended December 31, 2011, the Company drilled 18,886 meters.  There was no drilling in 2010.

Exploration expenses were allocated to the Company’s properties according to the following table:

	Years ended
	December 31, 2012	December 31, 2011
La Josefina	$3,153,132	$269,696
Bajo Pobre	3,350	51,050
Other	365,975	74,265
	$3,522,458	$395,011

For the year ended December 31, 2011 the major components of Administrative and Office expenses were $76,137 on account of drilling camp rent (as compared to $68,785 in 2010) and miscellaneous expense relating to the La Josefina project of $194,753 (as compared to $145,564 in 2010).

Results of Operations

Year ended December 31, 2011 as compared to the year ended December 31, 2010

For the year ended December 31, 2011 the Company generated a net loss of $8,280,161 or $0.09 per share, compared to a net loss of $3,362,240, or $0.07 per share, for the year ended December 31, 2010. The increased net loss and net loss per share was a result of increased exploration expense, increased professional fees expense, increased administrative and office expense, increased travel expense, increased payroll expense and increased stock based compensation expense.

The Company generated interest and dividend income of $87,083 for the year ended December 31, 2011, up from $21,269 for the year ended December 31, 2010. The Company incurred operating expenses of $7,837,644 for the year ended December 31, 2011, up from $4,398,517 for the year ended December 31, 2010. The increase in the operating expenses in 2011 was a result of increased exploration expenses, including the expanded drilling campaign on the La Josefina property, and increased professional fees.

The Company intends to continue exploration work on the La Josefina property in accordance with the Technical Report.  Management believes that there are no exogenous factors that have caused the value of any of its mineral exploration properties to decrease since they were acquired.

Other assets include VAT receivable as of December 31, 2011 of $1,143,509.  This amount reflects the VAT credit accrued due to the payment of VAT on certain transactions in Argentina. The Company plans to seek reimbursement on the VAT if and when the exploitation of minerals has commenced. This asset is reported at net present value on the Company’s consolidated statement of financial position.

Summary of Quarterly Results

The quarterly results below have been restated to reflect accounting policies consistent with IFRS.

	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Net loss for the period	(1,747,380)	(2,311,841)	(1,848,875)	(2,445,107)
Net loss per share – basic and diluted:	($0.02)	($0.02)	($0.02)	($0.03)
Working capital	6,626,758	8,261,632	10,976,803	12,834,217
Total assets	9,928,496	11,494,788	13,867,665	15,903,911
Total non-current liabilities	125,000	125,000	125,000	125,000
Total shareholders’ equity	9,131,729	10,628,859	13,048,100	14,617,572
Cash dividends	-	-	-	-

	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
Net loss for the period	(1,674,338)	(1,438,947)	(824,275)	(1,032,277)
Net loss per share – basic and diluted:	($0.02)	($0.03)	($0.02)	($0.02)
Working capital	4,364,744	5,918,120	(755,485)	(101,737)
Total assets	6,733,913	8,138,880	2,117,805	2,417,734
Total non-current liabilities	125,000	125,000	-	-
Total shareholders’ equity	5,965,661	7,505,089	962,500	1,619,663
Cash dividends	-	-	-	-

Capital Resources and Liquidity as at March 31, 2012:

The Company does not have any cash flow generating properties. As at March 31, 2012 the Company had $7,136,282 in cash and short term investments and working capital of $6,600,570.  In the normal course of business, 30% of all funds transferred by wire to CCSA from the Company are withheld by the Government of Argentina unless they are applied to a capital increase. These withheld amounts are deposited in non-remunerated US dollar fixed term deposits until the Government of Argentina approves the Company’s formal application for release.  As at May 25, 2012, the Company had approximately $6.7 million in cash and short term investments.  With the signing of the exploration agreement with Eldorado, the Company believes it will be able to significantly reduce its burn rate.

As at March 31, 2012 the Company had $7,136,282 in cash and short term investments and working capital of $6,626,758.  As at June 08, 2012 the Company had approximately $6.24 million in cash and short term investments.

Capital Resources and Liquidity as at December 31, 2011:

The Company does not have any cash flow generating properties. As at December 31, 2011 the Company had $8,840,000 in cash and short term investments and working capital of $8,261,632.  In the normal course of business, 30% of all funds transferred by wire to CCSA from the Company are withheld by the Government of Argentina unless they are applied to a capital increase. These withheld amounts are deposited in non-remunerated US dollar fixed term deposits until the Government of Argentina approves the Company’s formal application for release.

Going Concern

The accompanying consolidated financial statements have been prepared under the assumption that the Company will continue as a going concern. The Company is an exploration stage company and has incurred losses since its inception. As shown in the accompanying consolidated financial statements, the Company has had no revenues and has incurred an accumulated loss of $24,324,113 through December 31, 2011. However, the Company has sufficient cash at December 31, 2011 to fund normal operations for the next 12 months.

The Company’s ability to continue as a going concern is dependent upon the discovery of economically recoverable mineral reserves, the ability to obtain necessary financing to complete development and fund operations and future production or proceeds from their disposition. Additionally, the current capital markets and general economic conditions in the United States and Canada are significant obstacles to raising the required funds. These factors raise doubt about the Company’s ability to continue as a going concern.

The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. If the going concern basis was not appropriate for these consolidated financial statements, adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.

Financial Instruments and Other Instruments

The Company’s financial instruments consist of cash and equivalents, accounts receivable, performance bond and accounts payable and accrued liabilities.

The fair value hierarchy established by CICA Handbook Section 3862 – Financial Instruments – Disclosures and by the proposed IFRS 9 Financial Instruments: Classification and Measurement, establishes three levels to classify the inputs to valuation techniques used to measure fair value.  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.  Level 2 inputs are quoted prices in markets that are not active, quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability (for example, interest rate and yield curves observable at commonly quoted intervals, forward pricing curves used to value currency and commodity contracts and volatility measurements used to value option contracts), or inputs that are derived principally from or corroborated by observable market data or other means. Level 3 inputs are unobservable (supported by little or no market activity). The fair value hierarchy gives the highest priority to Level 1 inputs and lowest priority to Level 3 inputs. Cash and equivalents and performance bond are measured and reported as Level 1.

Fair value

The fair value of financial instruments at March 31, 2012 and December 31, 2011 is summarized as follows:

	March 31, 2012		December 31, 2011
	Carrying amount	Fair value	Carrying amount	Fair value
Financial Assets

FVTPL
Cash and equivalents (Level 1)	$ 7,136,282	$ 7,136,282	$ 8,840,000	$ 8,840,000

Available for sale
Performance Bond (Level 1)	231,282	231,282	227,596	227,596

Loans and receivables
Accounts receivable	70,750	70,750	64,364	64,364

Financial Liabilities

Other financial liabilities
Accounts payable and accrued liabilities	402,468	402,468	516,696	516,696

Financial risk management

The Company’s financial instruments are exposed to certain financial risks, including currency risk, credit risk, liquidity risk, interest rate risk and price risk.

i.	Currency risk

The Company holds cash balances and incurs payables that are denominated in the Canadian Dollar, the United States Dollar and the Argentine Peso. These balances are subject to fluctuations in the exchange rate between the Canadian Dollar, and the United States Dollar and the Argentine Peso, resulting in currency gains or losses for the Company.

As at March 31, 2012, the following are denominated in US dollars:

Cash and equivalents	$13,174
Accounts payable and accrued liabilities	69,577

As at March 31, 2012, the following are denominated in Argentine Peso:

Cash and equivalents	$173,634
Performance bond	231,282
Accounts receivable	35,918
Accounts payable and accrued liabilities	207,611

The Company is exposed to the financial risk related to the fluctuation of foreign exchange rates. A significant change in the currency exchange rates between the United States dollar relative to the Canadian dollar and the Argentine Peso could have an effect on the Company’s results of operations, financial position or cash flows. The Company has not hedged its exposure to currency fluctuations.

At March 31, 2012, if the U.S. dollar strengthened or weakened by 10% relative to the Canadian dollar the impact on income and other comprehensive income due to the translation of monetary financial instruments would be as follows:

Impact on net loss and comprehensive loss
U.S. Dollar Exchange rate – 10% increase	$899
U.S. Dollar Exchange rate – 10% decrease	$(899)

At March 31, 2012, if the Argentine Peso strengthened or weakened by 10% relative to the Canadian dollar the impact on income and other comprehensive income due to the translation of monetary financial instruments would be as follows:

Impact on net loss and comprehensive loss
Argentine Peso Exchange rate – 10% increase	$30,676
Argentine Peso Exchange rate – 10% decrease	$(30,676)

ii.              Credit risk

Credit risk is the risk of an unexpected loss if a third party to a financial instrument fails to meet its contractual obligations.

The Company’s cash and equivalents are held through Canadian and Argentine financial institutions.

The Company maintains its cash and equivalents in multiple financial institutions. The Company maintains cash in an Argentine bank. The Argentine accounts, which had a Canadian dollar balance of $173,634 at March 31, 2012 (December 31, 2011 - $396,733) are considered uninsured.

The Company maintains a cash balance in its bank account in Argentina.  This balance is exposed to credit risk if the bank failed to meet its obligation to the Company.  The Company controls for this risk by only keeping funds in Argentina sufficient to meet approximately two months of operating expenses.

There is minimal credit risk on accounts receivable as all amounts are considered collectible.

The Company pays a value added tax “VAT” to the Argentine government on all expenses in Argentina.  This creates a VAT receivable on the Company’s books owed to it by the government of Argentina.  The Company’s current receivable is $1,190,551 (December 31, 2011 - $1,143,509).  The Company believes this to be a collectable amount and it is backed in the strength and laws of the Argentine government.  If for some reason the government did not pay, changed the laws, or defaulted on the receivable the Company potentially could lose the full value of the receivable.

iii.	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company manages liquidity risk through the management of its capital structure.

iv.	Price risk

The Company is exposed to price risk with respect to commodity prices. The Company closely monitors commodity prices to determine the appropriate course of action to be taken by the Company.  There is minimal price risk at the present time as the Company is not yet in the production phase.  A dramatic decline in commodity prices could impact the viability of the Company and the carrying value of its properties.

v.	Interest rate risk

Interest rate risk is the impact that changes in interest rates could have on the Company’s earnings and liabilities.  In the normal course of business, the Company is not exposed to interest rate fluctuations as there is no interest bearing debt as at March 31, 2012.

OFF BALANCE SHEET ARRANGEMENTS

As at December 31, 2011, we had no off balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on results of operations or our financial condition.

DIRECTORS AND SENIOR MANAGEMENT AND EMPLOYEES

Our Articles of Incorporation and Bylaws are attached to this registration statement as exhibits. The Articles of the Corporation provide for a minimum of one and a maximum of nine directors. The Corporation’s board of directors (the “Board” or “Board of Directors”) currently consists of eight directors.  Our directors and senior management are:

Name, Province/State and Country of Residence and Position with the Corporation	History with Company	Principal Occupation	Additional Employment History
Tim Hunt(2) Washington, USA Executive Chairman and Director · Relationships to other management: Father of Darrick Hunt	· Executive Chairman from April 2010 to current · Director from December 2009 to current · Chief Executive Officer, Executive Chairman and Director of the Corporation from December 2009 to April 2010
· President, T.R.A. Industries, Inc., doing business as Huntwood Industries, from 1988 to current
· Location:
23800 E Appleway Ave
Liberty Lake, WA 99019
· Type of business: Building products manufacturing company
· None
Matthew Hughes Washington, USA President, Chief Executive Officer and Director · Relationships to other management: None	· President, Chief Executive Officer and Director of the Corporation from April, 2010 to current · Chief Operating Officer and Director from December, 2009 to April 26, 2010	· Principally employed by Hunt Mining, from February 2010 to current
· Executive Vice-President and Chief Operating Officer, HuntMountain,
1611 N. Molter Rd #201
Liberty Lake, WA 99019
from December 2005 to February 2010
· Chief Geologist of Mundoro Mining Inc.,
543 Granville St., Suite 702
Vancouver, B.C., Canada
V6C 1X8, a mining company, from October 2003 to December 2005

Matthew Fowler Washington, USA Chief Financial Officer, Secretary · Relationships to other management: None	· Chief Financial Officer of the Corporation from February 2012 to current	· Principally employed by Hunt Mining from February 2012 to current
· Chief Financial Officer of Marifil Mines, ltd ,
Suite 450 – 850 West Pender St. Vancouver, BC, Canada
V6C 2V6, a mining company, from October 2010 to April 2012
· Senior Consultant of Sharp Executives Associates, inc
3028 W. Grace Ave Spokane, WA 99205, a consulting company, from January 2009 to February 2012

Name, Province/State and Country of Residence and Position with the Corporation	History with Company	Principal Occupation	Additional Employment History
Andrew Gertler(1) Quebec, Canada Director · Relationships to other management: None	· Director from June, 2008 to current
· Relationship Manager of Lester Asset Management Inc., from July 2006 to current
· Location:
1800 McGill College Ave, Suite 2102,
 Montreal, QC, Canada
H3A 3J6
· Type of business: Discretionary money management firm
· Chairman and Chief Executive Officer of Neutron Enterprises Inc. 1 Westmont Square, Westmont, Quebec Canada, H3X 2P9, a technology company from August 2004 to June 2006
Bryn Harman Washington, USA Former Chief Financial Officer and Secretary, Director · Relationships to other management: None	· Director from December 2009 to current · Chief Financial Officer and Secretary from December 2009 to March 2011	· Senior Portfolio Manager of Ken Roberts Investment Management · Location: 717 W. Sprague Ave. Suite 1166 Spokane, WA 99201 · Type of business: Registered Investment Advisor
· Controller of MDC America, Inc., a wholly-owned subsidiary of St. Augustine Gold and Copper Ltd.
P.O. Box 1140
Veradale, WA 99037
from April, 2011 to June 2011
· Chief Financial Officer of HuntMountain
1611 N. Molter Rd #20
Liberty Lake, WA 99019
from November 2007 to February, 2010
· Director of Research of
ICM Asset Management Inc.
601 W Main Avenue, Ste 600
Spokane, WA 9920
an investment management company, from July 2002 to November 2007

Darrick Hunt Washington, USA Director · Relationships to other management: Son of Tim Hunt	· Director from December 2009 to current
· Chief Financial Officer of T.R.A. Industries, Inc., doing business as Huntwood Industries from January 2006 to current
· Location:
23800 E Appleway Ave
Liberty Lake, WA 99019
· Type of business: Building products manufacturing company
· Controller of T.R.A. Industries, Inc. 23800 E Appleway Ave Liberty Lake, WA 99019 from May 1999 to January 2006

Name, Province/State and Country of Residence and Position with the Corporation	History with Company	Principal Occupation	Additional Employment History
Alan Chan(1) (2) Alberta, Canada Director · Relationships to other management: None	· Director from June, 2008 to current
· President and principal of A.C. Capital Inc. (formerly called A.C. Management Inc.) from March, 1996 to current
· Location:
Suite 628, 138-4th Ave S.E.
Calgary, Alberta, Canada T3E 2J4
· Type of business: Financial consulting company
· Founder and Principal of China Pacific Industrial Corp. Suite 328, 1333-8th St. SW Calgary, Alberta, Canada T2R 1M6 from July, 1994 to September, 1997
Scott Brunsdon(1)(2) Washington, USA Director · Relationships to other management: None	· Director from March, 2010 to current	· Chief Financial Officer of International Minerals Corporation from January, 2011 to current · Location: 7950 E. Acoma Drive, Suite 211, Scottsdale, AZ 85260 · Type of business: Mining company	· Chief Financial Officer and Corporate Secretary of Revett Minerals Inc. 11115 E Montgomery, Suite G Spokane Valley, WA 99206 a mining company from June, 2004 to December, 2009
Jacques Perron, P.Eng. Ontario, Canada Director · Relationships to other management: None	· Director from May, 2010 to current
· President and Chief Executive Officer of St Andrew Goldfields Ltd. from October 2007 to current
· Location:
 20 Adelaide St. East, Ste 801
Toronto, ON, Canada
M5C 2T6
· Type of business: Mining company

· Senior Vice President, Americas for Iamgold Inc.
401 Bay St., Suite 3200
Toronto, ON, Canada M5H2Y4, a mining company from November 2006 to October 2007
· Vice-President, Canada of Cambior Inc.
750-111 Rue Saint-Charles,
Longueuil, QC, Canada
J4K 5G4, a mining company, from 2004 to 2006

Notes:

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.

Involvement in Certain Legal Proceedings

During the past ten years, Messrs. T. Hunt, Hughes, Gertler, Harman, D. Hunt, Chan, Brunsdon, Perron and Mr. Fowler have not been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator,  floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)	Engaging in any type of business practice; or

iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	Any Federal or State securities or commodities law or regulation; or

ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Experts

James Ebisch, R.P. Geo. is the author of the La Josefina Technical Report. To our knowledge, Mr. Ebisch does not own any securities, direct or indirect, of the Company.

The financial statements of Hunt Mining Corp. as of December 31, 2011 and 2010 and for the years then ended included in this prospectus and registration statement have been so included in reliance on the report of MNP LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Financial Expert

Our Audit Committee Financial Expert is Scott Brunsdon.

Independence

National Instrument 52-110 Audit Committees, (“NI 52-110”) provides that a member of an audit committee is “independent” if the member has no direct or indirect material relationship with the issuer, which could, in the view of the Corporation’s Board, reasonably interfere with the exercise of the member’s independent judgment.

The Corporation’s Audit Committee consists of Scott Brunsdon, Andrew Gertler and Alan Chan.  Messrs. Brunsdon, Gertler and Chan are considered independent within the meaning of NI 52-110.

The Board has analyzed the independence of each director and nominee and has determined that the members of the Board listed below meet the requirements of applicable laws and the listing standards regarding “independence” of the NASD. Each director is free of relationships that would interfere with the individual exercise of independent judgment. Based on these standards, the Board determined that each of the following non-employee directors, including nominated and continuing directors, is independent and has no relationship with the Company, except as a director and shareholder:

•	Andrew Gertler
•	Alan Chan
•	Jacques Perron
•	Scott Brunsdon

Management Compensation

Compensation of Directors

The following table sets forth the total compensation earned by each director of the Corporation in 2011:

Directors (1)	Fees earned ($)	Share-based awards ($)	Option-based awards ($)(2)	Non-Equity Incentive Plan Compensation	Pension Value ($)	All Other Compensation ($)	Total Compensation ($)
Andrew Gertler	15,200	-0-	3,937	-0-	-0-	-0-	19,137
Darrick Hunt	15,200	-0-	9,843	-0-	-0-	-0-	25,043
Alan Chan	15,200	-0-	51,299	-0-	-0-	-0-	66,499
Scott Brunsdon(3)	18,000	-0-	84,827	-0-	-0-	-0-	102,827
Jacques Perron(4)	15,200	-0-	84,827	-0-	-0-	-0-	100,027

Notes:

(1)	Compensation information for each of Messrs. Hughes, Harman and Hunt is reported in the Summary Compensation Table for Named Executive Officers above.
(2)
The grant date fair values of the share option awards are determined in accordance with 3870 of the CICA Handbook (accounting fair value) using a Black-Scholes option pricing model. For a discussion of the assumptions made in the valuation, refer to Note 7 to our consolidated financial statements for the fiscal year ended December 31, 2010.

(3)	Mr. Brunsdon was appointed to the Corporation’s board of directors on March 8, 2010.
(4)	Mr. Perron was appointed to the Corporation’s board of directors on May 25, 2010.

Other than by grants of stock options, the non-employee directors were not compensated for services rendered to the Corporation as directors during 2010. The Corporation reimburses out-of-pocket costs that are incurred by the directors.

Compensation of Executive Officers

Salaries of executive officers were based on informal discussions and analysis by the Board of Directors. The Board of Directors has not used any formula in the determination of executive salaries. Base salaries are paid at levels that reward executive officers for ongoing performance and that enable the Corporation to attract and retain qualified executives with a demonstrated ability to maximize shareholder value. Base pay is a critical element of our compensation program because it motivates the executive officers with stability and predictability, which allows the executive officers to focus their attention on maximizing shareholder value and other business initiatives. Although the Corporation has no specific formula for determining base salary, the Corporation may consider the following factors, among others: the executive’s current base salary, qualifications and experience, industry knowledge, scope of responsibilities, past performance and length of service with the Corporation. The Corporation does not apply a specific weighting to any of the above factors. The Compensation Committee has not established formal periodic compensation review procedures; however, salaries and other elements of executive compensation will be reviewed periodically by the Compensation Committee and the Board of Directors.

Summary Compensation Table

The following table sets forth all annual and long-term compensation for services in all capacities to the Corporation for each of the previous three fiscal years in respect of the Named Executive Officers:

Named Executive Officer and Principal Position	Year	Salary ($)	Share-based awards ($)	Option-based awards ($)	Non-Equity Incentive Plan Compensation		Pension Value ($)	All Other Compensation ($)	Total Compensation ($)
					Annual Incentive Plan ($)	Long-term Incentive Plan ($)
Matthew Hughes(1) President and Chief Executive Officer	2011 2010	197,578 186,625	-0- -0-	9,843 -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	207,421 186,625
	2009	4,338	-0-	130,000	-0-	-0-	-0-	-0-	134,338

Bryn Harman(2) Former Chief Financial Officer and Secretary	2011 2010	34,855 145,087	-0- -0-	9,843 -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	44,698 145,087
	2009	3,147	-0-	130,000	-0-	-0-	-0-	-0-	133,147

Tim Hunt(3) Executive Chairman and Former Chief Executive Officer	2011 2010	123,723 129,600	-0- -0-	9,843 258,250	-0- -0-	-0- -0-	-0- -0-	-0- -0-	133,566 387,850
	2009	-0-	-0-	130,000	-0-	-0-	-0-	-0-	130,000

Danilo Silva(4) President, Cerro Cazador SA	2011 2010	146,546 139,769	-0-	9,843 -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	156,389 139,769
	2009	144,843	-0-	130,000	-0-	-0-	-0-	-0-	274,843

Notes:

(1)
Mr. Hughes was appointed Chief Executive Officer of the Corporation on April 26, 2010. Mr. Hughes was President and Chief Operating Officer of the Corporation from December 23, 2009 to April 26, 2010. Mr. Hughes was appointed to the Corporation’s board of directors on December 23, 2009. Mr. Hughes received no compensation during the financial year ended December 31, 2010 in respect of his duties as a director of the Corporation.

(2)
Mr. Harman was appointed Chief Financial Officer and Secretary of the Corporation on December 23, 2009. Effective March 24, 2011, Mr. Harman resigned his position as the Chief Financial Officer and Secretary of the Corporation. Mr. Harman was appointed to the Corporation’s board of directors on December 23, 2009. Mr. Harman received no compensation during the financial year ended December 31, 2010 in respect of his duties as a director of the Corporation.

(3)
Mr. Hunt was appointed Executive Chairman of the Corporation’s board of directors on April 26, 2010. Mr. Hunt was formerly Chief Executive Officer of the Corporation until April 26, 2010. Mr. Hunt was appointed to the Corporation’s board of directors on December 23, 2009. Mr. Hunt received no compensation during the financial year ended December 31, 2010 in respect of his duties as a director of the Corporation.

Stock Option Plans and Long-Term Incentive Plan Awards

The Corporation has in place an incentive stock option plan (the “Existing Stock Option Plan”) which provides that the Board may from time to time, in its discretion, and in accordance with TSXV requirements, grant to directors, officers, employees and technical consultants to the Corporation, non-transferable options to purchase common shares, provided that the number of common shares reserved for issuance will not exceed 10% of the issued and outstanding common shares of the Corporation. If the shareholders of the Corporation approve the adoption of the 2011 Option Plan, no further options will be granted under the Existing Stock Option Plan.

The number of stock options allocated to executive officers and directors will be determined by the Compensation Committee on a case by case basis. The Corporation has not adopted formal formulae or formal procedures to determine stock option allocation to executives and directors. Previous grants of stock options are taken into consideration when new option grants are contemplated. The grant of stock options is used to, among other things, attract, motivate, and retain qualified executive officers and directors by providing them with long-term incentives that will encourage them to add value to the Corporation. Stock options also serve to align executives’ and directors’ long term interests with those of shareholders.

Under our share option plan, and in accordance with TSXV requirements, the number of common shares reserved for issuance under the option plan shall not exceed 10% of the issued and outstanding common shares of the Company. In connection with the foregoing, the number of common shares reserved for issuance to: (a) any individual director or officer will not exceed 5% of the issued and outstanding common shares; and (b) all consultants will not exceed 2% of the issued and outstanding common shares. Options may be exercised the greater of twelve months after the completion of the Qualifying Transaction and ninety days following cessation of the optionee’s position with the Company.

Outstanding Option-based Awards and Share-based Awards

The following table shows all option-based awards and share-based awards outstanding to each Named Executive Officer as of December 31, 2011:

	Option–based Awards				Share-based Awards
Named Executive Officer	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options ($)(1)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested ($)
Matthew Hughes President and Chief Executive Officer	500,000	0.30	12/23/2014	-0-	None	None
Bryn Harman Former Chief Financial Officer and Secretary	500,000	0.30	12/23/2014	-0-	None	None
Tim Hunt Former Chief Executive Officer and Executive Chairman	500,000 500,000	0.30 0.65	12/23/2014 01/18/2015	-0- -0-	None None	None None
Danilo Silva President, Cerro Cazador S.A.	500,000	0.30	12/23/2014	-0-	None	None

Note:
(1)
Value is calculated based on the difference between the closing market price of the Corporation’s common shares on the TSXV on December 31, 2011, which was $0.21, and the exercise price of the options, multiplied by the number of options.

Incentive Plan Awards – Value Vested or Earned

The following table shows the incentive plan awards value vested during 201 as well as the annual cash incentive earned for each Named Executive Officer:

Named Executive Officer (1)	Option-based Awards – Value Vested During the Year ($)	Share-Based Awards – Value Vested During the Year ($)	Non-Equity Incentive Plan Compensation – Value Earned During the Year ($)
Matthew Hughes President and Chief Executive Officer	9,843	None	None
Bryn Harman Former Chief Financial Officer and Secretary	9,843	None	None

Named Executive Officer (1)	Option-based Awards – Value Vested During the Year ($)	Share-Based Awards – Value Vested During the Year ($)	Non-Equity Incentive Plan Compensation – Value Earned During the Year ($)
Tim Hunt Former Chief Executive Officer and Executive Chairman	35,431	None	None
Danilo Silva President, Cerro Cazador S.A.	9,843	None	None

Note:

(1)
The amount represents the aggregate dollar value that would have been realized if the options had been exercised on the vesting date, based on the difference between the market price of the common shares underlying the options on the TSXV on the vesting date and the exercise price of the options.

Outstanding Option-based Awards and Share-based Awards

The following table shows all option-based awards and share-based awards outstanding to each director as of December 31, 2011:

	Option–based Awards				Share-based Awards
Directors(1)	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options ($)(2)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested ($)
Andrew Gertler	32,795 200,000	0.30 0.30	07/28/2013 12/23/2014	-0- -0-	None	None
Darrick Hunt	500,000	0.30	12/23/2014	-0-	None	None
Alan Chan	52,470 150,000 100,000	0.30 0.30 0.65	07/28/2013 12/23/2014 01/18/2015	-0- -0- -0-	None	None
Scott Brunsdon	500,000	0.30	12/15/2015	-0-	None	None
Jacques Perron	500,000	0.30	12/15/2015	-0-	None	None

Notes:

(1)	Outstanding option-based and share-based awards information for each of Messrs. Hughes, Harman and Hunt are reported in the corresponding table for Named Executive Officers above.
(2)
Value is calculated based on the difference between the closing market price of the Corporation’s common shares on the TSXV on December 31, 2011, which was $0.21, and the exercise price of the options, multiplied by the number of options.

Incentive Plan Awards – Value Vested or Earned

The following table shows the incentive plan awards value vested during 2011 as well as the annual cash incentive earned for each director during 2011:

Directors (1)	Option-based Awards – Value Vested During the Year ($)	Share-based Awards – Value Vested During the Year ($)	Non-equity Incentive Plan Compensation – Value Earned During the Year ($)
Andrew Gertler	3,937	None	None
Darrick Hunt	9,843	None	None
Alan Chan	51,299	None	None
Scott Brunsdon	84,827	None	None
Jacques Perron	84,827	None	None

Note:

(1)
Information for each of Messrs. Hughes, Harman and Hunt is reported in the corresponding table for Named Executive Officers above. The amount represents the aggregate dollar value that would have been realized if the options had been exercised on the vesting date, based on the difference between the market price of the common shares underlying the options on the TSXV on the vesting date and the exercise price of the options.

Equity Compensation Plans

The following table sets forth, as at December 31, 2011, the equity compensation plans pursuant to which equity securities of the Corporation may be issued:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,332,735	0.34	1,984,022
Equity compensation plans not approved by security holders	None	None	None
Total	5,332,735	0.34	1,984,022

Critical Accounting Policies and Estimates

The consolidated financial statements as of December 31, 2011 have been prepared by management in accordance with International financial reporting standards.

Cash and Equivalents

Cash and equivalents include short-term cash investments that have an initial maturity of 90 days or less.  In the normal course of business, 30% of all funds wire transferred to CCSA from us and 1494716 Alberta Ltd.

are withheld by the Government of Argentina unless they are applied to a capital increase. These withheld amounts are deposited in non-remunerated US dollars fixed term deposits until the Government of Argentina approves our formal application for release. Year end balances of such funds total $350,889 (2010 – $199,423).

Measurement Uncertainty

The preparation of consolidated financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.

Accounts receivable are stated after evaluation as to their collectability and an appropriate allowance for doubtful accounts is provided where considered necessary. Amortization of property and equipment is based on the estimated useful lives of these assets.

Estimates of the fair value of stock options and warrants require the use of estimates and assumptions including stock price volatility, forfeiture rates, and risk-free interest rates in the year granted. Changes to these estimates and assumptions may materially affect the calculations.

Other areas requiring the use of management estimates include the valuation of future income tax assets and the recoverability of VAT.  While management believes their estimates to be reasonable, actual results could differ materially from these estimates.

These estimates and assumptions are reviewed periodically and, as adjustments become necessary, they are reported in income in the periods in which they become known.

Foreign Currency Translation

Monetary assets and liabilities, denominated in currencies other than the Canadian dollar are translated into Canadian dollars at the rates of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at the exchange rate prevailing at the transaction date. Revenues and expenses are translated at average exchange rates throughout the reporting period. Gains and losses on translation of foreign currencies are included in operations.

Our subsidiaries have adopted the United States Dollar as its functional currency.  Financial statements are translated to their Canadian dollar equivalents using the current rate method. Under this method, the statements of operations and cash flows for each period have been translated using the average exchange rates prevailing during each period. All assets and liabilities have been translated using the exchange rate prevailing at the balance sheet date. Translation adjustments are recorded as income or losses in other comprehensive income or loss. Transaction gains and losses resulting from fluctuations in currency exchange rates on transactions denominated in currencies other than the United States dollar are recognized as incurred in the accompanying consolidated statements of operations.

Mineral Property Exploration Expenditures

All exploration expenditures are expensed as incurred. Expenditures to acquire mineral rights, to develop new mines, to define further mineralization in mineral properties which are in the development or operating stage, and to expand the capacity of operating mines, are capitalized and amortized on a units-of-production basis over proven reserves.

Should a property be abandoned, its capitalized costs are charged to operations. We charge to the consolidated statement of operations the allocable portion of capitalized costs attributable to properties sold. Capitalized costs are allocated to properties sold based on the proportion of claims sold to the claims remaining within the project area.

Remediation and Reclamation

Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures resulting from the remediation of existing conditions caused by past operations that do not contribute to future revenue generation are expensed. Liabilities are recognized when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated.

Estimates of such liabilities are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. These amounts also reflect prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by government environmental agencies or other organizations. Such estimates are by their nature imprecise and can be expected to be revised over time because of changes in government regulations, operations, technology and inflation. As at December 31, 2010 and 2009, we have not recorded any retirement obligation.

Property and Equipment

We evaluate our long lived assets for impairment annually, or when events or changes in circumstances indicate that the related carrying amount may not be recoverable.  If the sum of estimated future net cash flows on an undiscounted basis is less than the carrying amount of the related asset grouping, an asset impairment is considered to exist.  The related impairment loss is measured by comparing estimated future net cash flows on a discounted basis to the carrying amount of the asset.  Changes in significant assumptions underlying future cash flow estimates may have a material effect on our financial position and results of operations.  To date no such impairments have been identified. Equipment and vehicles are stated at cost and depreciated on a straight-line basis over an estimated useful life of 3 years.

Stock Based Compensation

The fair value of each stock option granted is estimated on grant dates using the Black Scholes option pricing model. The associated compensation expense is charged to operations with a corresponding increase in contributed surplus, over the vesting period of the grant. As the options are exercised, consideration paid, together with the amount previously recognized in contributed surplus, is recorded as an increase in share capital. In the event that vested options expire, previously recognized compensation expense associated with such stock options is not reversed. In the event that unvested options are cancelled, previously recognized compensation expense associated with such stock options is reversed.

The fair value of agent options and warrants is estimated on the grant date using the Black-Scholes option pricing model.  The associated charge is recorded in share issue costs and contributed surplus.

Per Share Data

Basic earnings or losses per common share are calculated based on the average number of common shares outstanding during the year. Diluted earnings per share are calculated using the treasury stock method, which assumes that the cash that would be received on the exercise of options and warrants is applied to purchase shares at the average price during the period and that the difference between the shares issued upon their exercise and the number of shares obtainable under this computation, on a weighted average basis, is added to the number of shares outstanding. Anti-dilutive amounts are not considered in computing diluted earnings per share.

Income Taxes

We follow the asset and liability method of accounting for income taxes. Under this method, future tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded to the extent that there is uncertainty regarding utilization of future tax assets.

We determine the Argentine presumed minimum income tax by applying the current rate of 1% on the taxable assets of CCSA as of fiscal year end. Our Argentine tax obligation in each fiscal year is comprised of the greater of the minimum presumed income tax or income tax for the period. If the presumed minimum income tax applies, the difference between the presumed minimum income tax and income tax for the period may be applied as a credit against income tax payable in any of the ten subsequent fiscal years.

Value Added Tax (“VAT”)

VAT is generally charged for goods and services purchased in Argentina. The VAT paid can be recovered from VAT payable on future sales and therefore we recognize VAT paid as an asset. We discount our VAT receivable using an average interest rate of 18.6% in order to reflect the present value of the VAT asset. The undiscounted VAT receivable was $1,143,509 at December 31, 2011 (2010 - $622,761).

Revenue Recognition

Interest income is accrued at the end of accounting periods on a proportion of time basis.

Financial Instruments

All financial instruments are initially measured at fair value with classification into one of five categories; loans and receivables; assets held to maturity; assets available for sale; other financial liabilities; and held for trading assets and liabilities.

All financial instruments, including derivatives, are included on the consolidated balance sheet and are measured at fair market value upon inception with the exception of certain related party transactions. Subsequent measurement and recognition of change in the fair value of financial instruments depends on their initial classification. Held-for-trading financial investments are measured at fair value and all gains and losses are included in operations in the period in which they arise. Available-for-sale financial instruments are measured at fair value with gains and losses included in other comprehensive income. Loans and receivables, held- to-maturity investments and other financial liabilities are measured at amortized cost using the effective interest method. Gains and losses upon inception, derecognition, impairment write-downs and foreign exchange translation adjustments are recognized immediately. Transaction costs related to financing are expensed in the period incurred.

Section 3862, Financial Instruments – Disclosures, requires that all financial instruments measured at fair value be categorized into one of three hierarchy levels (see Note 12 to the financial statements).

We have no derivatives or embedded derivatives in other financial instruments as of December 31, 2011 or 2010.

Other Comprehensive Income/(Loss)

Comprehensive income (loss) includes the accrued gain or loss on the performance bond (as discussed in Note 14 to the financial statements– Commitments and Contingencies) and the translation difference from United States dollars to Canadian dollars.

Accounting standards issued but not yet applied

IFRS 9, International Financial Reporting Standard, (“IFRS 9”)

IFRS 9 was issued in November 2009 and contained requirements for financial assets. This standard addresses classification and measurement of financial assets and replaces the multiple category and measurement models in IAS 39, Financial Instruments: Recognition and Measurement, for debt instruments with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss. IFRS 9 also replaces the models for measuring equity instruments, and such instruments are either recognized at fair value through profit or loss or at fair value through other comprehensive loss.

Where such equity instruments are measured at fair value through other comprehensive loss, dividends are recognized in profit or loss to the extent not clearly representing a return of investment; however, other gains and losses (including impairments) associated with such instruments remain in accumulated comprehensive income indefinitely.

Requirements for financial liabilities were added in October 2010 and they largely carried forward existing requirements in IAS 39, except that fair value changes due to credit risk for liabilities designated at fair value through profit and loss would generally be recorded in other comprehensive loss.

This standard is required to be applied for accounting periods beginning on or after January 1, 2013, with earlier adoption permitted. The Company has not yet assessed the impact of the standard or determined whether it will adopt the standard early.

IFRS 10, Consolidated Financial Statements

On May 12, 2011, the IASB issued IFRS 10, Consolidated Financial Statements that addresses the accounting for consolidated financial statements by establishing a single control model that applies to all entities, including special purpose entities or structured entities. IFRS 10 will require management to exercise significant judgment to determine which entities are controlled and therefore are required to be consolidated by a parent as a single economic entity.

IFRS 10 establishes criteria for determining control which includes the ability to direct the activities of the investee that significantly affect the investee’s return, exposes the controlling entity to variable returns of the investee and has power over the investee sufficient to affect returns to the investor. Control activities outlines in IFRS 10 include the ability to determine operating policies, making capital decisions, appointing key management and managing underlying investments.

The standard is required to be applied for accounting periods beginning on or after January 1, 2013, with earlier adoption permitted. IFRS 10 must be adopted in conjunction with IFRS 11 and 12.  The Company has not yet assessed the impact of the standard or determined whether it will adopt the standard early.

IFRS 11, Joint Arrangements

On May 12, 2011, the IASB issued IFRS 11, Joint Arrangements which establishes principals for financial reporting by parties to a joint arrangement. IFRS 11 supersedes IAS 31, Interests in Joint Ventures and is effective for reporting periods after January 1, 2013. IFRS 11 describes the accounting for a “joint arrangement,” defined as a contractual arrangement over which two or more parties have joint control. While IFRS 11 supersedes IAS 31, it does not broaden the scope of the standard.

Under IFRS 11 joint control is determined by the contractually agreed sharing of control of an arrangement whereby the decisions about the relevant activities require unanimous consent of the parties sharing control.  Key in determining joint control include; contractual agreement among the parties, the ability to exert control over the relevant activities and the requirement for unanimous consent amongst the parties to an arrangement. Joint arrangements will be classified as either “joint operations” or “joint ventures” under IFRS 11. For joint operations the operator will continued to recognize its assets, liabilities, revenues and expenses under its control as they would have under IAS 31. In a joint venture the parties have joint control and rights to the net assets of the arrangement.

The standard is required to be applied for accounting periods beginning on or after January 1, 2013, with earlier adoption permitted. IFRS 11 must be adopted in conjunction with IFRS 10 and 12.  The Company has not yet assessed the impact of the standard or determined whether it will adopt the standard early.

IFRS 12, Disclosure of Involvement with Other Entities

On May 12, 2011, the IASB issued IFRS 12, Disclosures of Interests in Other Entities. IFRS 12 combines the disclosure requirements for an entity’s interests in subsidiaries, joint arrangements, associates and structured entities into one comprehensive disclosure standard as previously included in IAS 27, 28 and 31 along with new disclosure standards. IFRS 12 is intended to disclose information that help users of financial statements evaluate the nature and risk associated with interest in another entity and the effect those interests have on its financial position, financial performance and cash flows.

IFRS 12 requires that management disclose significant judgments and estimates used in determining whether it has control, joint control or significant influence over another entity and the type of joint arrangement established when done through a separate vehicle.

The standard is required to be applied for accounting periods beginning on or after January 1, 2013, with earlier adoption permitted. IFRS 12 must be adopted in conjunction with IFRS 10 and 11.  The Company has not yet assessed the impact of the standard or determined whether it will adopt the standard early.

IFRS 13, Fair Value Measurements

On May 12, 2011, the IASB issued guidance on the fair value measurement disclosure requirements for IFRS. This standard aims to improve consistency and reduce complexity by providing a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRSs. The requirements, which are largely aligned between IFRSs and US GAAP, do not extend the use of fair value accounting but provide guidance on how it should be applied where its use is already required or permitted by other standards within IFRSs or US GAAP.

The standard is required to be applied for accounting periods beginning on or after January 1, 2013. The Company has not yet assessed the potential impact of the standard.

IAS 1, Presentation of Items of OCI: Amendments to IAS I Presentation of Financial Statements

In June 2011, the IASB issued IAS 1, Presentation of Items of OCI: Amendments to IAS I Presentation of Financial Statements. The amendments stipulate the presentation of net earnings and OCI and also require the Company to group items within OCI based on whether the items may be subsequently reclassified to profit or loss. Amendments to IAS 1 are effective for the Company beginning on January 1, 2012, with retrospective application and early adoption permitted. The adoption of the amendments to this standard is not expected to have a material impact on the Company’s consolidated financial statements.

IFRIC 20, Stripping Costs in the Production Phase of a Surface Mine

In IFRIC 20, the IFRS Interpretations Committee sets out principles for the recognition of production stripping costs in the balance sheet. The interpretation recognizes that some production stripping in surface mining activity will benefit production in future periods and sets out criteria for capitalizing such costs. While the Company is not yet in the production phase, the Company is currently assessing the future impact of this interpretation.

Transition to International Financial Reporting Standards

The Company adopted IFRS effective January 1, 2010 (“the transition date”) and has prepared its opening statement of financial position in accordance with International Financial Reporting Standards.

The date of the first annual financial statements in compliance with IFRS will be for the year ending December 31, 2011.

IFRS 1 ‘First-time adoption of International Financial Reporting Standards’ (“IFRS 1”), which governs the first time adoption of IFRS requires that the same policies are applied for all periods presented and that these policies are based on IFRS effective at the end of the first IFRS reporting year, December 31, 2011. The

Company therefore prepared its opening statement of financial position by applying existing IFRS at December 31, 2011.

The IFRS accounting policies as presented in Note 4 have been applied in preparing the consolidated financial statements for the year ended December 31, 2011, the comparative year and the opening statement of financial position at the date of transition.

(a) Elected exemptions from full retrospective application

IFRS 1 requires accounting policies to be applied retrospectively to determine the opening statement of financial position at the Company’s transition date of January 1, 2010, and allows certain exemptions on the transition to IFRS. The optional exemptions applied are as follows:

(i) Business combinations
Under IFRS 1, the Company can elect to not restate in accordance with IFRS 3 Business Combinations, all business combinations that occurred prior to the transition date or to only restate all business combinations that occurred after a designated date prior to the transition date. The Company has applied this exemption to all business combinations that occurred prior to January 1, 2010.

(ii) Share-based payment transactions
IFRS 1 encourages, but does not require a first time adopter to apply IFRS 2 Share-based Payment (“IFRS 2”) to equity instruments that were granted on or before November 7, 2002, or were granted after November 7, 2002, but vested before the Company’s IFRS transition date. Accordingly, an entity may elect not to retrospectively apply IFRS 2 to these equity instruments.

The Company has elected this exemption and as a result, has applied IFRS 2 retrospectively only for share-based payments that were granted after November 7, 2002, and had not vested at the date of transition.

(iii) Cumulative translation differences
IFRS 1 allows cumulative translation differences for all foreign operations to be reset to zero at the date of transition to IFRS, with future gains or losses on subsequent disposal of any foreign operations to exclude translation differences arising prior to the date of transition to IFRS. The Company has elected this exemption and accordingly, has reset all cumulative translation differences to zero on transition to IFRS.

(iv) Borrowing costs
IFRS 1 permits an entity to apply the transitional provisions of IAS 23 - Borrowing Costs as an alternative to full retrospective application. Under these provisions, the Company may elect to only apply IAS 23 to qualifying assets for which the commencement date for capitalization is on or after the date of transition (or an elected earlier date).

The Company has elected to apply this exemption from its transition date of January 1, 2010, and as a result, will apply IAS 23 from this date onwards for projects with a commencement date of January 1, 2010 or later.

(b) Mandatory exceptions to retrospective application

IFRS 1 outlines specific guidelines that a first-time adopter must adhere to under certain circumstances. The Company has applied the following guidelines to its opening consolidated statement of financial position dated January 1, 2010:

 (i) Estimates
Hindsight was not used to create or revise estimates and accordingly, the estimates previously made by the Company under Canadian GAAP are consistent with their application under IFRS.

(c) Reconciliations from Canadian generally accepted accounting principles (“GAAP”) to IFRS

The Company’s transition from Canadian GAAP to IFRS has resulted in a number of adjustments to its consolidated statement of financial position, consolidated statement of loss, consolidated statement of comprehensive loss and consolidated statement of cash flows for the year ended December 31, 2010 and to the consolidated statement of financial position for January 1, 2010. Further details of the adjustments and reconciliations to Canadian GAAP are provided in Note 18 Transition to IFRS in the Company’s financial statements for the year ended December 31, 2011. The adoption of IFRS has not changed our actual cash flows.

Commitments and Contingencies

a)
On March 27, 2007, the Company signed a definitive lease purchase agreement with FK Minera S.A. to acquire a 100% interest in the Bajo Pobré gold property located in Santa Cruz Province, Argentina.  The Company may earn up to a 100% equity interest in the Bajo Pobré property by making cash payments and exploration expenditures over a five-year earn-in period.  The required expenditures and ownership levels upon meeting those requirements are:

Year of the Agreement	Payment to FK Minera SA	Exploration Expenditures Required	Ownership
First year - 2007	US$50,000	US$250,000	0%
Second year - 2008	US$30,000	US$250,000	0%
Third year -2009	US$50,000	-	51%
Fourth year - 2010	US$50,000	-	60%
Fifth year – 2011	US$50,000	-	100%

After the fifth year, the Company is obligated to pay FK Minera S.A. the greater of a 1% net smelter royalty (“NSR”) on commercial production or US$100,000 per year.  The Company has the option to purchase the NSR for a lump-sum payment of US$1,000,000 less the sum of all royalty payments made to FK Minera S.A. to that point.

As of December 31, 2011, the Company has made all required payments to F.K. Minera, however CCSA has not made sufficient exploration expenditures required by the Bajo Pobré contract. The parties to the contract have not finalized an amendment to the contract terms and therefore the Company’s ability to retain rights to explore the Bajo Pobré property is uncertain at this time.

b)
In March 2007, the Company was the successful bidder for the exploration and development rights to the La Josefina project from Fomicruz.  On July 24, 2007, the Company entered into an agreement with Fomicruz pursuant to which the Company agreed to invest a minimum of US$6 million in exploration and development expenditures over a four year period, including US$1.5 million before July 2008. The agreement provides that, in the event that a positive feasibility study is completed on the La Josefina property, a joint venture company would be formed by the Company and Fomicruz. A revised schedule for exploration and development of the La Josefina project was submitted in writing to Fomicruz and was adopted on May 3, 2011, mandating that an economic feasibility study and production decision be made by the Company for the La Josefina project by the end of 2013. The Company would own 91% of the joint venture company and Fomicruz would own the remaining 9%.  As of December 31, 2011, the Company has invested approximately US$10 million in the La Josefina property.

c)
On June 30, 2010, a former director and accounting consultant (“the Consultant”) to the Company severed his business relationship with the Company. On August 5, 2010 the Consultant claimed that since 2006, he was actually an employee of, not a Consultant to, CCSA. On September 7, 2010, the Argentine Ministry of Labor, Employment and Social Security filed a Certificate of Notice on CCSA and the Company indicating that a representative from CCSA and the Company must appear before a mediator to address the Consultant’s claims. The certificates of notice stated the value of the Consultant’s claim against the Company at 500,000 pesos (US$126,811).

On March 18, 2011, a lawsuit was filed against the Company and its subsidiaries by the Consultant.  The lawsuit claimed that the Consultant was an employee of the Company, not a consultant, since 2006.  The total value of the claim was US$249,041, including wages, alleged bonus payments, interest and penalties.  The consolidated financial statements include a contingent liability of $125,000 and a charge to operations for the year ended December 31, 2010 in the same amount.  Management considers the lawsuit to be without merit and intends to defend the Company and its subsidiaries to the fullest extent possible.

d)
On October 31, 2011, CCSA signed an agreement with the owners of Piedra Labrada for the use and lease of facilities on the same premises as the Company’s La Josefina facilities.  The term is for three years beginning November 1, 2011 and ending on October 31, 2014, including annual commitments of $60,000.

Principal and Selling Shareholders

To the knowledge of the Corporation’s directors and executive officers, as at June 8, 2012, no person beneficially owns, or controls or directs, directly or indirectly, common shares of the Corporation carrying 10% or more of the voting rights attached to all issued and outstanding common shares of the Corporation except as follows:

Name	Number of Common Shares	Percentage of Outstanding Common Shares
HuntMountain Resources Ltd.(1)	50,000,000	41.15%
RBC Global Asset Management Inc.(2)	13,500,000(3)	11.11%

Notes:

(1)	These shares are owned directly and indirectly by HuntMountain Resources Ltd. (“HuntMountain”). HuntMountain is a company controlled by Mr. Tim Hunt, Executive Chairman of the Corporation.
(2)	Based on public filings, RBC Global Asset Management Inc. is a wholly-owned subsidiary of Royal Bank of Canada.
(3)	Based on public filings, shareholdings as at November 30, 2010 on behalf of client accounts over which RBC Global Asset Management Inc. has discretionary trading authority.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Security Ownership of Certain Beneficial Owners and Management

To the knowledge of the Corporation’s directors and executive officers, as of the date of this prospectus, no person beneficially owns, or controls or directs, directly or indirectly, common shares of the Corporation carrying 10% or more of the voting rights attached to all issued and outstanding common shares of the Corporation except as follows.

The following table sets out the name, province or state and country of residence, number of shares owned, and percentage ownership holdings beneficially owned or controlled or directed, directly or indirectly of each director or officer of the Company. The directors are elected at each annual meeting and hold office until the next annual meeting, unless his office is vacated earlier due to death, removal, resignation or ceasing to be duly qualified in accordance with the Business Corporations Act (Alberta).

Name and Municipality of Residence1	Common Shares of the Corporation Beneficially Owned, or Controlled or Directed, Directly or Indirectly(1)	Percentage of Common Shares held
Tim Hunt (3) Greenacres, Washington, USA	50,000,000	41.15% (held by HuntMountain Resources Ltd., a company controlled by Mr. Hunt)
Matthew Hughes Spokane, Washington	None	0.00%
Andrew Gertler(2) Quebec, Canada Director	40,000.03%
Bryn Harman, CFA Spokane, Washington	None	0.00%
Darrick Hunt, CPA Greenacres, Washington	None	0.00%
Alan P. Chan (2) (3) Calgary, Alberta	230,000	0.19%
Danilo Silva Pigue, Argentina	None	0.00%
Scott Brunsdon(2) (3) Liberty Lake, Washington	None	0.00%
Jacques Perron Ontario, Canada	None	0.00%

Note:

(1)
Information as to common shares beneficially owned by each officer or director or over which such officers or directors exercise control or direction has been furnished by the respective officers and directors individually.

(2)             Member of our Audit Committee.
(3)             Member of our Compensation Committee.

As of December 31, 2010, the directors and officers above collectively beneficially owned, or controlled or directed, directly or indirectly, 29,426,507 Common Shares and 20,881,493 Preferred Shares, representing 40.22% and 100%, respectively, of the issued and outstanding Common Shares and Preferred Shares.

The information as to principal occupation and shares beneficially owned or controlled or directed, directly or indirectly not being within our knowledge, has been furnished by the officers and directors.

Transactions with Related Parties – year ended December 31, 2011

During the year ended December 31, 2011, the Company paid US$85,761 (2010 - US$87,116) to HuntMountain Resources Ltd. (“HuntMountain”), an entity controlled by the Company’s Executive Chairman, for the rental of office space.

During the year ended December 31, 2011, the Company incurred $146,546 (2010 – $139,769) in professional fees expense relating to the services of the President of CCSA. Included in accounts payable and accrued liabilities as at December 31, 2011 was $12,773 (December 31, 2010 - $11,785) owing to the President of CCSA for professional geological fees.

Included in prepaid expenses as at December 31, 2011, the Company had a receivable due from the President of CCSA for $3,100 (December 31, 2010 - $534) for cash advanced for field expenses.

During the year ended December 31, 2011, the Company incurred $27,502 (2010 – $31,276) in general and administrative expenses relating to rent paid for office space to the President of CCSA.

During the year ended December 31, 2011, the Company incurred $94,605 (2010 - $38,660) in professional fees expense relating to the accounting services of a director of CCSA. Included in accounts payable and accrued liabilities as at December 31, 2011, the Company had a payable owing to a director of CCSA for accounting services of $5,027 (December 31, 2010 – $4,467).

During the year ended December 31, 2011, the Company acquired office furniture and fixtures from HFP, LLC, an entity controlled by the Company’s chairman, for $Nil (2010 - $44,419).

During the year ended December 31, 2011, the Company acquired computer equipment from HuntMountain, CCSA’s former parent corporation, for US$36,477 (2010 - $Nil). The Company paid a deposit of $Nil (2010 - US$5,000) in relation to the purchase.

During the year ended December 31, 2011, the Company paid US$23,973 (2010 - US$21,453) to Huntwood Industries, an entity controlled by the Company’s Executive Chairman, for marketing design services, website development and website maintenance. As at December 31, 2011, US$18,915 (December 31, 2010 – US$21,453) is reflected in accounts payable and accrued liabilities.

During the year ended December 31, 2011 the Company paid $Nil (2010 - US$10,000) to HuntMountain for reimbursement of travel expenses incurred by HuntMountain in conjunction with the Qualifying Transaction.  This is recorded in travel expenses in the consolidated statement of loss.

In conjunction with the Qualifying Transaction, on December 23, 2009, the Company advanced $200,000 to HuntMountain, CCSA’s former parent corporation, as a refundable deposit. The deposit was not applied to the consideration of the Qualifying Transaction and therefore is reflected in prepaid expenses and deposits on the Company’s consolidated statement of financial position at December 31, 2011 (January 1, 2010 and December 31, 2010 – $200,000). At the year ended December 31, 2011, the Company received notice from HuntMountain that they had identified invoices refundable to them as part of the Qualifying Transaction.  Upon submittal to Hunt Mining, $43,000 of expenses were identified as refundable.  The Company has credited the $43,000 against the $200,000 receivable leaving an outstanding balance owed by HuntMountain to Hunt Mining of $157,000.  The Company has contacted Hunt Mountain’s management and has confirmed the balance will be collected by December 31, 2014.  The Company is negotiating collection.

On March 3, 2010, Hunt Gold USA LLC, a wholly owned subsidiary of the Company, acquired US$700,000 of the US$803,000 outstanding loan payable from CCSA to HuntMountain for total consideration of US$679,000, a 3% discount to the outstanding amount payable.

On March 14, 2011, Hunt Gold USA LLC acquired the remaining amount of the loan owing from CCSA to HuntMountain. The outstanding principal amount of the loan was US$103,000 and the accrued interest relating to the loan was US$11,682.  The total consideration paid to HuntMountain was 97% of the outstanding principal plus all accrued interest.  The total consideration for this transaction was $111,592.

All related party transactions are related to the normal course of business and are recorded at the exchange amount which is the amount agreed to by the related parties.

All related party transactions related to the normal course of business and are recorded at the exchange amount.

Patagonia Drill Mining Services S.A. Payables

As a condition of the Qualifying Transaction, HuntMountain entered into an agreement with CCSA pursuant to which HuntMountain agreed to pay all of CCSA’s remaining accounts payable owed to PDM.  In order to pay all of our payables owing to PDM in accordance with the terms of the qualifying transaction, management of HuntMountain negotiated an agreement with PDM pursuant to which HuntMountain agreed to purchase all remaining accounts payable owed by CCSA to PDM for total consideration of US$1,061,695. This amount excluded the $612,850 deposit made by HuntMountain against the PDM payables in 2008. Therefore, the $612,850 deposit amount was applied to CCSA’s PDM payables concurrently with the signing of the agreement. Therefore, we recorded a $612,850 payable owing to HuntMountain on December 31, 2009.

HuntMountain forgave the due to related party  liability of $612,850 and all of the accounts payable purchased from PDM pursuant to an agreement between CCSA and HuntMountain dated March 5, 2010. This had the same effect as the original agreement between CCSA and HuntMountain except no further equity was issued by CCSA, as was contemplated in the original agreement, and the PDM payables were extinguished immediately as opposed to the fifteen month term contemplated in the original agreement.

All related party transactions related to the normal course of business and are recorded at the exchange amount.

INTERESTS OF EXPERTS AND COUNSEL

None of the named experts or counselors was employed on a contingent basis, owns an amount of shares in the company or our subsidiaries which is material to that person, or has a material, direct or indirect economic interest in the company or that depends on the success of the offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement and the exhibits thereto filed by us with the SEC may be inspected at the public reference facility of the SEC listed below.

The registration statement, reports and other information filed or to be filed with the SEC by us can be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street NW, Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934 prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Securities Exchange Act.

Audited Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years Ended December 31, 2011 and 2010

Management’s Report

To the Shareholders of Hunt Mining Corp. (the “Company”)

Management is responsible for the preparation and presentation of the accompanying consolidated financial statements, including responsibility for significant accounting judgments and estimates in accordance with International Financial Reporting Standards.  This responsibility includes selecting appropriate accounting principles and methods, and making decisions affecting the measurement of transactions in which objective judgment is required.

In discharging its responsibilities for the integrity and fairness of the consolidated financial statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that transactions are authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of consolidated financial statements.

The Board of Directors has appointed an Audit Committee, consisting entirely of directors who are neither management nor employees of the Company. The Audit Committee is responsible for overseeing management in the performance of its financial reporting responsibilities, and for approving the financial information included in the annual report.  The Audit Committee has the responsibility of meeting with management, and the external auditors to discuss the internal controls over the financial reporting process, auditing matters and financial reporting issues. The Audit Committee is also responsible for recommending the appointment of the Company’s external auditors.

MNP LLP, an independent firm of Chartered Accountants, is appointed by the Shareholders to audit the consolidated financial statements and report directly to them; their report follows.  The external auditors have full and free access to, and meet periodically and separately with, both the Audit Committee and management to discuss their audit findings.

(signed)	(signed)
Matthew Hughes	Matthew Fowler
President and Chief Executive Officer	Chief Financial Officer

Liberty Lake, Washington
April 26, 2012

Independent Auditors’ Report

To the Shareholders of Hunt Mining Corp.:

We have audited the accompanying consolidated financial statements of Hunt Mining Corp. and its subsidiaries, which comprise the consolidated statements of financial position as at December 31, 2011, December 31, 2010 and January 1, 2010 and the consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the years ended December 31, 2011 and December 31, 2010, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained during our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Hunt Mining Corp. and its subsidiaries as at December 31, 2011, December 31, 2010 and January 1, 2010, and their financial performance and their cash flows for the years ended December 31, 2011 and December 31, 2010 in accordance with International Financial Reporting Standards.

Emphasis of Matter - Going Concern
Without qualifying our opinion, we draw attention to Note 3 in the consolidated financial statements which indicates that Hunt Mining Corp. has had no revenues and has accumulated losses of $24,324,113. These conditions indicate the existence of a material uncertainty which may cast significant doubt on Hunt Mining Corp.’s ability to continue as a going concern.

April 26, 2012	/s/ MNP LLP
Calgary, Alberta	Chartered Accountants

Hunt Mining Corp.

Consolidated Financial Statements

Hunt Mining Corp.
An Exploration Stage Enterprise
Expressed in Canadian Dollars

Consolidated Statements of Financial Position

		December 31,	December 31,	January 1,
	NOTE	2011	2010	2010
			(Note 18)	(Note 18)
CURRENT ASSETS:
Cash and equivalents	7	$8,840,000	$6,361,897	$3,165,966
Accounts receivable		64,364	53,943	11,648
Prepaid expenses		46,020	11,071	-
Deposits receivable	12	52,177	-	-
Deferred income tax		-	-	208,754
Total Current Assets		9,002,561	6,426,911	3,386,368

NON-CURRENT ASSETS:
Property and equipment	8	824,289	632,000	704,754
Performance bond		227,596	257,208	209,303
V.A. Tax, net of discount		1,143,509	622,761	513,636
Deposits receivable	12	104,354	200,000	200,000
Minimal presumed income tax receivable		192,479	-	214,044
Total Non-Current Assets:		2,492,227	1,711,969	1,841,737

TOTAL ASSETS:		$11,494,788	$8,138,880	$5,228,105

CURRENT LIABILITIES:
Accounts payable and accrued liabilities		$516,696	$318,679	$1,444,729
Taxes payable		224,233	76,851	127,919
Shareholder loan	12	-	103,021	842,668
Interest payable on shareholder loan		-	10,240	3,698
Due to related parties		-	-	612,850
Total Current Liabilities:		740,929	508,791	$3,031,864

Other non-current liabilities	15(c)	125,000	125,000	-
Total Long-Term Liabilities:		125,000	125,000	-

TOTAL LIABILITIES:		$865,929	$633,791	$3,031,864

SHAREHOLDERS’ EQUITY
Preferred shares	9	$177,417	$177,417	177,417
Share capital	9	25,885,064	18,250,138	13,989,654
Contributed surplus	10	3,159,826	2,339,072	460,882
Warrants	9	5,860,183	2,838,467	250,000
Deficit		(24,324,113)	(16,043,952)	(12,681,712)
Accumulated other comprehensive loss		(129,518)	(56,053)	-
Total Shareholders’ Equity:		$10,628,859	$7,505,089	$2,196,241
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$11,494,788	$8,138,880	$5,228,105

Going Concern (Note 3)
Subsequent Events (Note 17)
Commitments and Contingencies (Note 15)

Approved on behalf of the Board of Directors

Signed “Tim Hunt”			Director

Signed “Matt Hughes”			Director

The accompanying notes are an integral part of these consolidated financial statements

Hunt Mining Corp.
An Exploration Stage Enterprise
Expressed in Canadian Dollars

Consolidated Statements of Loss and Comprehensive Loss

		Years ended December 31,
	NOTE	2011	2010
			(Note 18)
OPERATING EXPENSES:
Professional fees		1,188,067	954,580
Directors fees		91,937	-
Exploration expenses		3,522,458	395,011
Travel expenses		352,576	256,664
Administrative and office expenses		913,124	656,272
Payroll expenses		1,179,840	945,383
Share based compensation	10	410,912	1,010,783
Interest expense and banking charges		66,282	66,327
Depreciation	8	112,448	113,497

Total operating expenses		7,837,644	4,398,517

OTHER INCOME/(EXPENSE):
Interest income		87,083	21,269
Debt forgiveness gain		-	1,637,578
Gain on debt discount		3,085	21,870
Miscellaneous income		420	24,632
Taxes		(89,636)	(5,500)
Bank fees		(3,388)	(2,362)
VAT discount and accretion		(332,308)	2,397
Loss on foreign exchange		(109,758)	(11,041)
Contingent liability accrual		-	(125,000)

Total other income/(expense):		(444,502)	1,563,843

LOSS - before income tax		(8,282,146)	(2,834,674)

Income tax (expense) recovery		1,985	(527,566)

NET LOSS FOR THE YEAR to equity owners		$(8,280,161)	$(3,362,240)

Other comprehensive loss:
Change in value of performance bond		(29,612)	47,905
Translation of assets and liabilities into Canadian dollar reporting currency		(43,853)	(103,958)

TOTAL NET LOSS AND COMPREHENSIVE LOSS FOR THE YEAR		$(8,353,626)	$(3,418,293)

Weighted average shares outstanding - basic and diluted		88,180,466	47,172,054

NET LOSS PER SHARE - BASIC AND DILUTED		$(0.09)	$(0.07)

The accompanying notes are an integral part of these consolidated financial statements

Hunt Mining Corp.
An Exploration Stage Enterprise
Expressed in Canadian Dollars

Consolidated Statement of Changes in Shareholders’ Equity

			Accumulated
			Other
			Comprehensive	Contributed
	Share Capital	Deficit	Loss	Surplus	Warrants	Preferred Shares	Total

Balance - January 1, 2010	$13,989,654	$(12,681,712)	$-	$460,882	$250,000	$177,417	$2,196,241
							-
Net Loss	-	(3,362,240)	-	-	-	-	(3,362,240)
Other comprehensive loss	-	-	(56,053)	-	-	-	(56,053)
Share Capital Issued	4,260,484	-	-	-	-	-	4,260,484
Fair value of warrants issuable pursuant to
broker compensation units	-	-	-	637,512	-	-	637,512
Exercise of agent’s options	-	-	-	(20,105)	-	-	(20,105)
Expiration of warrants	-	-	-	250,000	-	-	250,000
Share issue costs and filing statement fees	-	-	-	-	-	-	-
Portion of units attributable to							-
warrants issued	-	-	-	-	2,588,467	-	2,588,467
Share based compensation	-	-	-	1,010,783	-	-	1,010,783
Balance - December 31, 2010	$18,250,138	$(16,043,952)	$(56,053)	$2,339,072	$2,838,467	$177,417	$7,505,089

Balance - January 1, 2011	$18,250,138	$(16,043,952)	$(56,053)	$2,339,072	$2,838,467	$177,417	$7,505,089

Net Loss	-	(8,280,161)	-	-	-	-	(8,280,161)
Fair value of warrants issuable pursuant to
broker compensation units	-	-	-	464,896	-	-	464,896
Other comprehensive loss	-	-	(73,465)	-	-	-	(73,465)
Share Capital Issued	11,540,250	-	-	-	-	-	11,540,250
Share issue costs and filing statement fees	(1,547,503)	-	-	-	-	-	(1,547,503)
Portion of units attributable to
warrants issued	(3,331,620)	-	-	-	3,331,620	-	-
Share based compensation	-	-	-	410,912	-	-	410,912
Exercise of warrants	852,929	-	-	-	(309,904)	-	543,025
Exercise of agent’s options	49,644	-	-	(21,544)	-	-	28,100
Exercise of broker compensation warrants	71,226	-	-	(33,510)	-	-	37,716
Balance - December 31, 2011	$25,885,064	$(24,324,113)	$(129,518)	$3,159,826	$5,860,183	$177,417	$10,628,859

The accompanying notes are an integral part of these consolidated financial statements.

Hunt Mining Corp.
An Exploration Stage Enterprise
Expressed in Canadian Dollars

Consolidated Statements of Cash Flows

		Years ended December 31,
	NOTE	2011	2010
			(Note 18)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss		$(8,280,161)	$(3,362,240)
Items not affecting cash
Debt forgiveness gain	12	-	(1,637,578)
Deferred income tax		-	208,754
Contingent liability		-	125,000
Depreciation	8	112,448	113,497
Unrealized foreign exchange (loss)		(43,853)	(101,366)
Minimal presumed income tax receivable		(192,479)	214,044
V.A. tax		(520,748)	(109,125)
Share based compensation	10	410,912	1,010,783

Net change in non-cash working capital
Increase in accounts receivable		(10,421)	(42,295)
Decrease (increase) in prepaid expenses		165,051	(11,071)
Increase in deposits receivable	12	(156,531)	-
Increase (decrease) in accounts payable and accrued liabilities		198,017	(101,322)
Increase (decrease) in taxes payable		147,382	(51,068)
Increase (decrease) in accrued interest on shareholder loan		(10,240)	6,542

Net cash used in operating activities		(8,180,623)	(3,737,445)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment		(304,737)	(43,335)
Net cash used in investing activities		(304,737)	(43,335)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of share capital, net of share issue costs		11,066,484	7,716,358
Repayments of shareholder loan		(103,021)	(739,647)
Net cash provided by financing activities		10,963,463	6,976,711

NET INCREASE IN CASH AND EQUIVALENTS		$2,478,103	$3,195,931

CASH AND EQUIVALENTS, BEGINNING OF YEAR		6,361,897	3,165,966

CASH AND EQUIVALENTS, END OF YEAR		$8,840,000	$6,361,897

Cash and cash equivalents consist of:
Cash		7,840,000	896,897
Term deposits		1,000,000	5,465,000
		8,840,000	6,361,897

SUPPLEMENTAL CASH FLOW INFORMATION

Taxes paid		(89,636)	(5,500)
Interest received		71,339	71

The accompanying notes are an integral part of these consolidated financial statements

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

1.	Nature of Business

Hunt Mining Corp., previously Sinomar Capital Corporation (the “Company”), is a mineral exploration company incorporated on January 10, 2006 under the laws of Alberta, Canada and, together with its subsidiaries, is engaged in the exploration of mineral properties in Santa Cruz Province, Argentina.  Prior to December 23, 2009, the Company was a Capital Pool Company within the meaning ascribed by Policy 2.4 of the TSX Venture Exchange.  On that date, the Company completed its Qualifying Transaction, the acquisition of all of the issued and outstanding shares of Cerro Cazador S.A. (“CCSA”), an Argentine minerals exploration company, in a reverse takeover transaction (“RTO”).

Subsequent to the RTO, the Company changed its name to Hunt Mining Corp.

The Company’s registered office is located at 1900, 736 – 6th Avenue SW, Calgary, Alberta T2P 3T7.

The consolidated financial statements include the accounts of the following subsidiaries after elimination of intercompany transactions and balances:

Corporation	Incorporation	Percentage ownership
CCSA	Argentina	100%
Hunt Gold USA LLC	Washington, USA	100%
1494716 Alberta Ltd.	Alberta	100%

As of December 31, 2011, the Company is in the process of exploring mineral properties in Argentina. On the basis of information to date, it has not yet determined whether these properties contain economically recoverable ore reserves. The underlying value of the mineral properties is entirely dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete development and upon future profitable production or a sale of these properties.

The consolidated financial statements were authorized for issue on April 26, 2012 by the Board of Directors of the Company.

2.              Basis of presentation and adoption of IFRS

In 2010, the CICA Handbook was revised to incorporate the International Financial Reporting Standards (“IFRS”), as published by the International Accounting Standards Board (“IASB”), and require publically accountable enterprises to apply such standards effective for years beginning on or after January 1, 2011. Accordingly, the Company has commenced reporting on this basis in these consolidated financial statements. In the consolidated financial statements, the term “Canadian GAAP” refers to Canadian GAAP before adoption of IFRS.

The Company’s functional and presentation currency is the Canadian Dollar.

Statement of compliance

These consolidated financial statements have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”) and International Financial Reporting Standard 1, First-time Adoption of International Financial Reporting Standards.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

Subject to certain transition elections disclosed in Note 18, the Company has consistently applied the same accounting policies in its opening IFRS consolidated statement of financial position as at January 1, 2010 and throughout all periods presented, as if these policies had always been in effect. Note 18 discloses the impact of the transition to IFRS on the Company’s reported financial position, financial performance and cash flows, including the nature and effect of significant changes in accounting policies from those used in the Company’s consolidated financial statements for the year ended December 31, 2010.

3.              Going Concern

The accompanying consolidated financial statements have been prepared under the assumption that the Company will continue as a going concern. The Company is an exploration stage company and has incurred losses since its inception. As shown in the accompanying consolidated financial statements, the Company has had no revenues and has incurred an accumulated loss of $24,324,113 through December 31, 2011. However, the Company believes it has sufficient cash at December 31, 2011 to fund normal operations for the next 12 months.

The Company’s ability to continue as a going concern is dependent upon the discovery of economically recoverable mineral reserves, the ability to obtain necessary financing to complete development and fund operations and future production or proceeds from their disposition. Additionally, the current capital markets and general economic conditions in the United States and Canada provide no assurance that the Company’s funding initiatives will continue to be successful. These factors raise doubt about the Company’s ability to continue as a going concern.

The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. If the going concern basis was not appropriate for these consolidated financial statements, adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the statement of financial position classifications used.

4.              Significant Accounting Policies

The significant accounting policies used in the preparation of these consolidated financial statements are described below.

(a) Basis of measurement

The consolidated financial statements have been prepared under the historical cost convention, except for the revaluation of certain financial assets and financial liabilities to fair value.

(b) Consolidation

The Company’s consolidated financial statements consolidate the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions, balances and unrealized gains or losses from intercompany transactions are eliminated on consolidation.

(c) Foreign currency translation

Monetary assets and liabilities, denominated in currencies other than the Canadian dollar are translated into Canadian dollars at the rates of exchange prevailing at the reporting date. Non-monetary assets and liabilities are translated at the exchange rate prevailing at the transaction date. Revenues and expenses are translated at average exchange rates throughout the reporting period.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

Gains and losses on translation of foreign currencies are included in the consolidated statements of loss and comprehensive loss.

The Company’s subsidiaries have adopted the United States Dollar as its functional currency.  Financial statements are translated to their Canadian dollar equivalents using the current rate method. Under this method, the statements of operations and cash flows for each period have been translated using the average exchange rates prevailing during each period. All assets and liabilities have been translated using the exchange rate prevailing at the statement of financial position date. Translation adjustments are recorded as income or losses in other comprehensive income or loss. Transaction gains and losses resulting from fluctuations in currency exchange rates on transactions denominated in currencies other than the United States dollar are recognized as incurred in the accompanying consolidated statements of loss and comprehensive loss.

      (d) Financial instruments

Financial assets and liabilities are recognized when the Company becomes party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all the risks and rewards of ownership.

Financial assets and liabilities are offset and the net amount reported in the consolidated statement of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

At initial recognition, the Company classifies its financial instruments in the following categories depending on the purpose for which the instrument were acquired.

Financial assets

Fair value through profit or loss
A financial asset can be classified as fair value through profit or loss only if it is designated at fair value through profit or loss or held-for-trading. The Company’s financial assets at fair value through profit or loss are held for trading financial assets.  They are measured at fair value with changes in fair value included in profit or loss.

Loans and receivables
These assets are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. These assets are measured at amortized cost using the effective interest method. Any gains or losses on the realization of receivables are included in the statement of loss.

Assets available for sale
Assets available for sale (“AFS”) represent securities and other financial investments that are non-strategic, that are neither held for trading, nor held to maturity, nor held for strategic reasons, and that have a readily available market price. As such, gains or losses from revaluation of the asset are recorded as other comprehensive loss, except to the extent that any losses are assessed as being permanent, and the asset is therefore impaired, under IAS 39, or if the asset is sold or otherwise disposed of. If the asset is impaired, sold or otherwise disposed of the revaluation gain or loss implicit in the transaction is recognized as a revenue or expense in the statement of loss.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

Impairment of financial assets
All financial assets except for those at fair value through profit or loss are subject to review for impairment at each reporting date or when events indicate that impairment may exist. Financial assets are impaired when there is objective evidence that a financial asset or a group of financial assets are impaired. Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized.

Financial liabilities

Fair value through profit or loss
These liabilities are comprised of derivatives or liabilities acquired or incurred principally for the purpose of selling or repurchasing in the near term. They are measured at fair value with changes in fair value included in profit or loss.

Other financial liabilities
They are measured at amortized cost using the effective interest method. Any gains or losses in the realization of other financial liabilities are included in the statement of loss.

 Fair values
Fair values of financial assets and liabilities are based upon quoted market prices available from active markets or are otherwise determined using a variety of valuation techniques and models using quoted market prices.

(e) Cash and equivalents

Cash and equivalents include cash on hand, deposits held with banks and other highly liquid short-term investments with original maturities of three months or less. In the normal course of business, 30% of all funds wired to CCSA from the Company are withheld by the Government of Argentina unless they are applied to a capital increase. These withheld amounts are deposited in non-remunerated US dollar fixed terms deposits until the Government of Argentina approves the Company’s formal application for release. Year-end balances of such funds total $350,889 (December 31, 2010 - $199,423, January 1, 2010 - $103,640).

(f) Value added tax (“VAT”)

VAT is generally charged for goods and services purchased in Argentina. The VAT paid may be recovered from VAT payable on future sales and therefore the Company recognizes VAT paid as an asset. The Company discounts its VAT receivable in order to reflect the present value of the VAT asset.

(g) Property and equipment

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of an asset. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefit associated with the item will flow to the Company and the cost can be measured reliably. The carrying amount of a replaced asset is derecognized when replaced.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

Repairs and maintenance costs are charged to the consolidated statements of loss and comprehensive loss during the period in which they are incurred.

Depreciation is calculated to amortize the cost of the property and equipment less their residual values over their estimated useful lives using the straight-line method. Equipment and vehicles are stated at cost and depreciated over an estimated useful life of three years.

The Company allocates the amount initially recognized in respect of an item of property and equipment to its significant parts and depreciates separately each such part. Residual values, method of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate.

Gains and losses on disposals of property and equipment are determined by comparing the proceeds with the carrying amount of the asset and are included as part of other gains or losses in the consolidated statement of loss.

Exploration and evaluation expenditures

All exploration expenditures are expensed as incurred. Expenditures to acquire mineral rights, to develop new mines, to define further mineralization in mineral properties which are in the development or operating stage, and to expand the capacity of operating mines, are capitalized and amortized on a units-of-production basis over proven and probable reserves.

Should a property be abandoned, its capitalized costs are charged to the consolidated statements of loss and comprehensive loss. The Company charges to the consolidated statements of loss and comprehensive loss the allocable portion of capitalized costs attributable to properties sold. Capitalized costs are allocated to properties sold based on the proportion of claims sold to the claims remaining within the project area.

Impairment

The carrying value of property and equipment and exploration and evaluation expenditures is reviewed for indicators at each reporting period and whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. For the purpose of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units or CGUs).

The recoverable amount is the higher of an asset’s fair value less cost to sell and value in use (being the present value of the expected future cash flows of the relevant asset or CGU). An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount.

Expected future cash flows for property and equipment and exploration and evaluation expenditures are based on estimates of future metal prices and foreign exchange rates, proven and probable reserves, and future operating, capital, and reclamation cost assumptions.

The Company evaluates impairment losses for potential reversals when events or circumstances warrant such consideration.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

(h) Provisions

Provisions for environmental restoration, restructuring costs and legal claims, where applicable, are recognized when:

(i)	the Company has a present legal or constructive obligation as a result of past events;
(ii)	it is more likely than not that an outflow of resources will be required to settle the obligation; and
(iii)	the amount can be reliably estimated

Provisions are measured at management’s best estimate of the expenditure required to settle the obligation at the end of the reporting period, and are discounted to present value where the effect is material. The increase in the provision due to passage of time is recognized as accretion expense. Changes in assumptions or estimates are reflected in the period in which they occur.

Provision for environmental restoration represents the legal and constructive obligations associated with the eventual closure of the Company’s property and equipment and exploration and evaluation expenditures. These obligations consist of costs associated with reclamation and monitoring of activities and the removal of tangible assets. The discount rate used is based on a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability, excluding the risks for which future cash flow estimates have already been adjusted.  At December 31, 2011 the Company has not recorded any provisions (December 31, 2010 - $Nil, January 1, 2010 - $Nil).

(i) Current and deferred income tax

Income tax expense represents the sum of current tax and deferred tax expense. Income tax is recognized in the statement of loss except to the extent it relates to items recognized directly in shareholders’ equity, in which case the income tax expense is recognized in shareholders’ equity. Current income taxes are measured at the amount, if any, expected to be recoverable from or payable to taxation authorities based on the income tax rates enacted or substantively enacted at the end of the reporting period.
The Company follows the liability method of accounting for deferred taxes. Under this method, deferred income tax assets or liabilities are recorded to reflect differences between the accounting and tax base of assets and liabilities, and income tax loss carry forwards. Deferred taxes are measured using tax rates that are expected to apply to the period when the deferred tax asset is realized or deferred tax liability is settled, based on income tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period. The effect of any changes in tax rate is recognized in the statement of loss in the period in which the change occurs or in shareholders’ equity, depending on the nature of the item(s) affected by the adjustment.

Deferred income tax assets and liabilities are not recognized for temporary differences relating to: the initial recognition of goodwill; the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither accounting profit or loss or taxable profit or loss; certain differences associated with subsidiaries, branches and associates, and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

Deferred income tax assets are recognized for deductible temporary differences to the extent it is probable that future taxable profit will be available against which the deferred tax asset can be utilized. The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent it is no longer probable that sufficient profits will be available to allow the asset to be recovered.

The Company offsets deferred tax assets and deferred tax liabilities relating to the same taxable entity. The Company may also offset deferred tax assets and deferred tax liabilities relating to different taxable entities, where the amounts relate to income taxes levied by the same taxation authority and the entities intended to realize the assets and settle the liabilities simultaneously.

(j) Share-based compensation

The Company offers a share option plan for its directors, officers, employees and consultants. Each tranche in an award is considered a separate award with its own vesting period and grant date fair value. Fair value of each tranche is measured at the date of grant using the Black-Scholes option pricing model. Share based compensation expense is recognized over the tranche’s vesting period by increasing contributed surplus based on the number of awards expected to vest. The number of awards expected to vest is reviewed at least annually, with any impact being recognized immediately.

Any consideration paid on exercise of share options is credited to share capital. The contributed surplus resulting from share-based compensation is transferred to share capital when the options are exercised.

(k) Revenue Recognition

Interest income is accrued at the end of accounting periods on a proportion of time basis.

(l) Earnings per share

The calculation of earnings per share (“EPS”) is based on the weighted average number of shares outstanding for each year. The basic EPS is calculated by dividing the earnings or loss attributable to the equity owners of the Company by the weighted average number of common shares outstanding during the year.

The computation of diluted EPS assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on the earnings per share. The treasury stock method is used to determine the dilutive effect of the warrants and share options. When the Company reports a loss, the diluted net loss per common share is equal to the basic net loss per common share due to the anti-dilutive effect of the outstanding warrants and share options.

5.              Accounting standards issued but not yet applied

IFRS 9, International Financial Reporting Standard, (“IFRS 9”)

IFRS 9 was issued in November 2009 and contained requirements for financial assets. This standard addresses classification and measurement of financial assets and replaces the multiple category and measurement models in IAS 39, Financial Instruments: Recognition and Measurement, for debt instruments with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss. IFRS 9

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

also replaces the models for measuring equity instruments, and such instruments are either recognized at fair value through profit or loss or at fair value through other comprehensive loss.

Where such equity instruments are measured at fair value through other comprehensive loss, dividends are recognized in profit or loss to the extent not clearly representing a return of investment; however, other gains and losses (including impairments) associated with such instruments remain in accumulated comprehensive income indefinitely.

Requirements for financial liabilities were added in October 2010 and they largely carried forward existing requirements in IAS 39, except that fair value changes due to credit risk for liabilities designated at fair value through profit and loss would generally be recorded in other comprehensive loss.

This standard is required to be applied for accounting periods beginning on or after January 1, 2013, with earlier adoption permitted. The Company has not yet assessed the impact of the standard or determined whether it will adopt the standard early.

IFRS 10, Consolidated Financial Statements

On May 12, 2011, the IASB issued IFRS 10, Consolidated Financial Statements that addresses the accounting for consolidated financial statements by establishing a single control model that applies to all entities, including special purpose entities or structured entities. IFRS 10 will require management to exercise significant judgment to determine which entities are controlled and therefore are required to be consolidated by a parent as a single economic entity.

IFRS 10 establishes criteria for determining control which includes the ability to direct the activities of the investee that significantly affect the investee’s return, exposes the controlling entity to variable returns of the investee and has power over the investee sufficient to affect returns to the investor. Control activities outlines in IFRS 10 include the ability to determine operating policies, making capital decisions, appointing key management and managing underlying investments.

The standard is required to be applied for accounting periods beginning on or after January 1, 2013, with earlier adoption permitted. IFRS 10 must be adopted in conjunction with IFRS 11 and 12.  The Company has not yet assessed the impact of the standard or determined whether it will adopt the standard early.

IFRS 11, Joint Arrangements

On May 12, 2011, the IASB issued IFRS 11, Joint Arrangements which establishes principals for financial reporting by parties to a joint arrangement. IFRS 11 supersedes IAS 31, Interests in Joint Ventures and is effective for reporting periods after January 1, 2013. IFRS 11 describes the accounting for a “joint arrangement,” defined as a contractual arrangement over which two or more parties have joint control. While IFRS 11 supersedes IAS 31, it does not broaden the scope of the standard.

Under IFRS 11 joint control is determined by the contractually agreed sharing of control of an arrangement whereby the decisions about the relevant activities require unanimous consent of the parties sharing control.  Key in determining joint control include; contractual agreement among the parties, the ability to exert control over the relevant activities and the requirement for unanimous consent amongst the parties to an arrangement. Joint arrangements will be classified as either “joint operations” or “joint ventures” under IFRS 11. For joint operations the operator will continued to recognize its assets, liabilities, revenues and expenses under its control as they would have under IAS 31. In a joint venture the parties have joint control and rights to the net assets of the arrangement.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

The standard is required to be applied for accounting periods beginning on or after January 1, 2013, with earlier adoption permitted. IFRS 11 must be adopted in conjunction with IFRS 10 and 12.  The Company has not yet assessed the impact of the standard or determined whether it will adopt the standard early.

IFRS 12, Disclosure of Involvement with Other Entities

On May 12, 2011, the IASB issued IFRS 12, Disclosures of Interests in Other Entities. IFRS 12 combines the disclosure requirements for an entity’s interests in subsidiaries, joint arrangements, associates and structured entities into one comprehensive disclosure standard as previously included in IAS 27, 28 and 31 along with new disclosure standards. IFRS 12 is intended to disclose information that help users of financial statements evaluate the nature and risk associated with interest in another entity and the effect those interests have on its financial position, financial performance and cash flows.

IFRS 12 requires that management disclose significant judgments and estimates used in determining whether it has control, joint control or significant influence over another entity and the type of joint arrangement established when done through a separate vehicle.

The standard is required to be applied for accounting periods beginning on or after January 1, 2013, with earlier adoption permitted. IFRS 12 must be adopted in conjunction with IFRS 10 and 11.  The Company has not yet assessed the impact of the standard or determined whether it will adopt the standard early.

IFRS 13, Fair Value Measurements

On May 12, 2011, the IASB issued guidance on the fair value measurement disclosure requirements for IFRS. This standard aims to improve consistency and reduce complexity by providing a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRSs. The requirements, which are largely aligned between IFRSs and US GAAP, do not extend the use of fair value accounting but provide guidance on how it should be applied where its use is already required or permitted by other standards within IFRSs or US GAAP.

The standard is required to be applied for accounting periods beginning on or after January 1, 2013. The Company has not yet assessed the potential impact of the standard.

IAS 1, Presentation of Items of OCI: Amendments to IAS I Presentation of Financial Statements

In June 2011, the IASB issued IAS 1, Presentation of Items of OCI: Amendments to IAS I Presentation of Financial Statements. The amendments stipulate the presentation of net earnings and OCI and also require the Company to group items within OCI based on whether the items may be subsequently reclassified to profit or loss. Amendments to IAS 1 are effective for the Company beginning on January 1, 2012, with retrospective application and early adoption permitted. The adoption of the amendments to this standard is not expected to have a material impact on the Company’s consolidated financial statements.

IFRIC 20, Stripping Costs in the Production Phase of a Surface Mine

In IFRIC 20, the IFRS Interpretations Committee sets out principles for the recognition of production stripping costs in the balance sheet. The interpretation recognizes that some production stripping in surface mining activity will benefit production in future periods and sets out criteria for capitalizing such costs. While the Company is not yet in the production phase, the Company is currently assessing the future impact of this interpretation.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

6.              Critical accounting estimates and judgments

The preparation of the consolidated financial statements in conformity with IFRS requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company also makes estimates and assumptions concerning the future. The determination of estimates requires the exercise of judgment based on various assumptions and other factors such as historical experience and current and expected economic conditions. Actual results could differ from those estimates.

The more significant areas requiring the use of management estimates and assumptions relate to exploration and evaluation expenditures; income taxes; title to mineral property interests and share-based payments. These estimates and judgments have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

The Company is also exposed to legal risk. The outcome of currently pending and future proceedings cannot be predicted with certainty. Thus, an adverse decision in a lawsuit could result in additional costs that are not covered, either wholly or partly, under insurance policies and that could significantly influence the business and results of operations.

Estimates and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Exploration and Evaluation Expenditure

The application of the Company’s accounting policy for exploration and evaluation expenditure requires judgment in determining whether it is likely that future economic benefits will flow to the Company, which may be based on assumptions about future events or circumstances. Estimates and assumptions made may change if new information becomes available. If, after expenditure is capitalized, information becomes available suggesting that the recovery of expenditure is unlikely, the amount capitalized is written off in the profit or loss in the year the new information becomes available.

Income Taxes

Significant judgment is required in determining the provision for income taxes. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Company recognizes liabilities and contingencies for anticipated tax audit issues based on the Company’s current understanding of the tax law in the various jurisdictions in which it operates. For matters where it is probable that an adjustment will be made, the Company records its best estimate of the tax liability including the related interest and penalties in the current tax provision. Management believes they have adequately provided for the probable outcome of these matters; however, the final outcome may result in a materially different outcome than the amount included in the tax liabilities.

Title to Mineral Property Interests

Although the Company has taken steps to verify title to mineral properties in which it has an interest, these procedures do not guarantee the Company’s title. Such properties may be subject to prior agreements or transfers and title may be affected by undetected defects.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

Share-based Payment Transactions

The Company measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the stock option, volatility and dividend yield and making assumptions about them.

7.              Cash and Equivalents

a) Cash and equivalents are comprised of the following:

	December 31, 2011	December 31, 2010	January 1, 2010
Cash on hand	$7,489,111	$697,474	$3,062,326
Cash on deposit	350,889	199,423	103,640
Short-term investments	1,000,000	5,465,000	-
	$8,840,000	$6,361,897	$3,165,966

8.              Property and Equipment

		Vehicles and
	Land	equipment	Total
Cost
Balance at January 1, 2010	$614,313	$235,781	$850,094
Additions	-	43,335	43,335
Foreign exchange movement	(51,998)	16,062	(35,935)
Balance at December 31, 2010	562,315	295,178	857,493
Additions	-	304,737	304,737
Foreign exchange movement	(32,088)	13,891	(18,197)
Balance at December 31, 2011	$530,227	$613,806	$1,144,033

Accumulated amortization
Balance at January 1, 2010	$-	$145,340	$145,340
Depreciation for the year	-	113,497	113,497
Foreign exchange movement	-	(33,344)	(33,344)
Balance at December 31, 2010	-	225,493	225,493
Depreciation for the year	-	112,448	112,448
Foreign exchange movement	-	(18,197)	(18,197)
Balance at December 31, 2011	$-	$319,744	$319,744

Net book value
At January 1, 2010	$614,313	$90,441	$704,754
At December 31, 2010	$562,315	$69,685	$632,000
At December 31, 2011	$530,227	$294,062	$824,289

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

9.              Share Capital

a)	Authorized:

Unlimited number of common shares without par value
Unlimited number of preferred shares without par value

Issued:

Common Shares

	December 31, 2011			December 31, 2010
	Number		Amount	Number		Amount
Balance, beginning of year	73,167,565		$18,250,138	44,612,040		$13,989,654
Short form prospectus	-		-	28,420,900	(i)	8,526,270
Share issue costs and filing statement fees	-		(1,547,503)	-		(1,487,811)
Portion of units attributable to warrants issued	-		-	-		(2,838,467)
Bought-deal private placement	25,645,000	(v)	11,540,250	-		-
Portion of units attributable to warrants issued	-	(v)	(3,331,620)	-		-
Exercise of agent's options	93,667	(vii)	49,644	134,625		60,492
Exercise of broker compensation warrants	108,932	(iv) (vi)	50,226	-		-
Exercise of broker warrants	46,666	(ix)	21,000
Exercise of warrants	1,551,500	(viii)	852,929	-		-
Balance, end of year	100,613,330		$25,885,064	73,167,565		$18,250,138

Preferred Shares

	December 31, 2011			December 31, 2010
	Number		Amount	Number		Amount
Balance, beginning of year	20,881,493		$177,417	20,881,493		$177,417
Balance, end of year	20,881,493		$177,417	20,881,493		$177,417

Warrants

	December 31, 2011			December 31, 2010
	Number		Amount	Number		Amount
Balance, beginning of year	14,210,450		$2,838,467	2,500,000		$250,000
Portion of units attributable to warrants issued	-		-	14,210,450	(i)	2,838,467
Expiry of warrants	-		-	(2,500,000)	(iii)	(250,000)
Exercise of warrants	(1,551,500)	(viii)	(309,904)	-		-
Portion of units attributable to warrants issued	12,822,500	(v)	3,331,620	-		-
Balance, end of year	25,481,450		$5,860,183	14,210,450		$2,838,467

Common share issuances

(i)
On November 30, 2010 the Company issued 28,420,900 units at $0.30 per unit pursuant to a short form prospectus offering for gross proceeds of $8,526,270. Each unit consisted of one common share and one half share purchase warrant exercisable at $0.35 per warrant before November 30, 2013. A fair value of $2,838,467 was assigned to warrants. In conjunction with the offering, the Company granted broker compensation warrants to Wolverton, Canaccord Genuity Corp. and Octagon Capital Corporation to acquire 2,842,090 broker compensation units. Each broker warrant entitles the holder to acquire one broker compensation unit at an exercise price of $0.30 per share on or before November 30, 2013. Each broker compensation unit will consist of one common share and one half of one common share purchase warrant exercisable at $0.35 prior to November 30, 2013. The fair value of the broker warrants are $637,513 (see ii).

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

(ii)
The fair value of the warrants and broker compensation warrants issued on November 30, 2010 pursuant to the short form prospectus unit offering was estimated using the Black-Scholes option pricing model with the following assumptions:

2010
Risk free interest rate Expected volatility	1.6% 116%
Expected life (years)	3
Expected dividend yield Forfeiture rate	0% 0%

(iii)	On December 23, 2010 all of the warrants issued in conjunction with the December 23, 2009 brokered private placement expired.

(iv)
During the year ended December 31, 2011, the Company issued 34,745 shares pursuant to the cashless exercise of 125,196 broker compensation warrants granted in conjunction with the Company’s November 2010 short form prospectus offering.  Pursuant to the issuance, the Company recorded $14,288 in common shares to reflect the Black-Scholes valuation of the cashless exercise of broker compensation warrants.

(v)
On June 14, 2011, the Company issued 25,645,000 units at $0.45 per unit pursuant to a bought-deal private placement for gross proceeds of $11,540,250, of which $3,331,620 was the fair value of the warrants. Each unit consisted of one common share and one half share purchase warrant exercisable at $0.65 per warrant before June 14, 2013. In conjunction with the private placement, the Company granted broker compensation options to Macquarie Capital Markets Canada Ltd. to acquire 1,788,150 broker compensation units. Each broker compensation unit will consist of one common share and one half of one common share purchase warrant exercisable at $0.45 prior to June 14, 2013.  The fair value of the warrants issuable pursuant to the broker compensation units is $464,896.

(vi)
During year ended December 31, 2011, the Company issued 74,187 shares pursuant to the exercise of 45,000 broker compensation warrants and 29,187 compensation warrants granted in conjunction with the Company’s November 2010 short form prospectus offering.  Pursuant to the issuance, the Company recorded $12,222 in common shares to reflect the Black-Scholes valuation of the exercise of broker compensation warrants and compensation warrants and cash proceeds of $23,716.

(vii)
During the year ended December 31, 2011, the Company issued 93,667 shares pursuant to the exercise of 93,667 agent’s options granted in conjunction with the Company’s December 2009 qualifying transaction.  Pursuant to the issuance, the Company recorded $21,544 in common shares to reflect the Black-Scholes valuation of the exercise of agent’s options and cash proceeds of $28,100.

(viii)
During the year ended December 31, 2011, the Company issued 1,551,500 shares pursuant to the exercise of 1,551,500 warrants granted at an exercise price of $0.35 in conjunction with the Company’s November 2010 short form prospectus offering. Pursuant to the issuance, the Company recorded $309,904 in common shares to reflect the Black-Scholes valuation of the exercise of warrants and cash proceeds of $543,025.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

(ix)
During the year ended December 31, 2011, the Company issued 46,666 shares pursuant to the exercise of 46,666 broker warrants granted in conjunction with the Company’s December 2009 qualifying transaction.  Pursuant to the issuance, the Company recorded $7,000 in common shares to reflect the Black-Scholes valuation of the exercise of broker warrants and cash proceeds of $14,000.

b)	Stock options:

Under the Company’s share option plan, and in accordance with TSX Venture Exchange requirements, the number of common shares reserved for issuance under the option plan shall not exceed 10% of the issued and outstanding common shares of the Company. In connection with the foregoing, the number of common shares reserved for issuance to: (a) any individual director or officer will not exceed 5% of the issued and outstanding common shares; and (b) all consultants will not exceed 2% of the issued and outstanding common shares. Options may be exercised the greater of twelve months after the completion of the Qualifying Transaction and ninety days following cessation of the optionee’s position with the Company.

					Number
			Weighted	Weighted	exercisable on
	Range of	Number	average life	average	December 31,
	exercise prices	outstanding	(years)	exercise price	2011
Stock options	$0.30 - $0.65	5,997,470	3.26	$0.35	5,467,603
Agent’s options	$0.30	572,996	0.98	$0.30	572,996
		6,570,466	3.06	$0.35	6.040,599

	December 31, 2011		December 31, 2010
	Number of	Weighted	Number of	Weighted
	options	Average Price	options	Average Price
Balance, beginning of year	5,999,398	$0.32	4,651,013	$0.30
Granted to officers and directors	764,735	$0.33	1,710,000	$0.42
Forfeiture of stock options	(100,000)	$0.30	-	-
Exercise of agent’s options	(93,667)	$0.30	(134,625)	$0.30
Expiration of agent’s options	-	-	(32,035)	$0.30
Cancellation of stock options
granted to officers and directors	-	-	(194,955)	$0.30
Balance, end of year	6,570,466	$0.32	5,999,398	$0.32

In January of 2010, the Company granted 600,000 stock options to two directors of the Company in accordance with the Company’s stock option plan. The options are exercisable at a price of $0.65 for a period of five years. Of these options a total of 150,000 vested immediately with the remainder vesting over an eighteen month period. The associated stock option expense of $31,930 (2010 - $276,736) was calculated using the fair value method using the Black-Scholes option pricing model and using the following assumptions:

January 18, 2010
Risk free interest rate Expected volatility	0.18% 113%
Expected life (years)	5
Expected dividend yield Forfeiture rate	0% 0%

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

On December 15, 2010, the Company granted a total of 1,110,000 stock options to directors and employees of the Company in accordance with the Company’s stock option plan. The options are exercisable at a price of $0.30 for a period of five years. Of these options a total of 277,500 options vested immediately with the remainder vesting over an eighteen month period. The associated stock option expense of $131,158 (2010 - $138,047) was calculated using the fair value method using the Black-Scholes option pricing model and using the following assumptions:

December 15, 2010
Risk free interest rate Expected volatility	1.6% 116%
Expected life (years)	5
Expected dividend yield Forfeiture rate	0% 0%

During 2010, 134,625 agent’s options were exercised.

On January 10, 2011, the Company granted 300,000 stock options to an investor relations consultant of the Company in accordance with the Company’s stock option plan.  The options are exercisable at a price of $0.35 for a period of five years.  These options will vest over a twelve month period, beginning April 10, 2011.  The associated stock option expense of $76,635 was calculated using the fair value method using the Black-Scholes option pricing model and using the following assumptions:

January 10, 2011
Risk free interest rate Expected volatility	2.24% 115.74%
Expected life (years)	5
Expected dividend yield	0%
Forfeiture rate	1.59%

On January 27, 2011, the Company granted 464,735 stock options to two directors of the Company in accordance with the Company’s stock option plan.  The options are exercisable at a price of $0.31 for a period of five years.  Of these options a total of 116,183 vested immediately with the remainder vesting over an eighteen month period.  The associated stock option expense of $98,310 was calculated using the fair value method using the Black-Scholes option pricing model and using the following assumptions:

January 27, 2011
Risk free interest rate Expected volatility	2.25% 115.51%
Expected life (years)	5
Expected dividend yield	0%
Forfeiture rate	1.59%

c)	Escrowed shares

As required by Exchange Policy, all 1,510,300 of the Company’s seed capital shares are subject to a timed release escrow agreement dated April 24, 2008. This escrow agreement provides for the release of 10% of the escrowed shares on December 31, 2009 and 15% of the remaining escrowed shares every six months thereafter. As of December 31, 2011, 679,635 shares (December 31, 2010 – 906,180 shares, January 1, 2010 – 1,359,270 shares) remain in escrow.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

In addition, all of the common shares and convertible preferred shares issued pursuant to the Company’s qualifying transaction are subject to a TSX Venture Exchange Tier Two surplus escrow agreement allowing for the release of 5% of the shares on December 31, 2009, 5% on June 30, 2010, 10% on each of December 31, 2010 and June 30, 2011, 15% on each of December 31, 2011 and June 30, 2012, and 40% on December 31, 2012.  If the Company subsequently meets the Tier 1 Minimum Listing Requirements of the TSX Venture Exchange, the release of these escrowed shares will be accelerated whereby such escrowed shares will be released from escrow as to 10% thereof effective as of December 31, 2009, 20% on June 30, 2010, 30% on December 31, 2010, and 40% on June 30, 2011. As of December 31, 2011, 20,382,955 common shares (December 31, 2010 – 29,118,507 common shares, January 1, 2010 – 29,118,507 common shares) and 14,617,045 convertible preferred shares (December 31, 2010 – 20,881,493 convertible preferred shares, January 1, 2010 – 20,881,493 preferred shares) remain in escrow.

d)	Warrants:

			Weighted	Weighted
	Range of	Number	average life	average
	exercise prices	outstanding	(years)	exercise price
Warrants	$0.35 - $0.65	25,481,450	1.68	0.50
Broker Warrants	$0.30 - $0.45	4,913,378	1.66	0.35
Compensation Warrants	$0.35	55,910	1.92	0.35
		30,450,738	1.68	0.48

	December 31, 2011		December 31, 2010
	Number of	Weighted	Number of	Weighted
	options	Average Price	options	Average Price
Balance, beginning of year	17,552,540	$0.34	500,000	$0.30
Warrants (Note 8(a)(i))	-		14,210,450	$0.35
Broker warrants (Note 8(a)(i))	-		2,842,090	$0.30
Warrants(Note 8(a)(v))	12,822,500	$0.65	-
Broker warrants (Note 8(a)(v))	1,788,150	$0.45	-
Compensation warrants resulting from exercise of broker warrants (Note 8(a)(iv)(vi))	85,097	$0.35	-
Exercise of warrants (Note 8(a)(viii))	(1,551,500)	$0.30	-
Exercise of broker compensation warrants (Note 8(a)(iv)(vi))	(170,000)	$0.30	-
Exercise of compensation warrants (Note 8(a)(vi))	(29,187)	$0.35	-
Exercise of broker warrants (Note 8(a)(ix))	(46,666)	$0.30	-
Balance, end of year	30,450,738	$0.48	17,552,540	$0.34

10.            Contributed Surplus

	December 31, 2011	December 31, 2010
Balance, beginning of year	$2,339,072	$460,882
Share based compensation	410,912	1,010,783
Agent’s options exercise	(21,544)	-
Broker compensation warrant exercise	(33,510)	-
Option exercise	-	(20,105)
Fair value of warrants issuable pursuant to broker compensation warrants	464,896	637,512
Warrant expiration	-	250,000
Balance, end of year	$3,159,826	$2,339,072

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

11.            Income Taxes

The income tax provision differs from income taxes, which would result from applying the expected tax rate to net loss before income taxes.  The differences between the “expected” income tax expenses and the actual income tax provision are summarized as follows:

	December 31, 2011	December 31, 2010
Loss before income taxes	$(8,282,146)	$(2,864,674)
Expected income tax recovery at 26.5% (2010 – 28.0%)	(2,194,769)	(793,709)
Non-deductible items and other	26,973	109,077
Share based compensation	95,415	253,987
Change in prior year estimates	(113,923)	(336,438)
Share issuance costs	(342,966)	(238,083)
Tax rate differences (mostly comprised of difference from effective Argentina tax rate of 35% and effective United States tax rate of 34%)	(469,068)	(123,084)
Change in deferred tax assets not recognized	2,996,353	1,655,816
Total income taxes (recovery)	$(1,985)	$527,566

The components of the deferred tax asset are as follows:

	December 31, 2011	December 31, 2010	January 1, 2010
Canada
Share issuance costs	$504,698	$382,949	$232,156
Non-capital losses available for future periods	817,210	397,543	98,588
Deferred tax assets not recognized	(1,321,908)	(780,492)	(330,744)
Canada deferred tax asset	$-	$-	$-
Argentina
Property and equipment	$6,128,246	$4,267,635	$3,582,968
VAT receivable	507,448	391,140	391,979
Non-capital losses available for future periods	211,711	-	208,754
Contingency accrual	43,750	43,750	-
Deferred tax assets not recognized	(6,891,155)	(4,702,525)	(3,974,947)
Argentina deferred tax asset	$-	$-	$208,754
United States
Property and equipment	$9,752	$285	$-
Non-capital losses available for future periods	735,045	478,205	-
Deferred tax assets not recognized	(744,797)	(478,490)	-
United States deferred tax asset	$-	$-	$-
Total deferred tax asset	$-	$-	$208,754

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

As at December 31, 2011, the Corporation has, for tax purposes, non-capital losses available to carry forward to future years totaling $6,035,624 (2010 - $2,805,617).

The non-capital loss carry-forwards reflected above expire as follows:

Year of Expiry	Canada	Argentina	United States	Total
2016	-	604,889	-	604,889
2028	76,253	-	-	76,253
2029	208,598	-	482,451	691,049
2030	1,134,946	-	924,035	2,058,981
2031	1,849,042	-	755,410	2,604,452
Total	$3,268,839	$604,889	$2,161,896	$6,035,624

12.            Related Party Transactions

During the year ended December 31, 2011, the Company paid US$85,761 (2010 - US$87,116) to HuntMountain Resources Ltd. (“HuntMountain”), an entity controlled by the Company’s Executive Chairman, for the rental of office space.

During the year ended December 31, 2011, the Company incurred $146,546 (2010 – $139,769) in professional fees expense relating to the services of the President of CCSA. Included in accounts payable and accrued liabilities as at December 31, 2011 was $12,773 (December 31, 2010 - $11,785) owing to the President of CCSA for professional geological fees.

Included in prepaid expenses as at December 31, 2011, the Company had a receivable due from the President of CCSA for $3,100 (December 31, 2010 - $534) for cash advanced for field expenses.

During the year ended December 31, 2011, the Company incurred $27,502 (2010 – $31,276) in general and administrative expenses relating to rent paid for office space to the President of CCSA.

During the year ended December 31, 2011, the Company incurred $94,605 (2010 - $38,660) in professional fees expense relating to the accounting services of a director of CCSA. Included in accounts payable and accrued liabilities as at December 31, 2011, the Company had a payable owing to a director of CCSA for accounting services of $5,027 (December 31, 2010 – $4,467).

During the year ended December 31, 2011, the Company acquired office furniture and fixtures from HFP, LLC, an entity controlled by the Company’s chairman, for $Nil (2010 - $44,419).

During the year ended December 31, 2011, the Company acquired computer equipment from HuntMountain, CCSA’s former parent corporation, for US$36,477 (2010 - $Nil). The Company paid a deposit of $Nil (2010 - US$5,000) in relation to the purchase.

During the year ended December 31, 2011, the Company paid US$23,973 (2010 - US$21,453) to Huntwood Industries, an entity controlled by the Company’s Executive Chairman, for marketing design services, website development and website maintenance. As at December 31, 2011, US$18,915 (December 31, 2010 – US$21,453) is reflected in accounts payable and accrued liabilities.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

During the year ended December 31, 2011 the Company paid $Nil (2010 - US$10,000) to HuntMountain for reimbursement of travel expenses incurred by HuntMountain in conjunction with the Qualifying Transaction.  This is recorded in travel expenses in the consolidated statement of loss.

In conjunction with the Qualifying Transaction, on December 23, 2009, the Company advanced $200,000 to HuntMountain, CCSA’s former parent corporation, as a refundable deposit. The deposit was not applied to the consideration of the Qualifying Transaction and therefore is reflected in prepaid expenses and deposits on the Company’s consolidated statement of financial position at December 31, 2011 (January 1, 2010 and December 31, 2010 – $200,000). At the year ended December 31, 2011, the Company received notice from HuntMountain that they had identified invoices refundable to them as part of the Qualifying Transaction.  Upon submittal to Hunt Mining, $43,000 of expenses were identified as refundable.  The Company has credited the $43,000 against the $200,000 receivable leaving an outstanding balance owed by HuntMountain to Hunt Mining of $157,000.  The Company has contacted HuntMountain’s management and has confirmed the balance will be collected by December 31, 2014.  The Company is negotiating collection.

On March 3, 2010, Hunt Gold USA LLC, a wholly owned subsidiary of the Company, acquired US$700,000 of the US$803,000 outstanding loan payable from CCSA to HuntMountain for total consideration of US$679,000, a 3% discount to the outstanding amount payable.

On March 14, 2011, Hunt Gold USA LLC acquired the remaining amount of the loan owing from CCSA to HuntMountain. The outstanding principal amount of the loan was US$103,000 and the accrued interest relating to the loan was US$11,682.  The total consideration paid to HuntMountain was 97% of the outstanding principal plus all accrued interest.  The total consideration for this transaction was $111,592.

All related party transactions are related to the normal course of business and are recorded at the exchange amount which is the amount agreed to by the related parties.

Remuneration of directors and key management of the Company

The remuneration awarded to directors and to senior key management, including the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer and the Controller, is as follows:

	Year ended
	December 31,	December 31,
	2011	2010
Salaries and benefits	$444,717	$461,106
Consulting fees	331,351	178,430
Share based compensation	332,729	1,010,073
	$1,108,797	$1,649,609

13.            Financial Instruments

The Company’s financial instruments consist of cash and equivalents, accounts receivable, performance bond, accounts payable and accrued liabilities, shareholder loan and interest payable on shareholder loan.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

The fair value hierarchy establishes three levels to classify the inputs to valuation techniques used to measure fair value.  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.  Level 2 inputs are quoted prices in markets that are not active, quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability (for example, interest rate and yield curves observable at commonly quoted intervals, forward pricing curves used to value currency and commodity contracts and volatility measurements used to value option contracts), or inputs that are derived principally from or corroborated by observable market data or other means. Level 3 inputs are unobservable (supported by little or no market activity). The fair value hierarchy gives the highest priority to Level 1 inputs and lowest priority to Level 3 inputs. Cash and equivalents and performance bond are measured and reported as Level 1.

Fair value

The fair value of financial instruments are summarized as follows:

	December 31, 2011		December 31, 2010		January 1, 2010
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
Financial Assets

FVTPL
Cash and equivalents (Level 1)	$ 8,840,000	$ 8,840,000	$ 6,361,897	$ 6,361,897	$ 3,165,966	$ 3,165,966

Available for sale
Performance bond (Level 1)	227,596	227,596	257,208	257,208	209,303	209,303

Loans and receivables
Accounts receivable	64,364	64,364	53,943	53,943	11,648	11,648

Financial Liabilities

Other financial liabilities
Accounts payable and accrued liabilities	516,696	516,696	318,679	318,679	1,444,729	1,444,729
Shareholder loan	-	-	103,021	103,021	842,668	842,668
Interest payable on shareholder loan	-	-	10,240	10,240	3,698	3,698
Due to related parties	-	-	-	-	-	-

Financial risk management

The Company’s financial instruments are exposed to certain financial risks, including currency risk, credit risk, liquidity risk, interest rate risk and price risk.

i.	Currency risk

The Company holds cash balances and incurs payables that are denominated in the Canadian Dollar, the United States Dollar and the Argentine Peso. These balances are subject to fluctuations in the exchange rate between the Canadian Dollar, and the United States Dollar and the Argentine Peso, resulting in currency gains or losses for the Company.

   As at December 31, 2011, the following are denominated in US dollars:

Cash and equivalents	$17,294
Accounts payable and accrued liabilities	52,545

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

As at December 31, 2011, the following are denominated in Argentine Peso:

Cash and equivalents	$747,622
Performance bond	227,596
Accounts receivable	32,885
Accounts payable and accrued liabilities	351,645

The Company is exposed to the financial risk related to the fluctuation of foreign exchange rates. A significant change in the currency exchange rates between the United States dollar relative to the Canadian dollar and the Argentine Peso could have an effect on the Company’s results of operations, financial position or cash flows. The Company has not hedged its exposure to currency fluctuations.

At December 31, 2011, if the U.S. dollar strengthened or weakened by 10% relative to the Canadian dollar the impact on income and other comprehensive income due to the translation of monetary financial instruments would be as follows:

Impact on net loss and comprehensive loss
U.S. Dollar Exchange rate – 10% increase	$2,148
U.S. Dollar Exchange rate – 10% decrease	$(2,148)

At December 31, 2011, if the Argentine Peso strengthened or weakened by 10% relative to the Canadian dollar the impact on income and other comprehensive income due to the translation of monetary financial instruments would be as follows:

Impact on net loss and comprehensive loss
Argentine Peso Exchange rate – 10% increase	$20,996
Argentine Peso Exchange rate – 10% decrease	$(20,996)

ii.              Credit risk

Credit risk is the risk of an unexpected loss if a third party to a financial instrument fails to meet its contractual obligations.

The Company’s cash and equivalents are held through Canadian and Argentine financial institutions.

The Company maintains its cash and equivalents in multiple financial institutions. The Company maintains cash in an Argentine bank. The Argentine accounts, which had a Canadian dollar balance of $396,733 at December 31, 2011 (December 31, 2010 - $2,084, January 1, 2010 - $14,008) are considered uninsured.

The Company maintains a cash balance in its bank account in Argentina.  This balance is exposed to credit risk if the bank failed to meet its obligation to the Company.  The Company controls for this risk by only keeping funds in Argentina sufficient to meet approximately two months of operating expenses.

There is minimal credit risk on accounts receivable as all amounts are considered collectible.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

The Company pays a value added tax “VAT” to the Argentine government on all expenses in Argentina.  This creates a VAT receivable on the Company’s books owed to it by the government of Argentina.  The Company’s current receivable is $1,143,509 (December 31, 2010 - $622,761).  The Company believes this to be a collectable amount and it is backed in the strength and laws of the Argentine government.  If for some reason the government did not pay, changed the laws, or defaulted on the receivable the Company potentially could lose the full value of the receivable.

iii.	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company manages liquidity risk through the management of its capital structure.  All of the Company’s accounts payable and accrued liabilities are current and payable within one year.

iv.	Price risk

The Company closely monitors commodity prices to determine the appropriate course of action to be taken by the Company.  A dramatic decline in commodity prices could impact the viability of the Company and the carrying value of its properties. The Company is exposed to price risk with respect to commodity prices.  There is minimal price risk at the present time as the Company is not yet in the production phase.

vi.             Interest rate risk

Interest rate risk is the impact that changes in interest rates could have on the Company’s earnings and liabilities.  In the normal course of business, the Company is not exposed to interest rate fluctuations as there is no interest bearing debt as at December 31, 2011.

14.            Segmented Information

All of the Company’s operations are in the mineral properties exploration industry with its principal business activity in the acquisition and exploration of mineral properties.  The Company conducts its resource properties exploration activities primarily in Argentina.  The location of the Company’s assets by geographic area as of December 31, 2011, December 31, 2010 and January 1, 2010 is as follows:

	December 31 2011	December 31, 2010	January 1, 2010
Canada	$8,254,187	$6,329,919	$3,256,093
Argentina	3,166,828	1,734,088	1,972,012
United States	73,773	74,873	-
	$11,494,788	$8,138,880	$5,228,105

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

The location of the Company’s net loss by geographic area as of December 31, 2011 and December 31, 2010 is as follows:

	December 31 2011	December 31, 2010
Canada	$(1,666,119)	$(1,613,592)
Argentina	(5,783,635)	(802,871)
United States	(830,407)	(945,777)
	$(8,280,161)	$(3,362,240)

15.            Commitments and Contingencies

a)
On March 27, 2007, the Company signed a definitive lease purchase agreement with FK Minera S.A. to acquire a 100% interest in the Bajo Pobré gold property located in Santa Cruz Province, Argentina.  The Company may earn up to a 100% equity interest in the Bajo Pobré property by making cash payments and exploration expenditures over a five-year earn-in period.  The required expenditures and ownership levels upon meeting those requirements are:

Year of the Agreement	Payment to FK Minera SA	Exploration Expenditures Required	Ownership
First year - 2007	US$50,000	US$250,000	0%
Second year - 2008	US$30,000	US$250,000	0%
Third year -2009	US$50,000	-	51%
Fourth year - 2010	US$50,000	-	60%
Fifth year – 2011	US$50,000	-	100%

After the fifth year, the Company is obligated to pay FK Minera S.A. the greater of a 1% net smelter royalty (“NSR”) on commercial production or US$100,000 per year.  The Company has the option to purchase the NSR for a lump-sum payment of US$1,000,000 less the sum of all royalty payments made to FK Minera S.A. to that point.

As of December 31, 2011, the Company has made all required payments to F.K. Minera, however CCSA has not made sufficient exploration expenditures required by the Bajo Pobré contract. The parties to the contract have not finalized an amendment to the contract terms and therefore the Company’s ability to retain rights to explore the Bajo Pobré property is uncertain at this time.

b)
In March 2007, the Company was the successful bidder for the exploration and development rights to the La Josefina project from Fomicruz.  On July 24, 2007, the Company entered into an agreement with Fomicruz pursuant to which the Company agreed to invest a minimum of US$6 million in exploration and development expenditures over a four year period, including US$1.5 million before July 2008. The agreement provides that, in the event that a positive feasibility study is completed on the La Josefina property, a joint venture company would be formed by the Company and Fomicruz. A revised schedule for exploration and development of the La Josefina project was submitted in writing to Fomicruz and was adopted on May 3, 2011, mandating that an economic feasibility study and production decision be made by the Company for the La Josefina project by the end of 2013. The Company would own 91% of the joint venture company and Fomicruz would own the remaining 9%.  As of December 31, 2011, the Company has invested approximately US$10 million in the La Josefina property.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

c)
On June 30, 2010, a former director and accounting consultant (“the Consultant”) to the Company severed his business relationship with the Company. On August 5, 2010 the Consultant claimed that since 2006, he was actually an employee of, not a Consultant to, CCSA. On September 7, 2010, the Argentine Ministry of Labor, Employment and Social Security filed a Certificate of Notice on CCSA and the Company indicating that a representative from CCSA and the Company must appear before a mediator to address the Consultant’s claims. The certificates of notice stated the value of the Consultant’s claim against the Company at 500,000 pesos (US$126,811).

On March 18, 2011, a lawsuit was filed against the Company and its subsidiaries by the Consultant.  The lawsuit claimed that the Consultant was an employee of the Company, not a consultant, since 2006.  The total value of the claim was US$249,041, including wages, alleged bonus payments, interest and penalties.  The consolidated financial statements include a contingent liability of $125,000 and a charge to operations for the year ended December 31, 2010 in the same amount.  Management considers the lawsuit to be without merit and intends to defend the Company and its subsidiaries to the fullest extent possible.

d)
On October 31, 2011, CCSA signed an agreement with the owners of Piedra Labrada for the use and lease of facilities on the same premises as the Company’s La Josefina facilities.  The term is for three years beginning November 1, 2011 and ending on October 31, 2014, including annual commitments of $60,000.

16.            Capital Disclosure

Capital management is the key to achieving the Company’s growth plans, the maintenance of a strong capital base to ensure financial flexibility, and providing returns to shareholders.  The Company’s capital is comprised of shareholders’ equity and shareholder loan, as follows:

Management of capital risk

	December 31,	December 31,	January 1,
	2011	2010	2010
Shareholders’ equity	$10,628,859	$7,505,089	$2,196,241
Shareholder loan	-	103,021	842,668
	$10,628,859	$7,608,110	$3,038,909

The Company does not have covenants associated with the Company’s long-term liabilities.  The Company regularly reviews its on-going capital requirements to fund capital expenditures and service upcoming obligations.

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue the development of its mineral properties and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares or acquire or dispose of assets. In order to maximize ongoing development efforts, the Company does not pay out dividends. The Company’s investment policy is to invest its cash in highly liquid short-term interest-bearing investments.

The Company is not subject to externally imposed capital requirements.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

17.            Subsequent Events

On March 5, 2012, the Company appointed Mr. Matt Fowler as Chief Financial Officer effective March 1, 2012.  Ms. Vicki Streng resigned her position as Interim CFO and resumed her position as Controller.

On March 5, 2012, the Company granted 1,250,000 stock options at an exercise price of $0.30 per share to certain directors, officers, employees and consultants.

18.            Transition to IFRS

The Company adopted IFRS effective January 1, 2010 (“the transition date”) and has prepared its opening statement of financial position in accordance with International Financial Reporting Standards.

The date of the first annual financial statements in compliance with IFRS will be for the year ending December 31, 2011.

IFRS 1 ‘First-time adoption of International Financial Reporting Standards’ (“IFRS 1”), which governs the first time adoption of IFRS requires that the same policies are applied for all periods presented and that these policies are based on IFRS effective at the end of the first IFRS reporting year, December 31, 2011. The Company therefore prepared its opening statement of financial position by applying existing IFRS at December 31, 2011.

The IFRS accounting policies as presented in Note 4 have been applied in preparing the consolidated financial statements for the year ended December 31, 2011, the comparative year and the opening statement of financial position at the date of transition.

(a) Elected exemptions from full retrospective application

IFRS 1 requires accounting policies to be applied retrospectively to determine the opening statement of financial position at the Company’s transition date of January 1, 2010, and allows certain exemptions on the transition to IFRS. The optional exemptions applied are as follows:

(i) Business combinations

Under IFRS 1, the Company can elect to not restate in accordance with IFRS 3 Business Combinations, all business combinations that occurred prior to the transition date or to only restate all business combinations that occurred after a designated date prior to the transition date. The Company has applied this exemption to all business combinations that occurred prior to January 1, 2010.

(ii) Share-based payment transactions

IFRS 1 encourages, but does not require a first time adopter to apply IFRS 2 Share-based Payment (“IFRS 2”) to equity instruments that were granted on or before November 7, 2002, or were granted after November 7, 2002, but vested before the Company’s IFRS transition date. Accordingly, an entity may elect not to retrospectively apply IFRS 2 to these equity instruments.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

The Company has elected this exemption and as a result, has applied IFRS 2 retrospectively only for share-based payments that were granted after November 7, 2002, and had not vested at the date of transition.

(iii) Cumulative translation differences

IFRS 1 allows cumulative translation differences for all foreign operations to be reset to zero at the date of transition to IFRS, with future gains or losses on subsequent disposal of any foreign operations to exclude translation differences arising prior to the date of transition to IFRS. The Company has elected this exemption and accordingly, has reset all cumulative translation differences to zero on transition to IFRS.

(iv) Borrowing costs

IFRS 1 permits an entity to apply the transitional provisions of IAS 23 - Borrowing Costs as an alternative to full retrospective application. Under these provisions, the Company may elect to only apply IAS 23 to qualifying assets for which the commencement date for capitalization is on or after the date of transition (or an elected earlier date).

The Company has elected to apply this exemption from its transition date of January 1, 2010, and as a result, will apply IAS 23 from this date onwards for projects with a commencement date of January 1, 2010 or later.

(b) Mandatory exceptions to retrospective application

IFRS 1 outlines specific guidelines that a first-time adopter must adhere to under certain circumstances. The Company has applied the following guidelines to its opening consolidated statement of financial position dated January 1, 2010:

 (i) Estimates

Hindsight was not used to create or revise estimates and accordingly, the estimates previously made by the Company under Canadian GAAP are consistent with their application under IFRS.

(c) Reconciliations from Canadian generally accepted accounting principles (“GAAP”) to IFRS

The Company’s transition from Canadian GAAP to IFRS has resulted in a number of adjustments to its consolidated statement of financial position, consolidated statement of loss, consolidated statement of comprehensive loss and consolidated statement of cash flows for the year ended December 31, 2010 and to the consolidated statement of financial position for January 1, 2010. Further details of the adjustments are provided in the following reconciliations and the notes that accompany the reconciliations. The adoption of IFRS has not changed the Company’s actual cash flows.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

The January 1, 2010 Canadian (CGAAP) consolidated statement of financial position has been reconciled to IFRS as follows:

	CGAAP			IFRS
	December 31,		Effect of IFRS	January 1,
	2009		Transition	2010

CURRENT ASSETS:
Cash and equivalents	$3,165,966		$-	$3,165,966
Accounts receivable	11,648		-	11,648
Prepaid expenses and deposits	200,000		-	200,000
Deferred income tax	208,754		-	208,754
Total Current Assets	3,586,368		-	3,586,368

PROPERTY AND EQUIPMENT:	854,966	(a)	(150,212)	704,754

OTHER ASSETS:
Performance bond	209,303		-	209,303
V.A. Tax, net of discount	513,636		-	513,636
Minimal presumed income tax receivable	214,044		-	214,044
Total Other Assets:	936,983		-	936,983

TOTAL ASSETS:	$5,378,317		$(150,212)	$5,228,105

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,444,729		$-	$1,444,729
Taxes payable	127,919		-	127,919
Shareholder loan	842,668		-	842,668
Interest payable on shareholder loan	3,698		-	3,698
Due to related parties	612,850		-	612,850

TOTAL LIABILITIES:	$3,031,864		$-	$3,031,864

SHAREHOLDERS’ EQUITY
Preferred shares	177,417		-	177,417
Share capital	13,989,654		-	13,989,654
Contributed surplus	453,832	(b)	7,050	460,882
Warrants	250,000		-	250,000
Deficit	(12,640,589)	(a)(c)	(34,073)	(12,681,712)
		(b)	(7,050)
Accumulated other comprehensive income	116,139	(c)	(116,139)	-
Total Shareholders’ Equity:	$2,346,453		$(150,212)	$2,196,241

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,378,317		$(150,212)	$5,228,105

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

The Canadian GAAP consolidated statement of financial position at December 31, 2010 has been reconciled to IFRS as follows:

	CGAAP			IFRS
	December 31,		Effect of IFRS	December 31,
	2010		Transition	2010

CURRENT ASSETS:
Cash and equivalents	$6,361,897		$-	$6,361,897
Accounts receivable	53,943		-	53,943
Prepaid expenses and deposits	211,071		-	211,071
Total Current Assets	6,626,911		-	6,626,911

PROPERTY AND EQUIPMENT:	784,805	(a)	(152,805)	632,000

OTHER ASSETS:
Performance bond	257,208		-	257,208
V.A. Tax, net of discount	622,761		-	622,761
Total Other Assets:	879,969		-	879,969

TOTAL ASSETS:	$8,291,685		$(152,805)	$8,138,880

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$318,679		$-	$318,679
Taxes payable	76,851		-	76,851
Shareholder loan	103,021		-	103,021
Interest payable on shareholder loan	10,240		-	10,240
Total Current Assets	$508,791		$-	$508,791

LONG-TERM LIABILITIES:
Other long-term liabilities	125,000		-	125,000

TOTAL LIABILITIES:	$633,791		$-	$633,791

SHAREHOLDERS’ EQUITY
Preferred shares	177,417		-	177,417
Share capital	18,250,138		-	18,250,138
Contributed surplus	2,139,557	(b)	199,515	2,339,072
Warrants	2,838,467		-	2,838,467
Deficit	(15,810,364)	(a)(c)	(34,073)	(16,043,952)
		(b)	(199,515)
Accumulated other comprehensive income	62,679	(a)(c)	(118,732)	(56,053)
Total Shareholders’ Equity:	$7,657,894		$(152,805)	$7,505,089

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,291,685		$(152,805)	$8,138,880

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

The Canadian GAAP consolidated statement of loss for the year ended December 31, 2010 has been reconciled to IFRS as follows:

	CGAAP		Effect of	IFRS
	December 31,		IFRS	December 31,
	2010		Transition	2010

INCOME:
Interest income:	$21,269		$-	$21,269

OPERATING EXPENSES:
Professional fees	954,580		-	954,580
Exploration expenses	395,011		-	395,011
Travel expenses	256,664		-	256,664
Administrative and office expenses	656,272		-	656,272
Payroll expenses	945,383		-	945,383
Stock based compensation	818,318	(b)	192,465	1,010,783
Interest expense and banking charges	66,327		-	66,327
Depreciation	113,497		-	113,497

Total operating expenses	4,206,052		192,465	4,398,517

Other income/(expense):
Debt forgiveness gain	1,637,578		-	1,637,578
Gain on debt discount	21,870		-	21,870
Miscellaneous income	24,632		-	24,632
Taxes	(5,500)		-	(5,500)
Bank fees	(2,362)		-	(2,362)
VAT discount and accretion	2,397		-	2,397
Loss on foreign exchange	(11,041)		-	(11,041)
Contingent liability accrual	(125,000)		-	(125,000)

Total other income:	1,542,574		-	1,542,574

LOSS - before income tax	(2,642,209)		(192,465)	(2,834,674)

Income tax expense	(527,566)		-	(527,566)

NET LOSS FOR THE PERIOD	(3,169,775)		(192,465)	(3,362,240)

Weighted average shares issued and outstanding	47,172,054		47,172,054	47,172,054

NET LOSS PER SHARE - BASIC AND DILUTED	$(0.07)		$(0.00)	$(0.07)

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

The Canadian GAAP consolidated statement of cash flows for the year ended December 31, 2010 has been reconciled to IFRS as follows:

	CGAAP		Effect of	IFRS
	December 31,		IFRS	December 31,
	2010		Transition	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,169,775)		$(192,465)	$(3,362,240)
Items not affecting cash
Debt forgiveness gain	(1,637,578)		-	(1,637,578)
Future income taxes	208,754		-	208,754
Contingent liability	125,000		-	125,000
Depreciation	113,497		-	113,497
Unrealized foreign exchange gain/loss	(101,366)		-	(101,366)
Minimal presumed income tax receivable	214,044		-	214,044
V.A. tax	(109,125)		-	(109,125)
Share based compensation	818,318	(b)	192,465	1,010,783
				-
Net change in non-cash working capital	(199,214)		-	(199,214)

Net cash used in operating activities	(3,737,445)		-	(3,737,445)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(43,335)		-	(43,335)
Net cash (used in) provided by investing activities	(43,335)		-	(43,335)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of share capital, net of share issue costs	7,716,358		-	7,716,358
Proceeds from (repayments to) shareholder loan	(739,647)		-	(739,647)
Net cash provided by financing activities	6,976,711		-	6,976,711

NET INCREASE IN CASH AND CASH EQUIVALENTS	$3,195,931		$-	$3,195,931

CASH AND EQUIVALENTS, BEGINNING OF PERIOD	3,165,966			3,165,966

CASH AND EQUIVALENTS, END OF PERIOD	$6,361,897		$-	$6,361,897

Cash and cash equivalents consist of:
Cash	896,897			896,897
Cash equivalents	5,465,000			5,465,000
	6,361,897		-	6,361,897

SUPPLEMENTAL CASH FLOW INFORMATION

Taxes paid	5,500			5,500

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Years ended December 31, 2011 and 2010

Notes to IFRS reconciliations presented above:

(a) Foreign currency translation

IFRS does not have the concept of group functional currency and requires a separate functional currency assessment for each entity within the consolidated group. The Company’s subsidiaries have adopted the United States Dollar as its functional currency. Financial statements are translated to their Canadian dollar equivalents using the current rate method. Under this method, the statements of loss and cash flows for each year have been translated using the average exchange rates prevailing during each year. All assets and liabilities have been translated using the exchange rate prevailing at the statement of financial position date. Translation adjustments are recorded as income or losses in other comprehensive income or loss. Transaction gains and losses resulting from fluctuations in currency exchange rates on transactions denominated in currencies other than the United States dollar are recognized as incurred in the accompanying consolidated statements of loss.

Under IFRS, the Company consolidates assets and liabilities for each consolidated statement of financial position presented at the closing rate at the date of the statement of financial position. Under Canadian GAAP the Company translated property and equipment at the historical rate on the date of transaction.

The results of the differences between IFRS and Canadian GAAP are reflected in the statements above.

(b) Share-based payments

Under Canadian GAAP, the Company recognized each share-based payment award as a single pool with a fair value based on the specified vesting period for the overall arrangement. Under IFRS, the fair value of each tranche of a share-based payment award is considered a separate grant based on the vesting period with the fair value of each tranche determined separately and recognized as compensation expense over the term of its respective vesting period. In addition, IFRS requires that forfeitures be estimated in advance, whereas a policy choice existed under Canadian GAAP.

The results of the differences between IFRS and Canadian GAAP are reflected in the statements above.

(c) Cumulative translation differences

IFRS 1 allows cumulative translation differences for all foreign operations to be reset to zero at the date of transition to IFRS, with future gains or losses on subsequent disposal of any foreign operations to exclude translation differences arising prior to the date of transition to IFRS. The Company has elected this exemption and accordingly, has reset all cumulative translation differences to zero on transition to IFRS.

The results of the differences between IFRS and Canadian GAAP are reflected in the statements above.

Unaudited Condensed Interim Consolidated Financial Statements
(Expressed in Canadian Dollars)
For the three month periods ended March 31, 2012 and 2011

Hunt Mining Corp.
An Exploration Stage Enterprise
Expressed in Canadian Dollars

Condensed Interim Consolidated Statements of Financial Position (unaudited)

		March 31,	December 31,
	NOTE	2012	2011
			(Audited)
CURRENT ASSETS:
Cash and equivalents	6	$7,136,282	$8,840,000
Accounts receivable		70,750	64,364
Prepaid expenses		39,316	46,020
Deposits receivable	10	52,177	52,177
Total Current Assets		7,298,525	9,002,561

NON-CURRENT ASSETS:
Property and equipment	7	872,910	824,289
Performance bond		231,282	227,596
V.A. Tax, net of discount		1,190,551	1,143,509
Deposits receivable	10	104,354	104,354
Minimal presumed income tax receivable		230,874	192,479
Total Non-Current Assets:		2,629,971	2,492,227

TOTAL ASSETS:		$9,928,496	$11,494,788

CURRENT LIABILITIES:
Accounts payable and accrued liabilities		$402,468	$516,696
Taxes payable		269,299	224,233
Total Current Liabilities:		671,767	740,929

NON-CURRENT LIABILITIES:
Other non-current liabilities	13(c)	125,000	125,000
Total Non-Current Liabilities:		125,000	125,000

TOTAL LIABILITIES:		$796,767	$865,929

SHAREHOLDERS’ EQUITY
Preferred shares	8	$177,417	$177,417
Share capital	8	25,885,064	25,885,064
Contributed surplus	9	3,484,762	3,159,826
Warrants	8	5,860,183	5,860,183
Deficit		(26,071,493)	(24,324,113)
Accumulated other comprehensive loss		(204,204)	(129,518)
Total Shareholders’ Equity:		$9,131,729	$10,628,859
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$9,928,496	$11,494,788

Going Concern (Note 3)
Subsequent Event (Note 14)
Commitments and Contingencies (Note 13)

Approved on behalf of the Board of Directors

Signed “Tim Hunt”

Signed “Matt Hughes”

The accompanying notes are an integral part of these condensed interim consolidated financial statements

Hunt Mining Corp.
An Exploration Stage Enterprise
Expressed in Canadian Dollars

Condensed Interim Consolidated Statements of Loss and Comprehensive Loss (unaudited)

		Three months ended March 31,
	NOTE	2012	2011

OPERATING EXPENSES:
Professional fees		208,292	242,352
Directors fees		28,558	20,134
Exploration expenses		247,015	509,038
Travel expenses		80,329	76,848
Administrative and office expenses		244,580	190,974
Payroll expenses		562,009	264,507
Share based compensation	9	324,936	239,201
Interest expense and banking charges		13,418	11,486
Depreciation	7	36,300	34,209

Total operating expenses		1,745,437	1,588,749

OTHER INCOME/(EXPENSE):
Interest income		21,159	13,192
Gain on debt discount		-	3,085
Miscellaneous income		-	420
Taxes		(12,434)	(42,427)
Bank fees		-	(3,388)
VAT discount and accretion		10,218	(73,348)
Gain (loss) on foreign exchange		(21,704)	14,104

Total other expenses:		(2,759)	(88,362)

LOSS - before income tax		(1,748,196)	(1,677,111)

Income tax recovery		816	2,773

NET LOSS FOR THE PERIOD to equity owners		$(1,747,380)	$(1,674,338)

Other comprehensive loss:
Change in value of performance bond		3,687	(16,090)
Translation of assets and liabilities into Canadian dollar reporting currency		(78,373)	(88,202)

TOTAL NET LOSS AND COMPREHENSIVE LOSS FOR THE PERIOD		$(1,822,066)	$(1,778,630)

Weighted average shares outstanding - basic and diluted		100,613,330	73,174,898

NET LOSS PER SHARE - BASIC AND DILUTED		$(0.02)	$(0.02)

The accompanying notes are an integral part of these condensed interim consolidated financial statements

Hunt Mining Corp.
An Exploration Stage Enterprise
Expressed in Canadian Dollars

Condensed Interim Consolidated Statement of Changes in Shareholders’ Equity (unaudited)

			Accumulated
			Other
			Comprehensive	Contributed
	Share Capital	Deficit	Loss	Surplus	Warrants	Preferred Shares	Total
Balance - January 1, 2011	$18,250,138	$(16,043,952)	$(56,053)	$2,339,072	$2,838,467	$177,417	7,505,089

Net Loss	-	(1,674,338)	-	-	-	-	(1,674,338)
							-
Other comprehensive loss	-	-	(104,292)	-	-	-	(104,292)
Share Capital Issued	13,415	-	-	225,787	-	-	239,202
Balance - March 31, 2011	$18,263,553	$(17,718,290)	$(160,345)	$2,564,859	$2,838,467	$177,417	$5,965,661

Balance - January 1, 2012	$25,885,064	$(24,324,113)	$(129,518)	$3,159,826	$5,860,183	$177,417	10,628,859

Net Loss	-	(1,747,380)	-	-	-	-	(1,747,380)
Other comprehensive loss	-	-	(74,686)	-	-	-	(74,686)
Share based compensation	-	-	-	324,936	-	-	324,936
Balance - March 31, 2012	$25,885,064	$(26,071,493)	$(204,204)	$3,484,762	$5,860,183	$177,417	$9,131,729

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Hunt Mining Corp.
An Exploration Stage Enterprise
Expressed in Canadian Dollars

Condensed Interim Consolidated Statements of Cash Flows (unaudited)

		Three months ended March 31,
	NOTE	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss		$(1,747,380)	$(1,674,338)
Items not affecting cash
Depreciation	7	36,300	34,209
Unrealized foreign exchange (loss)		(78,373)	(88,169)
Minimal presumed income tax receivable		(38,395)	(39,904)
V.A. tax		(47,041)	(77,567)
Share based compensation	9	324,936	239,202

Net change in non-cash working capital
Decrease (increase) in accounts receivable		(6,386)	11,053
Decrease (increase) in prepaid expenses		6,704	(143,213)
Increase in deposits receivable	10	-	173,822
Increase (decrease) in accounts payable and accrued liabilities		(114,228)	73,896
Increase (decrease) in taxes payable		45,066	(10,240)
Increase (decrease) in accrued interest on shareholder loan		-	-

Net cash used in operating activities		(1,618,797)	(1,501,249)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment		(84,921)	(146,805)
Net cash used in investing activities		(84,921)	(146,805)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of share capital, net of share issue costs		0	-
Repayments of shareholder loan		-	(103,021)
Net cash used in financing activities		-	(103,021)

NET DECREASE IN CASH AND EQUIVALENTS		$(1,703,718)	$(1,751,075)

CASH AND EQUIVALENTS, BEGINNING OF PERIOD		8,840,000	6,361,897

CASH AND EQUIVALENTS, END OF PERIOD		$7,136,282	$4,610,822

Cash and cash equivalents consist of:
Cash		6,136,282	1,110,822
Term deposits		1,000,000	3,500,000
		7,136,282	4,610,822

SUPPLEMENTAL CASH FLOW INFORMATION

Taxes paid		(12,433)	(42,427)
Interest received		16,612	9,470

The accompanying notes are an integral part of these condensed interim consolidated financial statements

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Three-Month Periods ended March 31, 2012 and 2011

1.	Nature of Business

Hunt Mining Corp. (the “Company”), is a mineral exploration company incorporated on January 10, 2006 under the laws of Alberta, Canada and, together with its subsidiaries, is engaged in the exploration of mineral properties in Santa Cruz Province, Argentina.

The Company’s registered office is located at 1900, 736 – 6th Avenue SW, Calgary, Alberta T2P 3T7.

The condensed interim consolidated financial statements include the accounts of the following subsidiaries after elimination of intercompany transactions and balances:

Corporation	Incorporation	Percentage ownership
CCSA	Argentina	100%
Hunt Gold USA LLC	Washington, USA	100%
1494716 Alberta Ltd.	Alberta	100%

As of March 31, 2012, the Company is in the process of exploring mineral properties in Argentina. On the basis of information to date, it has not yet determined whether these properties contain economically recoverable ore reserves. The underlying value of the mineral properties is entirely dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete development and upon future profitable production or a sale of these properties.

2.	Basis of presentation

These condensed interim consolidated financial statements, including comparatives, have been prepared in accordance with International Accounting Standards (“IAS”) 34, Interim Financial Reporting (“IAS 34”) using accounting policies consistent with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the IFRS Interpretations Committee (“IFRIC”).

These condensed interim consolidated financial statements have been prepared on a historical cost basis except for certain financial instruments measured at fair value. In addition, these condensed interim consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

The Company’s functional and presentation currency is the Canadian Dollar.

The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. Actual results may differ from these estimates.

Judgments made by management in the application of IFRS that have a significant effect on the financial statements and estimates with significant risk of material adjustment in the current and following years are discussed in Note 6 of the Company’s audited consolidated financial statements for the year ended December 31, 2011.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Three-Month Periods ended March 31, 2012 and 2011

3.              Going Concern

The accompanying condensed interim consolidated financial statements have been prepared under the assumption that the Company will continue as a going concern. The Company is an exploration stage company and has incurred losses since its inception. As shown in the accompanying condensed interim consolidated financial statements, the Company has had no revenues and has incurred an accumulated loss of $26,071,493 through March 31, 2012. However, the Company believes it has sufficient cash at March 31, 2012 to fund normal operations for the next 12 months.

The Company’s ability to continue as a going concern is dependent upon the discovery of economically recoverable mineral reserves, the ability to obtain necessary financing to complete development and fund operations and future production or proceeds from their disposition. Additionally, the current capital markets and general economic conditions in the United States and Canada provide no assurance that the Company’s funding initiatives will continue to be successful. These factors raise doubt about the Company’s ability to continue as a going concern.

The condensed interim consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. If the going concern basis was not appropriate for these condensed interim consolidated financial statements, adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the statement of financial position classifications used.

4.              Significant Accounting Policies

These condensed interim consolidated financial statements have been prepared on the basis of accounting policies and methods of computation consistent with those applied in the Company’s December 31, 2011 consolidated annual financial statements. These condensed interim consolidated financial statements do not include all the information required for full set of annual financial statements and should be read in conjunction with the Company’s audited consolidated financial statements for the year end December 31, 2011.

5.              Accounting standards issued but not yet applied

Unless otherwise noted, the revised standards and amendments as disclosed in Note 5 of the 2011 annual consolidated financial statements are effective for annual periods beginning on or after January 1, 2013 with earlier adoption permitted. The Company has not yet assessed the impact of these standards and amendments or determined whether it will adopt them early.

6.              Cash and Equivalents

Cash and equivalents are comprised of the following:

	March 31, 2012	December 31, 2011
Cash	$5,975,178	$7,489,111
Cash on deposit	161,104	350,889
Short-term investments	1,000,000	1,000,000
	$7,136,282	$8,840,000

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Three-Month Periods ended March 31, 2012 and 2011

7.              Property and Equipment

		Vehicles and
	Land	equipment	Total
Cost
Balance at December 31, 2011	$530,227	$613,806	$1,144,033
Additions	-	-	-
Foreign exchange movement	(20,106)	92,677	72,570
Balance at March 31, 2012	$510,121	$706,482	$1,216,603

Accumulated amortization
Balance at December 31, 2011	$-	$319,744	$319,744
Depreciation for the period	-	36,300	36,300
Foreign exchange movement	-	(12,351)	(12,351)
Balance at March 31, 2012	$-	$343,693	$343,693

Net book value
At December 31, 2011	$530,227	$294,062	$824,289
At March 31, 2012	$510,121	$362,789	$873,910

8.              Share Capital

a)	Authorized:

Unlimited number of common shares without par value
Unlimited number of preferred shares without par value

Issued:

Common Shares

	Number	Amount
Balance, beginning and end of period	100,613,330	$25,885,064

Preferred Shares

	Number	Amount
Balance, beginning and end of period	20,881,493	$177,417

Warrants

	Number	Amount
Balance, beginning and end of period	25,481,450	$5,860,183

b)	Stock options:

Under the Company’s share option plan, and in accordance with TSX Venture Exchange requirements, the number of common shares reserved for issuance under the option plan shall not exceed 10% of the issued and outstanding common shares of the Company. In connection with the foregoing, the number of common shares reserved for issuance to: (a) any individual director or officer will not exceed 5% of the issued and outstanding common shares; and (b) all consultants will not exceed 2% of the issued and outstanding common shares.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Three-Month Periods ended March 31, 2012 and 2011

					Number
			Weighted	Weighted	exercisable on
	Range of	Number	average life	average	December 31,
	exercise prices	outstanding	(years)	exercise price	2011
Stock options	$0.30 - $0.65	7,247,470	3.34	$0.33	6,893,786
Agent’s options	$0.30	572,996	0.73	$0.30	572,996
		7,820,466	2.81	$0.33	7,466,782

	Three months ended
	March 31, 2012
	Number of	Weighted
	options	Average Price
Balance, beginning of period	6,570,466	$0.32
Granted to officers and directors	1,250,000	$0.30
Balance, end of year	7,820,466	$0.32

On February 27, 2012, the Company granted 1,250,000 stock options to certain directors, officers, employees and consultants of the Company in accordance with the Company’s stock option plan.  The options are exercisable at a price of $0.30 for a period of five years.  All options vested immediately.  The associated stock option expense of $313,966 was calculated using the fair value method using the Black-Scholes option pricing model and using the following assumptions:

February 27, 2012
Risk free interest rate Expected volatility	1.28% 127.40%
Expected life (years)	5
Expected dividend yield	0%
Forfeiture rate	1.59%

c)	Escrowed shares

As required by Exchange Policy, all 1,510,300 of the Company’s seed capital shares are subject to a timed release escrow agreement dated April 24, 2008. This escrow agreement provides for the release of 10% of the escrowed shares on December 31, 2009 and 15% of the remaining escrowed shares every six months thereafter. As of March 31, 2012, 453,091 shares (December 31, 2011 – 679,635 shares) remain in escrow.

In addition, all of the common shares and convertible preferred shares issued pursuant to the Company’s qualifying transaction are subject to a TSX Venture Exchange Tier Two surplus escrow agreement allowing for the release of 5% of the shares on December 31, 2009, 5% on June 30, 2010, 10% on each of December 31, 2010 and June 30, 2011, 15% on each of December 31, 2011 and June 30, 2012, and 40% on December 31, 2012.  If the Company subsequently meets the Tier 1 Minimum Listing Requirements of the TSX Venture Exchange, the release of these escrowed shares will be accelerated whereby such escrowed shares will be released from escrow as to 10% thereof effective as of December 31, 2009, 20% on June 30, 2010, 30% on December 31, 2010, and 40% on June 30, 2011. As of March 31, 2012, 16,015,179 common shares (December 31, 2011 – 20,382,955 common shares) and 11,484,821 convertible preferred shares (December 31, 2011 – 14,617,045 convertible preferred shares) remain in escrow.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Three-Month Periods ended March 31, 2012 and 2011

d)	Warrants:

10.            Contributed Surplus

Balance, beginning of period	$3,159,826
Share based compensation	324,936
Broker compensation warrant exercise	-
Balance, end of period	$3,484,762

11.            Related Party Transactions

During the three months ended March 31, 2012, the Company paid US$22,301 (three months ended March 31, 2011 - US$21,770) to HuntMountain Resources Ltd. (“HuntMountain”), an entity controlled by the Company’s Executive Chairman, for the rental of office space.

During the three months ended March 31, 2012, the Company incurred $44,845 (three months ended March 31, 2011 – $32,633) in professional fees expense relating to the services of the President of CCSA. Included in accounts payable and accrued liabilities as at March 31, 2012 was $17,551 (December 31, 2011 - $12,773) owing to the President of CCSA for professional geological fees.

Included in prepaid expenses as at March 31, 2012, the Company had a receivable due from the President of CCSA for $Nil (December 31, 2011 - $3,100) for cash advanced for field expenses.  Included in accounts payable and accrued liabilities as at March 31, 2012, the Company had a payable due to the President of CCSA for $5,035 (December 31, 2011 – $Nil) for field expenses incurred during the period.

During the three months ended March 31, 2012, the Company incurred $6,947 (three months ended March 31, 2011 – $6,675) in general and administrative expenses relating to rent paid for office space to the President of CCSA.

During the three months ended March 31, 2012, the Company incurred $12,137 (three months ended March 31, 2011 - $28,619) in professional fees expense relating to the accounting services of a director of CCSA. Included in accounts payable and accrued liabilities as at March 31, 2012, the Company had a payable owing to a director of CCSA for accounting services of $4,220 (December 31, 2011 – $5,027).

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Three-Month Periods ended March 31, 2012 and 2011

In conjunction with the Qualifying Transaction, on December 23, 2009, the Company advanced $200,000 to HuntMountain, CCSA’s former parent corporation, as a refundable deposit. At the year ended December 31, 2011, the Company received notice from HuntMountain that they had identified invoices refundable to them as part of the Qualifying Transaction.  Upon submittal to Hunt Mining, $43,000 of expenses were identified as refundable.  The Company has credited the $43,000 against the $200,000 receivable leaving an outstanding balance owed by HuntMountain to Hunt Mining of $157,000.  The Company has contacted HuntMountain’s management and has confirmed the balance will be collected by December 31, 2014.

All related party transactions are in the normal course of business and are recorded at the exchange amount which is the amount agreed to by the related parties.

Remuneration of directors and key management of the Company

The remuneration awarded to directors and to senior key management, including the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer and the Controller, is as follows:

	Three months ended
	March 31,	March 31,
	2012	2011
Salaries and benefits	$274,101	$108,433
Consulting fees	84,982	80,952
Stock-based remuneration	296,279	154,279
	$655,362	$343,664

12.            Financial Instruments

The Company’s financial instruments consist of cash and equivalents, accounts receivable, performance bond and accounts payable and accrued liabilities.

The fair value hierarchy establishes three levels to classify the inputs to valuation techniques used to measure fair value.  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.  Level 2 inputs are quoted prices in markets that are not active, quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability (for example, interest rate and yield curves observable at commonly quoted intervals, forward pricing curves used to value currency and commodity contracts and volatility measurements used to value option contracts), or inputs that are derived principally from or corroborated by observable market data or other means. Level 3 inputs are unobservable (supported by little or no market activity). The fair value hierarchy gives the highest priority to Level 1 inputs and lowest priority to Level 3 inputs. Cash and equivalents and performance bond are measured and reported as Level 1.
Fair value

The fair values of financial instruments are summarized as follows:

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Three-Month Periods ended March 31, 2012 and 2011

	March 31, 2012		December 31, 2011
	Carrying amount	Fair value	Carrying amount	Fair value
Financial Assets

FVTPL
Cash and equivalents (Level 1)	$ 7,136,282	$ 7,136,282	$ 8,840,000	$ 8,840,000

Available for sale
Performance Bond (Level 1)	231,282	231,282	227,596	227,596

Loans and receivables
Accounts receivable	70,750	70,750	64,364	64,364

Financial Liabilities

Other financial liabilities
Accounts payable and accrued liabilities	402,468	402,468	516,696	516,696

Financial risk management

The Company’s financial instruments are exposed to certain financial risks, including currency risk, credit risk, liquidity risk, interest rate risk and price risk.

i.	Currency risk

The Company holds cash balances and incurs payables that are denominated in the Canadian Dollar, the United States Dollar and the Argentine Peso. These balances are subject to fluctuations in the exchange rate between the Canadian Dollar, and the United States Dollar and the Argentine Peso, resulting in currency gains or losses for the Company.

As at March 31, 2012, the following are denominated in US dollars:

Cash and equivalents	$ 13,174
Accounts payable and accrued liabilities	69,577

As at March 31, 2012, the following are denominated in Argentine Peso:

Cash and equivalents	$ 173,634
Performance bond	231,282
Accounts receivable	35,918
Accounts payable and accrued liabilities	207,611

The Company is exposed to the financial risk related to the fluctuation of foreign exchange rates. A significant change in the currency exchange rates between the United States dollars relative to the Canadian dollar and the Argentine Peso could have an effect on the Company’s results of operations, financial position or cash flows. The Company has not hedged its exposure to currency fluctuations.

At March 31, 2012, if the U.S. dollar strengthened or weakened by 10% relative to the Canadian dollar the impact on income and other comprehensive income due to the translation of monetary financial instruments would be as follows:
Impact on net loss and comprehensive loss
U.S. Dollar Exchange rate – 10% increase	$899
U.S. Dollar Exchange rate – 10% decrease	$(899)

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Three-Month Periods ended March 31, 2012 and 2011

At March 31, 2012, if the Argentine Peso strengthened or weakened by 10% relative to the Canadian dollar the impact on income and other comprehensive income due to the translation of monetary financial instruments would be as follows:

Impact on net loss and comprehensive loss
Argentine Peso Exchange rate – 10% increase	$30,676
Argentine Peso Exchange rate – 10% decrease	$(30,676)

ii.              Credit risk

Credit risk is the risk of an unexpected loss if a third party to a financial instrument fails to meet its contractual obligations.

The Company’s cash and equivalents are held through Canadian and Argentine financial institutions.

The Company maintains its cash and equivalents in multiple financial institutions. The Company maintains cash in an Argentine bank. The Argentine accounts, which had a Canadian dollar balance of $173,634 at March 31, 2012 (December 31, 2011 - $396,733) are considered uninsured.

The Company maintains a cash balance in its bank account in Argentina.  This balance is exposed to credit risk if the bank failed to meet its obligation to the Company.  The Company controls for this risk by only keeping funds in Argentina sufficient to meet approximately two months of operating expenses.

There is minimal credit risk on accounts receivable as all amounts are considered collectible.

The Company pays a value added tax “VAT” to the Argentine government on all expenses in Argentina.  This creates a VAT receivable on the Company’s books owed to it by the government of Argentina.  The Company’s current receivable is $1,190,551 (December 31, 2011 - $1,143,509).  The Company believes this to be a collectable amount and it is backed in the strength and laws of the Argentine government.  If for some reason the government did not pay, changed the laws, or defaulted on the receivable the Company potentially could lose the full value of the receivable.

iii.	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company manages liquidity risk through the management of its capital structure.  All of the Company’s accounts payable and accrued liabilities are current and payable within one year.

iv.	Price risk

The Company closely monitors commodity prices to determine the appropriate course of action to be taken by the Company.  A dramatic decline in commodity prices could impact the viability of the Company and the carrying value of its properties. The Company is exposed to price risk with respect to commodity prices.  There is minimal price risk at the present time as the Company is not yet in the production phase.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Three-Month Periods ended March 31, 2012 and 2011

vi.             Interest rate risk

Interest rate risk is the impact that changes in interest rates could have on the Company’s earnings and liabilities.  In the normal course of business, the Company is not exposed to interest rate fluctuations as there is no interest bearing debt as at March 31, 2012.

12.            Segmented Information

All of the Company’s operations are in the mineral properties exploration industry with its principal business activity in the acquisition and exploration of mineral properties.  The Company conducts its resource properties exploration activities primarily in Argentina.  The location of the Company’s assets by geographic area as of March 31, 2012 and December 31, 2011 is as follows:

	March 31, 2012	December 31, 2011
Canada	$7,114,848	$8,254,187
Argentina	2,745,184	3,166,828
United States	68,464	73,773
	$9,928,496	$11,494,788

The location of the Company’s net loss by geographic area as of March 31, 2012 and March 31, 2011 is as follows:

	March 31, 2012	March 31, 2011
Canada	$(558,537)	$(479,010)
Argentina	(808,115)	(971,813)
United States	(380,728)	(223,515)
	$(1,747,380)	$(1,674,338)

13.           Commitments and Contingencies

a)
On March 27, 2007, the Company signed a definitive lease purchase agreement with FK Minera S.A. to acquire a 100% interest in the Bajo Pobré gold property located in Santa Cruz Province, Argentina.  The Company may earn up to a 100% equity interest in the Bajo Pobré property by making cash payments and exploration expenditures over a five-year earn-in period.  The required expenditures and ownership levels upon meeting those requirements are:

Year of the Agreement	Payment to FK Minera SA	Exploration Expenditures Required	Ownership
First year - 2007	US$50,000	US$250,000	0%
Second year - 2008	US$30,000	US$250,000	0%
Third year -2009	US$50,000	-	51%
Fourth year - 2010	US$50,000	-	60%
Fifth year – 2011	US$50,000	-	100%

After the fifth year, the Company is obligated to pay FK Minera S.A. the greater of a 1% net smelter royalty (“NSR”) on commercial production or US$100,000 per year.  The Company has the option to purchase the NSR for a lump-sum payment of US$1,000,000 less the sum of all royalty payments made to FK Minera S.A. to that point.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Three-Month Periods ended March 31, 2012 and 2011

As of March 31, 2012, the Company has made all required payments to F.K. Minera, however CCSA has not made sufficient exploration expenditures required by the Bajo Pobré contract. The parties to the contract have not finalized an amendment to the contract terms and therefore the Company’s ability to retain rights to explore the Bajo Pobré property is uncertain at this time.

b)
In March 2007, the Company was the successful bidder for the exploration and development rights to the La Josefina project from Fomicruz.  On July 24, 2007, the Company entered into an agreement with Fomicruz pursuant to which the Company agreed to invest a minimum of US$6 million in exploration and development expenditures over a four year period, including US$1.5 million before July 2008. The agreement provides that, in the event that a positive feasibility study is completed on the La Josefina property, a joint venture company would be formed by the Company and Fomicruz. A revised schedule for exploration and development of the La Josefina project was submitted in writing to Fomicruz and was adopted on May 3, 2011, mandating that an economic feasibility study and production decision be made by the Company for the La Josefina project by the end of 2013. The Company would own 91% of the joint venture company and Fomicruz would own the remaining 9%.  As of March 31, 2012, the Company has invested approximately US$10.2 million in the La Josefina property.

c)
On June 30, 2010, a former director and accounting consultant (“the Consultant”) to the Company severed his business relationship with the Company. On August 5, 2010 the Consultant claimed that since 2006, he was actually an employee of, not a Consultant to, CCSA. On September 7, 2010, the Argentine Ministry of Labor, Employment and Social Security filed a Certificate of Notice on CCSA and the Company indicating that a representative from CCSA and the Company must appear before a mediator to address the Consultant’s claims. The certificates of notice stated the value of the Consultant’s claim against the Company at 500,000 pesos (US$126,811).

On March 18, 2011, a lawsuit was filed against the Company and its subsidiaries by the Consultant.  The lawsuit claimed that the Consultant was an employee of the Company, not a consultant, since 2006.  The total value of the claim was US$249,041, including wages, alleged bonus payments, interest and penalties.  The condensed interim consolidated financial statements include a contingent liability of $125,000 and a charge to operations for the year ended December 31, 2010 in the same amount.  Management considers the lawsuit to be without merit and intends to defend the Company and its subsidiaries to the fullest extent possible.

d)
On October 31, 2011, CCSA signed an agreement with the owners of Piedra Labrada for the use and lease of facilities on the same premises as the Company’s La Josefina facilities.  The term is for three years beginning November 1, 2011 and ending on October 31, 2014, including annual commitments of $60,000.

Hunt Mining Corp.
An Exploration Stage Enterprise
Notes to the Consolidated Financial Statements
(Expressed in Canadian Dollars)
Three-Month Periods ended March 31, 2012 and 2011

14.            Subsequent Event

On May 10, 2012, the Company signed an exploration agreement with Eldorado Gold Corp (“Eldorado”) for precious metals exploration in Argentina.

Under the terms of the agreement, the Company’s Argentine subsidiary Cerro Cazador S.A. (“CCSA”) will be the initial operator for exploration and development on the Company’s existing properties including twenty exploration concessions (“Cateos”) and six discovery concessions (“Manifestations of Discovery”) cumulatively totaling 2,013 square kilometers of prospective ground in the Deseado Massif, Santa Cruz province Argentina. The Company will also work to locate, submit, explore and develop new projects generated in the agreement area. Work programs, expenditures, and new submittals, under the agreement, will be considered for approval by a technical committee consisting of two representatives from Hunt Mining and two from Eldorado. Upon approval, 100% of exploration expenditures will be paid by Eldorado who has currently budgeted approximately $2.5 million over the next seven months remaining in 2012. The agreement did not incorporate the Company’s flagship La Josefina project or the La Valenciana project in which the Company will retain all rights as prescribed in the arrangements between Fomicruz and CCSA.

MARKET FOR REGISTRANT’S COMMON STOCK

The Common Shares were originally listed on the TSXV under the trading symbol “SMMP”. Trading of the Common Shares was halted on June 23, 2009 and remained halted until completion of the Qualifying Transaction. The Common Shares were reinstated for trading on January 6, 2010 after the TSXV provided final approval for the Qualifying Transaction.

At a Special and Annual Meeting of Hunt Mining’s shareholders held on February 1, 2010 our shareholders approved a change of our name from “Sinomar Capital Corp.” to “Hunt Mining Corp.” The TSXV approved the new name and the Common Shares began trading under the new symbol “HMX” on Tier 2 of the TSXV on February 5, 2010.

The following table details the price range and volume traded for the Common Shares on the TSXV on a monthly basis for the years ended December 31, 2010 and 2011, and through the first three months of 2012:

Trading period	High	Low	Volume
January, 2010	$ 0.65	$ 0.04	80,100
February, 2010	$ 0.65	$ 0.05	23,400
March, 2010	$ 0.06	$ 0.05	16,000
April, 2010	$ 0.58	$ 0.43	13,500
May, 2010	$ 0.54	$ 0.40	12,800
June, 2010	$ 0.50	$ 0.30	25,200
July, 2010	$ 0.38	$ 0.28	15,700
August, 2010	$ 0.32	$ 0.28	4,200
September, 2010	$ 0.36	$ 0.30	12,100
October, 2010	$ 0.35	$ 0.31	6,000
November, 2010	$ 0.35	$ 0.29	65,200
December, 2010	$ 0.37	$ 0.27	87,200
January, 2011	$0.37	$0.29	104,400
February, 2011	$0.41	$0.33	103,700
March, 2011	$0.39	$0.28	130,000
April, 2011	$0.38	$0.29	73,500
May, 2011	$0.58	$0.25	412,000
June, 2011	$0.54	$0.40	103,500
July, 2011	$0.69	$0.48	127,000
August, 2011	$0.60	$0.43	40,900
September, 2011	$0.47	$0.30	11,000
October, 2011	$0.35	$0.21	1,629,000
November,2011	$0.28	$0.19	312,000
December, 2011	$0.23	$0.19	368,300
January, 2012	$0.28	$0.23	1,849,126
February, 2012	$0.36	$0.26	815,125
March, 2012	$0.30	$0.22	1,000,524

Hunt Mining shares are not registered in the United States, and have not traded on an exchange in the United States.

Shares Eligible for Future Sale

We have 100,613,330 shares of common stock outstanding. All 50,000,000 common shares offered for sale by this prospectus will be freely tradable without restriction in the United States under the Securities Act of 1933 unless purchased by our affiliates.

Common shares issued by us in the future may be sold in the public market in the United States only if registered or if they qualify for an exemption from registration, including the exemptions described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

Rule 144

In general, under Rule 144, a person, or group of persons whose shares are aggregated, that has beneficially owned any of our common shares that are restricted securities, as defined in Rule 144, for at least one year, is entitled to sell in the United States within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of:

*	1% of our common shares then outstanding, which will be approximately 1,005,430 shares immediately after this offering, or

*
the average weekly trading volume of our common shares in the public market during the four calendar weeks immediately before the sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about us.

Rule 144(k).

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not one of our affiliates, is entitled to sell these shares in the United States without complying with the manner of sale provisions, availability of current public information requirement, volume limitations or notice requirements of Rule 144.

Rule 701.

In general under Rule 701, any of our employees, officers, directors, consultants or advisors who purchased or received shares from us before this offering under a compensatory stock or option plan or written agreement will be eligible to resell their shares in the United States in reliance on Rule 144. Non-affiliates will be able to sell their shares in the United States subject only to the manner of sale provisions of Rule 144. Affiliates are subject to all of the provisions of Rule 144 except that they will be able to sell their shares without compliance with the holding period requirement of Rule 144.

LEGAL MATTERS

On June 30, 2010, a former director and accounting consultant (the “Consultant”) to Hunt Mining severed his business relationship with us. On August 5, 2010, the Consultant claimed that since 2006 he had been an employee of, and not a consultant to, CCSA. On September 7, 2010, the Argentine Ministry of Labor, Employment and Social Security filed a Certificate of Notice on CCSA and the Company, indicating that a representative from CCSA and us must appear before a mediator to address the Consultant’s claims. The certificates of notice estimated the value of the Consultant’s claim against us, if proven, at 500,000 pesos (US$126,811).

On March 18, 2011, a lawsuit was filed by the Consultant in Buenos Aires against Hunt Mining and its subsidiaries by a former director and accounting consultant to Hunt Mining. The total value of the damages claimed is US$249,041, including wages, alleged bonus payments, interest and penalties. The consolidated financial statements therefore include a contingent liability of $125,000 and a charge to operations for the year ended December 31, 2010 in the same amount. Management considers the lawsuit to be baseless and intends to defend Hunt Mining and its subsidiaries to the fullest extent possible.

We are not currently a party to any regulatory actions, nor were we party to any regulatory actions during the year ended December 31, 2011.

Item 4A:                Material Changes

On April 11, 2011, we announced that we had entered into an agreement with G Mining Services Inc. (“G Mining”) to provide a series of services, studies, and assessments designed to guide us to a production decision for the La Josefina Project.  G Mining will assume overall coordination and responsibility of all technical and engineering work to prepare an updated Technical Report in accordance with National Instrument 43-101 and Form 43-101F1.

On May 2, 2011, we announced drill results from the ongoing 2011 La Josefina campaign.

On May 5, 2011, we announced drill results from the Sinter Zone during the ongoing 2011 La Josefina campaign.

On May 17, 2011, we announced an updated development schedule for the La Josefina Project.

On May 25, 2011, we announced drill results from the Sinter Zone during the ongoing 2011 La Josefina campaign.

On May 25, 2011, we announced that we had entered into an engagement letter with Macquarie Capital Markets Canada Ltd (“Macquarie”), pursuant to which Macquarie agreed to purchase, on a bought deal private placement basis, 22,300,000 units in the capital of the Company at the price of $0.45 per unit for aggregate gross proceeds to us of $10,035,000.  Each unit will be comprised of one common share and one-half of one common share purchase warrant of the Company (each whole warrant, a “Warrant”).  Each Warrant will entitle the holder thereof to purchase one additional common share of the Company at a price of $0.65 per common share for a period of 24 months following the Closing Date.

On June 14, 2011 we issued 25,645,000 units at $0.45 per unit pursuant to a bought-deal private placement for gross proceeds of $11,540,250. Each unit consisted of one common share and one half share purchase warrant exercisable at $0.65 per warrant before June 14, 2013. In conjunction with the private placement, we granted broker compensation options to Macquarie Capital Markets Canada Ltd to acquire 1,795,150 broker compensation units. Each broker compensation unit will consist of one common share and one half of one common share purchase warrant exercisable at $0.45 prior to June 14, 2013.

On July 26, 2011 we announced drill results from the Veta Norte Zone during the ongoing 2011 La Josefina campaign.

On September 30, 2011, we announced drill results from the Veta Norte zone during the ongoing 2011 La Josefina campaign.

On October 19, 2011 we announced drill results from the Sinter Zone during the ongoing 2011 La Josefina campaign.

On October 27, 2011, we announced how a new announcement from the Federal Government of Argentina regarding future export revenues derived from mining operations applied to the Company.

On November 7, 2011 we announced the signing of a Letter of Intent with Eldorado Gold Corporation to jointly explore certain mineral exploration Cateos and Manifestations of Discovery.

Item 5:                    Incorporation of Certain Information by Reference

None

Item 5A:                Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6:                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of Hunt Mining Corp provide that every director or officer, former director or officer, or person who acts or acted at our request, as a director or officer of the Company, in the absence of any dishonesty on the part of such person, shall be indemnified by us against, and it shall be the duty of the directors out of our funds to pay, all costs, losses and expenses, including an amount paid to settle an action or claim or satisfy a judgment, that such director, officer or person may incur or become liable to pay in respect of any claim made against such person or civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Company, whether we are a claimant or party to such action or proceeding or otherwise; and the amount for which such indemnity is proved shall immediately attach as a lien on our property and have priority as against the shareholders over all other claims.

The Articles further provides that no director or officer, former director or officer, or person who acts or acted at our request, as a director or officer of the Company, in the absence of any dishonesty on such person’s party, shall be liable for the acts, receipts, neglects or defaults of any other director, officer or such person, or for joining in any receipt or other act for conformity, or for the loss, damage or expense happening to us through the insufficiency or deficiency of title to any property acquired for or on behalf of the Company, or through the insufficiency or deficiency of any security in or upon which any of our funds are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts or any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person or in relation thereto.

ITEM 7.                 RECENT SALES OF UNREGISTERED SECURITIES

We made the following sales of unregistered securities during the last three years. Offers and sales of our securities took place only in Alberta. No offers or sales were directed to or from the United States of America. Section 5(a) of the Securities Act of 1933 prohibits persons to make use of any means or instruments of transportation or communication in interstate commerce or the U.S. mails in selling a security through the use of any prospectus or otherwise unless a registration statement is filed with the SEC. Again, all offers and sales took place in Canada by an Alberta corporation and accordingly the transactions were not in interstate commerce, nor was the U.S. mail used by us to make the offers and sales. Accordingly, we were not subject to the laws of the United States of America when offers and sales of our securities were made in Alberta:

Concurrent with the effectivity of this registration statement in 2012, 20,881,493 preferred shares owned by HuntMountain Resources Ltd. will be converted to common shares.  These shares, along with the 29,118,507 common shares already owned by HuntMountain Resources Ltd. make up the 50,000,000 shares registered by this Form F-1.

On June 14, 2011, we closed on a private placement with Macquarie Capital Markets Canada Ltd (“Macquarie”). We issued 25,645,000 units of the Company at an issue price of $0.45 per unit, including the full exercise of the underwriter’s option grant to Macquarie, for aggregate gross proceeds of $11,540,250. Each unit is comprised of one common share and one-half of one common share purchase warrant of the Company. Each whole warrant entitles the holder thereof to purchase one additional common share of the Company at a price of $0.65 per common share for a period of 24 months from the closing date. The units issued in connection with the offering are subject to a four month and one day statutory holding period pursuant to applicable securities legislation, which expires on October 15, 2011.
We intend to use the net proceeds from the offering for exploration and development work at our properties in the Deseado Massif precious metal region of Santa Cruz, Argentina, and for general working capital and corporate purposes.  Macquarie received a cash commission of 7.0% of the gross proceeds raised in the offering and also received compensation options equal to 7.0% of that number of units issued in the connection with the offering (including upon exercise of the underwriter’s option). Each compensation option is exercisable to acquire one unit on the same terms as the offering for a period of 24 months from the closing date at an exercise price equal to the unit price.

The TSXV has conditionally approved the listing of the common shares forming part of the units, as well as the common shares issuable upon exercise of the warrants.

The exemptions relied upon in issuing unregistered securities in the Province of British Columbia were the statutory exemptions provided for under sections 45(2)(2.1) and 74(2)(18) of the Securities Act of the Province of British Columbia.

ITEM 8.                 EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with this registration statement

3.1	Articles of Organization
3.2	Bylaws
4.1	Share Certificate - Common Stock
5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S., regarding the legality of the securities being registered
23.1	Consent of MNP LLP, Chartered Accountants
23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.
23.3	Consent of James Ebisch, Registered Professional Geologist
99.1	Audit Committee Charter

ITEM 9.                 UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectuses filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to the offering, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Liberty Lake, State of Washington on 8th day of June, 2012.

HUNT MINING CORP
(Registrant)
Date: June 8, 2012	BY:	/s/ Tim Hunt
Tim Hunt, Executive Chairman and Director of the Corporation, Principal Executive Officer

Date: June 8, 2012		/s/ Matthew Hughes
Matthew Hughes, President, Chief Executive officer and Director

Date: June 8, 2012		/s/ Matthew A. Fowler
Matthew Fowler, Chief Financial Officer, Principal Accounting Officer

Date: June 8, 2012		/s/ Andrew Gertler
Andrew Gertler, Director

Date: June 8, 2012		/s/ Bryn Harman
Bryn Harman, Director

Date: June 8, 2012		/s/ Darrick Hunt
Darrick Hunt, Director

Date: June 8, 2012		/s/ Alan Chan
Alan Chan, Director

Date: June 8, 2012		/s/ Scott Brunsdon
Scott Brunsdon, Director

Date: June 8, 2012		/s/ Jacques Perron
Jacques Perron